   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2001

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                               TYCO CAPITAL LTD.
             (Exact name of registrant as specified in its charter)

           BERMUDA                    NOT APPLICABLE
 (State or other jurisdiction        (I.R.S. Employer
              of                    Identification No.)
incorporation or organization)

                   THE ZURICH CENTRE, SECOND FLOOR, SUITE 201
                               90 PITTS BAY ROAD
                            PEMBROKE HM 08, BERMUDA*
   (Address, including zip code, of registrant's principal executive offices)

       Registrant's telephone number, including area code: (441) 298-9767

* Tyco Capital Ltd. maintains its registered and principal executive offices at The Zurich Centre, Second Floor, Suite 201, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive office of Tyco Capital Ltd.'s principal United States subsidiary is located at 1211 Avenue of the Americas, New York, New York 10036. The telephone number there is (212) 536-1390.

                            ------------------------

                                   COPIES TO:

      MEREDITH B. CROSS                FATI SADEGHI                 ROBERT J. INGATO
 WILMER, CUTLER & PICKERING      SENIOR CORPORATE COUNSEL     EXECUTIVE VICE PRESIDENT AND
     2445 M STREET, N.W.        C/O TYCO INTERNATIONAL (US)          GENERAL COUNSEL
   WASHINGTON, D.C. 20037                  INC.                 TYCO CAPITAL CORPORATION
       (202) 663-6000                  ONE TYCO PARK                  1 TYCO DRIVE
                                EXETER, NEW HAMPSHIRE 03833   LIVINGSTON, NEW JERSEY 07039
                                      (603) 778-9700                 (973) 740-5000

                            ------------------------

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                              NAME OF EACH EXCHANGE ON
                                                                  WHICH EACH CLASS
TITLE OF EACH CLASS TO BE SO REGISTERED                         IS TO BE REGISTERED
---------------------------------------                       ------------------------
Guarantees by Tyco Capital Ltd. of 5 7/8% Notes due October
15, 2008 issued by Tyco Capital Corporation.................  New York Stock Exchange

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      None

Registrant meets the conditions set forth in General Instruction I(1)(a) and (b) of Form 10-K and is therefore filing this Form 10 with a reduced disclosure format.

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                               TYCO CAPITAL LTD.
                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                               TABLE OF CONTENTS

ITEM                                                                                    PAGE
----                                                                                  --------
     1.                 Business....................................................      1
     2.                 Financial Information.......................................     11
     3.                 Properties..................................................     41
     4.                 Security Ownership of Certain Beneficial Owners and
                                   Management.......................................     41
     5.                 Directors and Executive Officers............................     41
     6.                 Executive Compensation......................................     41
     7.                 Certain Relationships and Related Transactions..............     41
     8.                 Legal Proceedings...........................................     41
     9.                 Market Price of and Dividends on the Registrant's Common
                        Equity and Related Shareholder Matters......................     41
    10.                 Recent Sales of Unregistered Securities.....................     42
    11.                 Description of Registrant's Securities to be Registered.....     42
    12.                 Indemnification of Directors and Officers...................     42
    13.                 Financial Statements and Supplementary Data.................     43
                        The CIT Group, Inc. (subsequently renamed Tyco Capital
                                   Corporation):
                        Independent Auditors' Report (KPMG LLP).....................     44
                        Consolidated Balance Sheets as of December 31, 2000 and
                                   1999.............................................     45
                        Consolidated Statements of Income for the years ended
                                   December 31, 2000, 1999 and 1998.................     46
                        Consolidated Statements of Changes in Stockholders' Equity
                                   for the years ended December 31, 2000, 1999 and
                                   1998.............................................     47
                        Consolidated Statements of Cash Flows for the years ended
                                   December 31, 2000, 1999 and 1998.................     48
                        Notes to Financial Statements...............................     49
                        Tyco Capital Ltd.:
                        Report of Independent Accountants
                                   (PricewaterhouseCoopers).........................     84
                        Balance Sheet as of September 30, 2000......................     85
                        Notes to Financial Statement................................     86
                        Tyco Capital Ltd. Interim Financial Statements:
                        Unaudited Consolidated Balance Sheet as of June 30, 2001
                                   (successor) and Consolidated Balance Sheet as of
                                   December 31, 2000 (predecessor)..................     87
                        Unaudited Consolidated Income Statements for the period
                                   January 1, 2001 through June 1, 2001
                                   (predecessor), June 2, 2001 through June 30, 2001
                                   (successor), and January 1, 2000 through June 30,
                                   2000 (predecessor)...............................     88
                        Unaudited Consolidated Statements of Changes in
                                   Shareholder's Equity for the period January 1,
                                   2001 through June 1, 2001 (predecessor) and June
                                   2, 2001 through June 30, 2001 (successor)........     89
                        Unaudited Consolidated Statements of Cash Flows for the
                                   period January 1, 2001 through June 1, 2001
                                   (predecessor), June 2, 2001 through June 30, 2001
                                   (successor), and January 1, 2000 through June 30,
                                   2000 (predecessor)...............................     90
                        Notes to Consolidated Financial Statements (Unaudited)......     91
    14.                 Changes in and Disagreements with Accountants on Accounting
                                   and Financial Disclosure.........................     97
    15.                 Financial Statements and Exhibits...........................     97
                        (a)  Financial Statements...................................     97
                        (b)  Exhibits...............................................     98
                        Signatures..................................................     99

ITEM 1.  BUSINESS.

OVERVIEW

    Tyco Capital Ltd. (formerly Tyco Holdings (Bermuda) No. 9 Limited) was incorporated on February 25, 2000 as a Bermuda company and wholly-owned subsidiary of Tyco International Ltd. ("Tyco") and serves as the holding company for Tyco's financial services business. Substantially all of Tyco Capital Ltd.'s operating activities are performed by its subsidiaries, including Tyco Capital Corporation (formerly known as The CIT Group, Inc., or CIT) and its subsidiaries. Except as otherwise specified, Tyco Capital Ltd. and its subsidiaries are referred to in this document collectively as "Tyco Capital" or the "Company". On June 1, 2001 CIT was acquired by a wholly-owned subsidiary of Tyco, in a purchase business combination and subsequently changed its name to Tyco Capital Corporation. Tyco Capital Corporation was contributed to Tyco Capital Ltd. on November 8, 2001 and accordingly, as a company under the control of Tyco Capital Ltd., Tyco Capital Corporation is reflected as a wholly-owned subsidiary of Tyco Capital Ltd. in its consolidated financial statements for periods beginning on June 2, 2001.

    In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco for Tyco Capital Corporation plus related purchase accounting adjustments have been "pushed-down" and recorded in Tyco Capital Ltd.'s consolidated financial statements for periods subsequent to June 1, 2001. This resulted in a new basis of accounting reflecting the fair market value of Tyco Capital Corporation's assets and liabilities for the "successor" period beginning on June 2, 2001. Because the results of operations of Tyco Capital Ltd. for the period from inception (February 25, 2000) through June 1, 2001 are not material (a cumulative deficit of $5,000), information for all "predecessor" periods prior to the acquisition is presented on a historical basis of accounting and represents the activities of Tyco Capital Corporation. We have included the following financial statements in Item 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA of this document:

    - audited consolidated financial statements of The CIT Group, Inc. (subsequently renamed Tyco Capital Corporation) as of December 31, 2000 and 1999 and for each of the years in the three years ended December 31, 2000;

    - audited financial statement of Tyco Capital Ltd. as of September 30, 2000; and

    - unaudited consolidated financial statements of Tyco Capital Ltd. as of June 30, 2001 (successor) and December 31, 2000 (predecessor), and for the periods January 1, 2001 through June 1, 2001 (predecessor), June 2, 2001 through June 30, 2001 (successor) and the six months ended June 30, 2000 (predecessor).

    Tyco Capital is a leading global source of financing and leasing capital for companies in more than 30 industries, including many of today's leading industries and emerging businesses, offering vendor, equipment, commercial, factoring, consumer, and structured financing capabilities. Tyco Capital will continue to operate its business independently within Tyco and will continue to report its results separately. We commenced operations in 1908 and have developed a broad array of "franchise" businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. We had $51.09 billion of managed assets and $10.52 billion of shareholder's equity at June 30, 2001. Managed assets comprise financing and leasing assets and finance receivables previously securitized that we continue to manage.

    The financial data in this section reflects the four business segments that comprise Tyco Capital, as follows:

    - Equipment Financing and Leasing

    - Specialty Finance

    - Commercial Finance

    - Structured Finance

    The former Vendor Technology Finance and Consumer segments were combined to form the Specialty Finance segment in 2001. Certain segments conduct their operations through strategic business units that market their products and services to satisfy the financing needs of specific customers, industries, vendors/manufacturers, and markets. Our business segments are described in greater detail below.

    Our commercial lending and leasing businesses, which are conducted in all four of the segments, are diverse and provide a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including: manufacturing, retailing, transportation, aerospace, construction, technology, communication and various service-related industries. The secured lending, leasing and factoring products of our operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, and acquisition and expansion financing. Our consumer lending business consists primarily of home equity lending to consumers originated largely through a network of brokers and correspondents.

    Transactions are generated through direct calling efforts with borrowers, lessees, equipment end-users, vendors, manufacturers and distributors and through referral sources and other intermediaries. Tyco also sources transactions to us from its customers. In addition, our strategic business units jointly structure certain transactions and refer or cross-sell transactions to other Tyco Capital units to best meet our customers' overall financing needs. We also buy and sell participations in and syndications of finance receivables and/or lines of credit. In addition, from time to time in the normal course of business, we purchase finance receivables in bulk to supplement our originations and sell select finance receivables and equipment under operating leases for risk and other balance sheet management purposes, or to improve profitability.

EQUIPMENT FINANCING AND LEASING SEGMENT

    Our Equipment Financing and Leasing operations had total financing and leasing assets of $17.32 billion at June 30, 2001, representing 42.7% of total financing and leasing assets. On a managed basis, Equipment Financing and Leasing totaled $21.93 billion or 42.9% of total managed assets. We conduct our Equipment Financing and Leasing operations through two strategic business units:

    - EQUIPMENT FINANCING offers secured equipment financing and leasing and focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling efforts primarily in manufacturing, construction, transportation, food services/stores and other industries.

    - CAPITAL FINANCE offers secured equipment financing and leasing by directly marketing customized transactions of commercial aircraft and rail equipment.

    Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including purchasing new equipment, maintaining and repairing equipment, estimating residual values and re-marketing via re-leasing or selling equipment. Equipment Financing's and Capital Finance's equipment and industry expertise enables them to effectively manage residual value risk. For example, Capital Finance can repossess commercial aircraft, if necessary, obtain any required maintenance and repairs for such aircraft, and recertify such aircraft with appropriate authorities. We manage the equipment, residual value, and the risk of equipment remaining idle for extended periods of time and where appropriate, we locate alternative equipment users or purchasers. For each year in the period 1997 through 2000 and for the six months ended June 30, 2001, Equipment

Financing and Capital Finance have realized in excess of 100% of the aggregate booked residual values in connection with their equipment sales.

    The following table sets forth the managed assets of our Equipment Financing and Leasing segment at June 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                       DECEMBER 31,
                                         JUNE 30,     ----------------------------------------------
EQUIPMENT FINANCING AND LEASING            2001         2000         1999        1998        1997
-------------------------------         -----------   ---------   ----------   ---------   ---------
                                        (SUCCESSOR)                   (PREDECESSOR)
Finance receivables...................   $12,108.5    $14,202.7   $12,999.6    $10,592.9   $ 9,804.1
Operating lease equipment, net........     5,210.3      5,875.3     4,017.1      2,774.1     1,905.6
                                         ---------    ---------   ---------    ---------   ---------
  Total financing and leasing
    assets............................    17,318.8     20,078.0    17,016.7     13,367.0    11,709.7
Finance receivables previously
  securitized and still managed by
  us..................................     4,608.3      6,387.2     2,189.4           --          --
                                         ---------    ---------   ---------    ---------   ---------
Total managed assets..................   $21,927.1    $26,465.2   $19,206.1    $13,367.0   $11,709.7
                                         =========    =========   =========    =========   =========

    During the six months ended June 30, 2001, certain intersegment transfers of assets were completed to better align marketing and risk management efforts, to further improve operating efficiencies and to implement a more uniform North American strategy.

EQUIPMENT FINANCING

    Equipment Financing has total financing and leasing assets of $11.64 billion at June 30, 2001, representing 28.7% of our total financing and leasing assets. On a managed asset basis, Equipment Financing represents
$16.25 billion or 31.8% of total managed assets. Equipment Financing offers secured equipment financing and leasing products, including loans, leases, wholesale and retail financing for distributors and manufacturers, loans guaranteed by the U.S. Small Business Administration, operating leases, sale and leaseback arrangements, portfolio acquisitions, municipal leases, revolving lines of credit and in-house syndication capabilities.

    Equipment Financing is a diversified, middle-market, secured equipment lender with a global presence and strong North American marketing coverage. At June 30, 2001, its portfolio included significant financing and leasing assets to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation.

    Products are originated through direct calling on customers and through relationships with manufacturers, dealers, distributors and intermediaries that have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

    The following table sets forth the managed assets of Equipment Financing at June 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                        DECEMBER 31,
                                           JUNE 30,     --------------------------------------------
EQUIPMENT FINANCING                          2001         2000         1999        1998       1997
-------------------                       -----------   ---------   ----------   --------   --------
                                          (SUCCESSOR)                  (PREDECESSOR)
Finance receivables.....................   $10,213.1    $12,153.7   $10,899.3    $8,497.6   $7,403.4
Operating lease equipment, net..........     1,430.0      2,280.7     1,066.2       765.1      623.8
                                           ---------    ---------   ---------    --------   --------
Total financing and leasing assets......    11,643.1     14,434.4    11,965.5     9,262.7    8,027.2
Finance receivables previously
  securitized and still managed by us...     4,608.3      6,387.2     2,189.4          --         --
                                           ---------    ---------   ---------    --------   --------
Total managed assets....................   $16,251.4    $20,821.6   $14,154.9    $9,262.7   $8,027.2
                                           =========    =========   =========    ========   ========

CAPITAL FINANCE

    Capital Finance had financing and leasing assets of $5.68 billion at June 30, 2001, which represented 14.0% of our total financing and leasing assets and 11.1% of managed assets. Capital Finance specializes in providing customized leasing and secured financing primarily to end-users of commercial aircraft and railcars, including operating leases, single investor leases, equity portions of leveraged leases, sale and leaseback arrangements, as well as loans secured by equipment. Typical Capital Finance customers are middle-market to larger-sized companies. New business is generated through direct calling efforts supplemented with transactions introduced by intermediaries and other referral sources.

    Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines, with a fleet of approximately 200 aircraft and an average age of approximately nine years. Capital Finance has developed strong direct relationships with most major airlines and all major aircraft and aircraft engine manufacturers. This provides Capital Finance with access to technical information, which enhances customer service, and provides opportunities to finance new business. During 2000 and 1999, we entered into agreements with both Airbus Industrie and the Boeing Company to purchase approximately 110 new aircraft, with options to acquire additional units. Deliveries of these new aircraft, which are scheduled to take place over a five-year period, started in the fourth quarter of 2000. Aircrafts scheduled for delivery through fiscal 2001 have been placed on lease, with a majority of customers already in place for 2002 and 2003 deliveries.

    Capital Finance has over 25 years of experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. Capital Finance has a dedicated rail equipment group, maintains relationships with several leading railcar manufacturers, and has a significant direct calling effort on railroads and rail shippers in the United States. The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The operating lease fleet includes primarily covered hopper cars used to ship grain and agricultural products, plastic pellets and cement; gondola cars for coal, steel coil and mill service; open hopper cars for coal and aggregates; center beam flat cars for lumber; and boxcars for paper and auto parts. Capital Finance also has a fleet of locomotives on lease to U.S. railroads. Railcars total in excess of 43,000, with approximately 78% less than six years old. The rail portfolio also includes over 350 locomotives.

    The following table sets forth the financing and leasing assets of Capital Finance at June 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                         DECEMBER 31,
                                             JUNE 30,     -------------------------------------------
CAPITAL FINANCE                                2001         2000        1999        1998       1997
---------------                             -----------   --------   ----------   --------   --------
                                            (SUCCESSOR)                  (PREDECESSOR)
Finance receivables.......................    $1,895.4    $2,049.0    $2,100.3    $2,095.3   $2,400.7
Operating lease equipment, net............     3,780.3     3,594.6     2,950.9     2,009.0    1,281.8
                                              --------    --------    --------    --------   --------
  Total financing and leasing assets......    $5,675.7    $5,643.6    $5,051.2    $4,104.3   $3,682.5
                                              ========    ========    ========    ========   ========

SPECIALTY FINANCE SEGMENT

    Specialty Finance assets include certain small ticket commercial financing and leasing assets, vendor programs and consumer home equity. The former Vendor Technology Finance and Consumer segments were combined to form the Specialty Finance segment during the second quarter of 2001. At June 30, 2001, the Specialty Finance financing and leasing assets totaled $12.41 billion, representing 30.6% of total financing and leasing assets. Total Specialty Finance managed assets, including vendor alliances, were $18.38 billion, representing 36.0% of total managed assets.

    Vendor alliances are with industry-leading equipment vendors, including manufacturers, dealers and distributors, to deliver customized asset-based sales and financing solutions in a wide array of vendor programs. These alliances allow Specialty Finance's vendor partners to better utilize core competencies, reduce capital needs and drive incremental sales volume. As part of the vendor alliances, credit financing to the manufacturer's customers for the purchase or lease of the manufacturer's products is offered, and enhanced sales tools are offered to manufacturers and vendors, such as asset management services, efficient loan processing, and real-time credit adjudication. By working in partnership with select vendors, vendor alliances permit integration with the vendor's business planning process and product offering systems to improve execution and reduce cycle times. Specialty Finance has significant vendor programs in information technology and telecommunications equipment and serves many other industries through its global network.

    These vendor alliances are characterized by the use of traditional vendor finance programs, joint ventures, profit sharing and other transaction structures entered into with large, sales-oriented corporate vendor partners. In the case of joint ventures, Specialty Finance and the vendor combine financing activities through a distinct legal entity that is jointly owned. Generally, these arrangements are accounted for on an equity basis, with profits and losses distributed according to the joint venture agreement. Additionally, Specialty Finance generally purchases finance receivables originated by the joint venture entities. Specialty Finance also utilizes "virtual joint ventures," whereby the assets are originated on Specialty Finance's balance sheet, while profits and losses are shared with the vendor. These types of strategic alliances are a key source of business for Specialty Finance. New vendor alliance business is also generated through intermediaries and other referral sources, as well as through direct end-user relationships.

    As part of our review of non-strategic businesses, in the second quarter of 2001 we sold $1.4 billion of our manufactured housing loan portfolio. In addition, subsequent to June 30, 2001, we exited the recreational vehicle origination market and placed the existing portfolio in liquidation status. Accordingly, the primary focus of the consumer business is currently home equity lending. As part of an ongoing strategy to maximize the value of its origination network and to improve overall profitability, Specialty Finance sells individual loans and portfolios of loans to banks, thrifts and other originators of consumer loans.

    Consumer contract servicing for securitization trusts and other third parties is provided through a centralized Asset Service Center. These third-party portfolios totaled $3.3 billion at June 30, 2001.

    Commercial assets are serviced via our several centers in the United States, Canada and internationally.

    The following table sets forth the managed assets of our Specialty Finance segment at June 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions). The reduction in financing and leasing assets during 2001 reflects the disposition (or partial disposition) of non-strategic businesses, including the United Kingdom dealer business and manufactured housing loans.

                                                                        DECEMBER 31,
                                           JUNE 30,     --------------------------------------------
SPECIALTY FINANCE                            2001         2000         1999        1998       1997
-----------------                         -----------   ---------   ----------   --------   --------
                                          (SUCCESSOR)                  (PREDECESSOR)
Finance receivables
  Commercial............................   $ 6,811.1    $ 6,864.5   $ 7,488.9    $     --   $     --
  Home equity...........................     2,523.5      2,451.7     2,215.4     2,244.4    1,992.3
  Manufactured housing..................       244.0      1,802.1     1,666.9     1,417.5    1,125.7
  Liquidating portfolio *...............     1,036.5        946.2       824.0     1,592.4      815.0
Operating lease equipment, net..........     1,795.3      1,256.5     2,108.8          --         --
                                           ---------    ---------   ---------    --------   --------
Total financing and leasing assets......    12,410.4     13,321.0    14,304.0     5,254.3    3,933.0
Finance receivables previously
  securitized and still managed by us...     5,966.8      4,729.1     8,849.9     2,516.9    2,385.6
                                           ---------    ---------   ---------    --------   --------
Total managed assets....................   $18,377.2    $18,050.1   $23,153.9    $7,771.2   $6,318.6
                                           =========    =========   =========    ========   ========

------------------------

* Balances include recreational boat and wholesale loan product lines exited in 1999 and recreational vehicle product line exited in 2001. Prior year balances have been conformed.

    The home equity products include both fixed and variable rate closed-end loans and variable rate lines of credit. This unit primarily originates, purchases and services loans secured by first or second liens on detached, single family residential properties. Customers borrow for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons. Specialty Finance primarily originates loans through brokers and correspondents with a high proportion of home equity applications processed electronically over the internet via BrokerEdge(SM) using proprietary systems. Through experienced lending professionals and automation, Specialty Finance provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker relationships.

COMMERCIAL FINANCE SEGMENT

    At June 30, 2001, the financing and leasing assets of our Commercial Finance segment totaled $7.78 billion, representing 19.2% of total financing and leasing assets and 15.2% of managed assets. We conduct our Commercial Finance operations through two strategic business units, both of which focus on accounts receivable and inventories as the primary source of security for their lending transactions.

    - COMMERCIAL SERVICES provides secured financing, as well as factoring and receivable/collection management products to companies in apparel, textile, furniture, home furnishings and other industries.

    - BUSINESS CREDIT provides secured financing to a full range of borrowers from small to larger-sized companies.

    The following table sets forth the financing and leasing assets of Commercial Finance at June 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                         DECEMBER 31,
                                             JUNE 30,     -------------------------------------------
COMMERCIAL FINANCE                             2001         2000        1999        1998       1997
------------------                          -----------   --------   ----------   --------   --------
                                            (SUCCESSOR)                  (PREDECESSOR)
Commercial Services.......................    $4,182.3    $4,277.9    $4,165.1    $2,481.8   $2,113.1
Business Credit...........................     3,593.7     3,415.8     2,837.0     2,514.4    2,137.7
                                              --------    --------    --------    --------   --------
  Total financing and leasing assets......    $7,776.0    $7,693.7    $7,002.1    $4,996.2   $4,250.8
                                              ========    ========    ========    ========   ========

    In 1999, Commercial Services completed the acquisitions of certain domestic factoring businesses, which added in excess of $1.5 billion in financing and leasing assets.

COMMERCIAL SERVICES

    Commercial Services had total financing and leasing assets of $4.18 billion at June 30, 2001, which represented 10.3% of our total financing and leasing assets and 8.2% of managed assets. Commercial Services offers a full range of domestic and international customized credit protection, lending and outsourcing services that include working capital and term loans, factoring, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs.

    Financing is provided to clients through the purchase of accounts receivable owed to clients by their customers, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers, which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring" and results in the payment by the client of a factoring fee which is commensurate with the underlying degree of credit risk and recourse, and which is generally a percentage of the factored receivables or sales volume. When Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections.

    Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of charge-offs, increasing sales and improving management information. Further, with the TotalSource(SM) product, clients can outsource bookkeeping, collection and other receivable processing activities. These services are attractive to industries outside the typical factoring markets, providing growth opportunities for Commercial Services.

    Commercial Services generates business regionally from a variety of sources, including direct calling efforts and referrals from existing clients and other sources.

BUSINESS CREDIT

    Financing and leasing assets of Business Credit totaled $3.59 billion at June 30, 2001 and represented 8.9% of our total financing and leasing assets and 7.0% of managed assets. Business Credit offers revolving and term loans secured by accounts receivable, inventories and fixed assets to smaller through larger-sized companies. Clients use such loans primarily for working capital, growth, expansion, acquisitions, refinancings and debtor-in-possession financing, reorganization and restructurings, and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders.

    Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes, such as LIBOR or a prime rate of interest.

    Business is originated through direct calling efforts and intermediary and referral sources, as well as through sales and regional offices. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income. Business Credit has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

STRUCTURED FINANCE SEGMENT

    Structured Finance had financing and leasing assets of $3.01 billion, comprising 7.4% of our total financing and leasing assets and 5.9% of managed assets at June 30, 2001. Structured Finance operates internationally through operations in the United States, Canada, and Europe. Structured Finance provides specialized investment banking services to the international corporate finance and institutional finance markets by providing asset-based financing for large ticket asset acquisitions and project financing and related advisory services to equipment manufacturers, corporate clients, regional airlines, governments and public sector agencies. Communications, transportation, and the power and utilities sectors are among the industries that Structured Finance serves.

    Structured Finance also serves as an origination conduit to its lending partners by seeking out and creating investment opportunities. Structured Finance has established relationships with insurance companies and institutional investors and can arrange financing opportunities that meet asset class, yield, duration and credit quality requirements. Accordingly, Structured Finance has considerable syndication and fee generation capacity.

    Structured Finance continues to arrange transaction financing and participate in merger and acquisition transactions and has investments in emerging growth enterprises in selected industries, including the information technology, communications, life science and consumer products industries.

    The following table sets forth the financing and leasing assets of Structured Finance at June 30, 2001 and December 31, 2000 and 1999 ($ in millions).

                                                                                DECEMBER 31,
                                                               JUNE 30,     ---------------------
STRUCTURED FINANCE                                               2001          2000        1999
------------------                                            -----------   ----------   --------
                                                              (SUCCESSOR)       (PREDECESSOR)
Finance receivables.........................................    $2,615.2     $2,347.3    $1,933.9
Operating lease equipment, net..............................        56.2         58.8          --
Other--Equity Investments...................................       336.2        285.8       137.3
                                                                --------     --------    --------
  Total financing and leasing assets........................    $3,007.6     $2,691.9    $2,071.2
                                                                ========     ========    ========

SECURITIZATION PROGRAM

    We fund most of our assets on balance sheet using our access to the commercial paper, medium-term note and capital markets. In an effort to broaden funding sources and to provide an additional source of liquidity, we have in place an array of securitization programs to access both the public and private asset-backed securitization markets. Current products included in these programs include commercial receivables and leases and consumer loans secured by recreational vehicles, residential real estate and equipment. During the six months ended June 30, 2001, we securitized $2.4 billion of financing and leasing assets and the outstanding securitized asset balance at June 30, 2001 was $10.58 billion or 20.7% of our total managed assets.

    Under a typical asset-backed securitization, we sell a "pool" of secured loans or leases to a special-purpose entity, typically a trust. The special-purpose entity, in turn, issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows. We retain the servicing of the securitized contracts, for which we earn a servicing fee. We also participate in certain "residual" cash flows (cash flows after payment of principal and interest to certificate and/or note holders, servicing fees and other credit-related disbursements). At the date of securitization, we estimate the "residual" cash flows to be received over the life of the securitization, record the present value of these cash flows as a retained interest in the securitization (retained interests can include bonds issued by the special-purpose entity, cash reserve accounts on deposit in the special-purpose entity or interest only receivables) and recognize a gain.

    In estimating residual cash flows and the value of the retained interests, we make a variety of financial assumptions, including pool credit losses, prepayment speeds and discount rates. These assumptions are supported by both our historical experience and anticipated trends relative to the particular products securitized. Subsequent to recording the retained interests, we review them regularly for impairment based upon estimated fair values. These reviews are performed on a disaggregated basis. Fair values of retained interests are estimated utilizing current pool demographics, actual note/ certificate outstandings, current and anticipated credit losses, prepayment speeds and discount rates. Retained interests are subject to credit and prepayment risk. Our interests relating to commercial securitized assets are generally subject to lower prepayment risk because of their contractual terms. These assets are subject to the same credit granting and monitoring processes which are described in the "Credit Risk Management" section of "Risk Management" in Item 2. FINANCIAL INFORMATION--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

INDUSTRY CONCENTRATION

    See the "Industry Composition" section of "Concentrations" in Item 2. FINANCIAL INFORMATION--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

COMPETITION

    Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors with global reach. Substantial financial services networks have been formed by insurance companies and bank holding companies that compete with us. On a local level, community banks and smaller independent finance and mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of our competitors are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than us and may have access to capital at a lower cost than us. Competition has been enhanced in recent years by a strong economy and growing marketplace liquidity, although, during 2001, the economy has slowed and marketplace liquidity has tightened. The markets for most of our products are characterized by a large number of competitors, although there continues to be consolidation in the industry. However, with respect to some of our products, competition is more concentrated.

    We compete primarily on the basis of pricing, terms and structure. From time to time, our competitors seek to compete aggressively on the basis of these factors and we may lose market share to the extent we are unwilling to match competitor pricing and terms in order to maintain interest margins and/or credit standards.

    Other primary competitive factors include industry experience and client service and relationships. In addition, demand for our products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations.

REGULATION

    Our operations are subject, in certain instances, to supervision and regulation by state, federal and various foreign governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things,
(i) regulate credit granting activities, including establishing licensing requirements, if any, in applicable jurisdictions, (ii) establish maximum interest rates, finance charges and other charges, (iii) regulate customers' insurance coverages, (iv) require disclosures to customers, (v) govern secured transactions, (vi) set collection, foreclosure, repossession and claims handling procedures and other trade practices, (vii) prohibit discrimination in the extension of credit and administration of loans, and (viii) regulate the use and reporting of information related to a borrower's credit experience. In addition to the foregoing, CIT Online Bank, a Utah industrial loan corporation wholly owned by Tyco Capital, is subject to regulation and examination by the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions.

ITEM 2.  FINANCIAL INFORMATION.

INTRODUCTION

    Tyco Capital Ltd. was incorporated on February 25, 2000 as a Bermuda company and wholly-owned subsidiary of Tyco and serves as the holding company for Tyco's financial services business. Substantially all of Tyco Capital Ltd's. operating activities are performed by its subsidiaries. On June 1, 2001, Tyco Capital Corporation was acquired by a wholly-owned subsidiary of Tyco in a purchase business combination (see Note 2 to the unaudited consolidated financial statements of Tyco Capital Ltd.). Tyco Capital Corporation was contributed to Tyco Capital Ltd. on November 8, 2001 and accordingly, as a company under the control of Tyco Capital Ltd., Tyco Capital Corporation is reflected as a wholly-owned subsidiary of Tyco Capital Ltd. in its consolidated financial statements for periods beginning on June 2, 2001.

    In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco for Tyco Capital Corporation plus related purchase accounting adjustments have been "pushed-down" and recorded in Tyco Capital Ltd.'s consolidated financial statements for periods subsequent to June 1, 2001. This resulted in a new basis of accounting reflecting the fair market value of Tyco Capital Corporation's assets and liabilities for the "successor" period beginning June 2, 2001. Because the results of operations of Tyco Capital Ltd. for the period from inception (February 25, 2000) through June 1, 2001 are not material (a cumulative deficit of $5,000), information for all "predecessor" periods prior to the acquisition is presented on a historical basis of accounting and represents the activities of Tyco Capital Corporation. We have included the following financial statements in Item 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA of this document:

    - audited consolidated financial statements of The CIT Group, Inc. (subsequently renamed Tyco Capital Corporation) as of December 31, 2000 and 1999, and for each of the years in the three years ended December 31, 2000;

    - audited financial statement of Tyco Capital Ltd. as of September 30, 2000; and

    - unaudited consolidated financial statements of Tyco Capital Ltd. as of June 30, 2001 (successor) and December 31, 2000 (predecessor), and for the periods January 1, 2001 through June 1, 2001 (predecessor), June 2, 2001 through June 30, 2001 (successor) and the six months ended June 30, 2000 (predecessor).

SELECTED FINANCIAL DATA

    The following tables set forth selected consolidated financial information regarding Tyco Capital Ltd.'s and Tyco Capital Corporation's results of operations and balance sheets. The financial data at and for each of the five years in the period ended December 31, 2000 were derived from the historical audited consolidated financial statements of The CIT Group, Inc. (subsequently renamed Tyco Capital Corporation). To assist in the comparability of our financial results the financial information in the following tables combines the "predecessor period" (January 1 through June 1, 2001) with the "successor period" (June 2 through June 30, 2001) to present "combined" results for the six months ended June 30, 2001. The data presented below should be read in conjunction with MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND QUANTITATIVE

AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK below and Item 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                                   SIX MONTHS ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
                                  ---------------------------   ---------------------------------------------------------
                                     2001           2000          2000       1999(2)      1998        1997        1996
                                  -----------   -------------   ---------   ---------   ---------   ---------   ---------
                                  (COMBINED)    (PREDECESSOR)                        (PREDECESSSOR)
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
Net finance income..............   $ 1,532.2      $ 1,327.8     $ 2,750.7   $ 1,272.5   $   974.3   $   887.5   $   797.9
Net finance margin..............       834.1          708.3       1,469.4       917.4       804.8       740.7       676.2
Operating revenue...............     1,167.5        1,178.8       2,381.4     1,268.2     1,060.2     1,046.5(3)     920.3
Salaries and general operating
  expenses......................       531.4          525.7       1,035.2       516.0       407.7       420.0       385.3
Provision for credit losses.....       235.0          125.6         255.2       110.3        99.4       113.7       111.4
Goodwill amortization...........        52.2           41.1          86.3        25.7        10.1         8.4         7.8
Net income......................       158.3(1)       295.3         611.6       389.4       338.8       310.1       260.1
Net income per diluted share....          --           1.12          2.33        2.22        2.08        1.95        1.64

                                          AT JUNE 30,                                AT DECEMBER 31,
                                  ---------------------------   ---------------------------------------------------------
                                     2001           2000          2000       1999(2)      1998        1997        1996
                                  -----------   -------------   ---------   ---------   ---------   ---------   ---------
                                  (SUCCESSOR)   (PREDECESSOR)                        (PREDECESSSOR)
($ IN MILLIONS)
BALANCE SHEET DATA
Total finance receivables.......   $30,865.7      $33,121.6     $33,497.5   $31,007.1   $19,856.0   $17,719.7   $16,996.6
Reserve for credit losses.......       463.8          460.3         468.5       446.9       263.7       235.6       220.8
Operating lease equipment,
  net...........................     7,182.4        6,427.6       7,190.6     6,125.9     2,774.1     1,905.6     1,402.1
Goodwill and other intangibles,
  net...........................     6,101.7        2,009.8       1,964.6     1,850.5       216.5       134.6       129.5
Total assets....................    51,894.5       47,089.4      48,689.8    45,081.1    24,303.1    20,464.1    18,932.5
Commercial paper................     9,155.8        9,356.2       9,063.5     8,974.0     6,144.1     5,559.6     5,827.0
Variable-rate senior notes......     9,856.3       10,161.7      11,130.5     7,147.2     4,275.0     2,861.5     3,717.5
Fixed-rate senior notes.........    17,646.6       17,626.7      17,571.1    19,052.3     8,032.3     6,593.8     4,761.2
Subordinated fixed-rate notes...       100.0          200.0         200.0       200.0       200.0       300.0       300.0
Tyco Capital Corporation
  obligated mandatorily
  redeemable preferred
  securities of subsidiary trust
  holding solely debentures of
  Tyco Capital Corporation......       260.0          250.0         250.0       250.0       250.0       250.0          --
Shareholder's equity............    10,517.3        5,748.8       6,007.2     5,554.4     2,701.6     2,432.9     2,075.4

------------------------------

(1) Includes non-recurring charges of $221.6 million ($158.0 million after tax) consisting of the following: provision of $89.5 million for certain non-strategic and under-performing equipment leasing and loan portfolios of which the Company expects to dispose; write-downs of $78.1 million for certain equity investments in the telecommunications industry and e-commerce markets of which the Company plans to dispose; and transaction costs of $54.0 million associated with Tyco's acquisition of Tyco Capital Corporation.

(2) Includes results of operations of Newcourt Credit Group Inc. from the November 15, 1999 acquisition date.

(3) Includes a 1997 gain of $58.0 million on the sale of an equity interest acquired in connection with a loan workout.

                                   SIX MONTHS ENDED JUNE 30,             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                  ---------------------------   ---------------------------------------------------------
SELECTED DATA AND RATIOS             2001           2000          2000       1999(1)      1998        1997        1996
------------------------          -----------   -------------   ---------   ---------   ---------   ---------   ---------
                                  (COMBINED)    (PREDECESSOR)                        (PREDECESSSOR)
($ IN MILLIONS)
PROFITABILITY
Net finance margin as a
  percentage of average earning
  assets ("AEA")(1).............        4.03%          3.56%         3.61%       3.59%       3.93%       4.06%       4.09%
Return on average tangible
  shareholder's equity(2).......         7.6%(3)        15.6%        16.0%       14.2%       14.0%       14.6%       14.0%
Return on AEA...................        0.77%(3)        1.48%        1.50%       1.52%       1.65%       1.70%(9)      1.57%
Ratio of earnings to fixed
  charges(4)....................        1.24x          1.39x         1.39x       1.45x       1.49x       1.51x       1.49x
Salaries and general operating
  expenses (excluding goodwill
  amortization) as a percentage
  of average managed assets
  ("AMA")(5)....................        2.27%          2.09%         2.01%       1.75%       1.78%       2.11%(9)      2.18%
Efficiency ratio (excluding
  goodwill amortization)(6).....        50.6%(3)        45.0%        43.8%       41.3%       39.2%       40.8%(9)      41.9%

CREDIT QUALITY
60+ days contractual delinquency
  as a percentage of finance
  receivables...................        3.53%          2.80%         2.98%       2.71%       1.75%       1.67%       1.72%
Net credit losses as a
  percentage of average finance
  receivables...................        0.94%          0.73%         0.71%       0.42%       0.42%       0.59%       0.62%
Reserve for credit losses as a
  percentage of finance
  receivables...................        1.50%          1.39%         1.40%       1.44%       1.33%       1.33%       1.30%

LEVERAGE
Total debt (net of overnight
  deposits) to tangible
  shareholder's equity(2)(7)....        7.79x          9.27x         8.78x       8.75x       6.82x       5.99x       7.49x
Tangible shareholder's equity(2)
  to managed assets.............         9.2%           7.5%          7.8%        7.7%       10.4%       11.4%        9.7%

OTHER
Total managed assets(8).........   $51,087.9      $53,370.9     $54,900.9   $51,433.3   $26,216.3   $22,344.9   $20,005.4
Employees.......................       7,230          7,400         7,355       8,255       3,230       3,025       2,950

------------------------------

(1) "AEA" means average earning assets, which is the average of finance receivables, operating lease equipment, finance receivables held for sale and certain investments, less credit balances of factoring clients.

(2)  Tangible shareholder's equity excludes goodwill.

(3) Excluding the non-recurring charge of $221.6 million ($158.0 million after tax) in the six months ended June 30, 2001, (i) the return on average tangible shareholder's equity would have been 15.3%, (ii) the return on AEA would have been 15.3%, (iii) the efficiency ratio would have been 43.0% and
    (iv) salaries and general operating expenses as a percentage of AMA would have been 2.06%.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding debentures of Tyco Capital Corporation and one-third of rent expense which is deemed representative of an interest factor.

(5) "AMA" means average managed assets, which is average earning assets plus the average of finance receivables previously securitized and still managed by us.

(6) Efficiency ratio equals the ratio of salaries and general operating expenses to the sum of operating revenue less minority interest in subsidiary trust holding solely debentures of Tyco Capital Corporation.

(7) Total debt excludes, and shareholder's equity includes, Tyco Capital Corporation obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of Tyco Capital Corporation.

(8) "Managed assets" include (i) financing and leasing assets, (ii) certain investments and (iii) off-balance sheet finance receivables previously securitized and still managed by us.

(9) Excluding the gain of $58.0 million on the sale of an equity interest acquired in a loan workout and certain non-recurring expenses, for the year ended December 31, 1997, (i) the return on AEA would have been 1.58%,
    (ii) the efficiency ratio would have been 41.1% and (iii) salaries and general operating expenses as a percentage of AMA would have been 2.01%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
    AND
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    YOU SHOULD READ THIS DISCUSSION IN CONJUNCTION WITH ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

SIX MONTHS ENDED JUNE 30, 2001 AND 2000

OVERVIEW

    To assist in the comparability of our financial results and to make it easier to discuss and understand our results of operations, the financial information presented below combines the "predecessor period" (January 1 through June 1, 2001) with the "successor period" (June 2 through June 30, 2001) to present "combined" results for the six months ended June 30, 2001 ($ in millions).

                                                                  COMBINED
                                                              SIX MONTHS ENDED   SIX MONTHS ENDED
                                                               JUNE 30, 2001      JUNE 30, 2000
                                                              ----------------   ----------------
Net income, before non-recurring charges....................       $316.3             $295.3
Net income, after non-recurring charges.....................       $158.3             $295.3
Return on average tangible shareholder's equity, before non-
  recurring charges.........................................         15.3%              15.6%
Return on average tangible shareholder's equity, after
  non-recurring charges.....................................          7.6%              15.6%
Return on average earning assets, before non-recurring
  charges...................................................          1.5%               1.5%
Return on average earning assets, after non-recurring
  charges...................................................          0.8%               1.5%

    Net income for the combined six months ended June 30, 2001 included a non-recurring charge of $221.6 million ($158.0 million after-tax) consisting of the following: provision of $89.5 million for certain non-strategic and under-performing equipment leasing and loan portfolios, primarily in the telecommunications industry, of which the Company expects to dispose; write-downs of $78.1 million for certain equity investments in the telecommunications industry and e-commerce markets of which the Company plans to dispose; and transaction costs of $54.0 million incurred by Tyco Capital Corporation prior to and in connection with its acquisition by Tyco. The transaction costs are presented separately in our Consolidated Income Statement, while the remaining charges have been included in Provision for credit losses and Other revenue, net, respectively. The return on tangible shareholder's equity for the combined six months ended June 30, 2001 declined due to: the de-leveraging (the decrease in the debt to equity ratio) of the Company over the past year as a result of sales of non-strategic assets; increases in goodwill amortization expense as a result of push-down accounting; and an increase in the effective tax rate from June 2 through June 30, 2001 due to additional non-deductible goodwill amortization.

NET FINANCE MARGIN

    A comparison of finance income and net finance margin for the combined six months ended June 30, 2001 and the six months ended June 30, 2000 is set forth in the table below ($ in millions):

                                                     COMBINED
                                                    SIX MONTHS       SIX MONTHS      INCREASE     INCREASE
                                                      ENDED            ENDED        (DECREASE)   (DECREASE)
                                                  JUNE 30, 2001    JUNE 30, 2000      AMOUNT      PERCENT
                                                  --------------   --------------   ----------   ----------
Finance income..................................     $ 2,716.7        $ 2,530.6      $  186.1        7.4%
Interest expense................................       1,184.5          1,202.8         (18.3)      (1.5)%
                                                     ---------        ---------      --------
Net finance income..............................       1,532.2          1,327.8         204.4       15.4%
Depreciation on operating lease equipment.......         698.1            619.5          78.6       12.7%
                                                     ---------        ---------      --------
Net finance margin..............................     $   834.1        $   708.3      $  125.8       17.8%
                                                     =========        =========      ========
Average earning assets ("AEA")..................     $41,373.3        $39,778.6      $1,594.7        4.0%
Net finance margin as a % of AEA................          4.03%            3.56%

    Net finance margin for the combined six months ended June 30, 2001 increased $125.8 million to $834.1 million as compared to the six months ended June 30, 2000. This increase reflects higher yields over cost of funds, as well as growth in our financing and leasing assets. Net finance margin as a percentage of AEA was 4.03% for the combined six months ended June 30, 2001 as compared to 3.56% for the six months ended June 30, 2000. This increase primarily reflects the exit of lower return businesses, lower short-term market interest rates and improved pricing in certain markets.

    Finance income (interest on loans and lease rentals) for the combined six months ended June 30, 2001 increased $186.1 million to $2,716.7 million from the comparable 2000 period. As a percentage of AEA, finance income (excluding interest income relating to short-term interest-bearing deposits) was 12.95% for the combined six months ended June 30, 2001, compared to 12.51% for the comparable 2000 period.

    Interest expense for the combined six months ended June 30, 2001 decreased $18.3 million from the comparable 2000 period. As a percentage of AEA, interest expense (excluding interest expense relating to short-term interest-bearing deposits and dividends related to preferred capital securities) for the combined six months ended June 30, 2001 decreased to 5.54% from 5.83% for the six months ended June 30, 2000 as market interest rates declined.

    The operating lease equipment portfolio was $7.2 billion at June 30, 2001 as compared to $6.4 billion at June 30, 2000, and $7.2 billion at December 31, 2000. Operating lease margin (rental income less depreciation expense) was 6.6% for the combined six months ended June 30, 2001 as compared to 6.9% for the six months ended June 30, 2000. Depreciation on operating lease equipment was $698.1 million for the combined six months ended June 30, 2001 and $619.5 million for the comparable 2000 period, reflecting the increase in the operating lease equipment portfolio. As a percentage of average operating leases, annualized depreciation expense was 19.5% for both six-month periods ended June 30, 2001 and 2000. Our depreciable assets range from smaller ticket (for example, computers), shorter term leases to larger ticket (airline and rail assets), longer term leases.

    We seek to mitigate interest rate risk by matching the repricing characteristics of our assets with our liabilities, which is done in part through the use of derivative financial instruments, principally interest rate swaps. The aggregate notional amount of our interest rate swaps was $8.2 billion at June 30, 2001. See "Liquidity Risk Management" for further discussion.

    A comparative analysis of the weighted average principal outstanding and interest rates paid on our debt before and after the effect of interest rate swaps is shown in the following table ($ in millions):

                                                             COMBINED SIX MONTHS ENDED JUNE 30, 2001
                                                            ------------------------------------------
                                                               BEFORE SWAPS            AFTER SWAPS
                                                            ------------------      ------------------
Commercial paper and variable rate senior notes...........  $20,831.2    5.31%      $13,777.8    5.32%
Fixed rate senior and subordinated notes..................   17,146.2    6.75%       24,199.6    6.81%
                                                            ---------               ---------
Composite.................................................  $37,977.4    5.96%      $37,977.4    6.27%
                                                            =========               =========

                                                                  SIX MONTHS ENDED JUNE 30, 2000
                                                            ------------------------------------------
                                                               BEFORE SWAPS            AFTER SWAPS
                                                            ------------------      ------------------
Commercial paper and variable rate senior notes...........  $19,290.8    6.26%      $15,097.8    6.49%
Fixed rate senior and subordinated notes..................   17,849.7    6.68%       22,042.7    6.58%
                                                            ---------               ---------
Composite.................................................  $37,140.5    6.46%      $37,140.5    6.54%
                                                            =========               =========

    The weighted average composite interest rate after swaps in each of the periods presented increased from the composite interest rate before swaps primarily because a larger proportion of our debt, after giving effect to interest rate swaps, was subject to a fixed interest rate. The weighted average interest rates before swaps do not necessarily reflect the interest expense that would have been incurred had we chosen to manage interest rate risk without the use of such swaps.

OTHER REVENUE, NET

    Other revenue, net is as follows ($ in millions):

                                                                 COMBINED      SIX MONTHS
                                                                SIX MONTHS       ENDED
                                                                  ENDED         JUNE 30,
                                                              JUNE 30, 2001       2000
                                                              --------------   ----------
Fees and other income.......................................      $223.9         $242.5
Gains on securitizations....................................        72.1           42.0
Factoring commissions.......................................        72.0           76.7
Gains on sales of leasing equipment.........................        36.8           61.2
Gains on venture capital investments........................         6.7           48.1
Non-recurring charges.......................................       (78.1)            --
                                                                  ------         ------
Total other revenue, net....................................      $333.4         $470.5
                                                                  ======         ======

    Other revenue, net was $333.4 million for the combined six months ended
June 30, 2001 as compared to $470.5 million during the six months ended
June 30, 2000. Other revenue, net for the combined six months ended June 30, 2001 includes $78.1 million of non-recurring charges for the write-downs of certain equity investments in the telecommunications industry and e-commerce markets of which the Company plans to dispose. Excluding these charges, other revenue, net for the period decreased to $411.5 million due principally to lower gains on equipment sales and venture capital investments. Fees and other income includes miscellaneous fees, syndication fees and gains from receivable sales.

    Securitization gains were $72.1 million, or 13.9% of pre-tax income, excluding non-recurring charges, on $2.4 billion of volume securitized, as compared to $42.0 million or 8.6% of pre-tax income on $1.6 billion of volume in the six months ended June 30, 2000. Gains on equipment sales decreased due to the impact of push-down accounting during the successor June 2001 period. Weak economic conditions in the public equity markets resulted in venture capital gains of $6.7 million, down from $48.1 million last year.

SALARIES AND GENERAL OPERATING EXPENSES

    Salaries and general operating expenses were $531.4 million for the combined six months ended June 30, 2001, up 1.1% from $525.7 million for the six months ended June 30, 2000. In conjunction with the integration of Tyco Capital Corporation and its subsidiaries into Tyco, corporate staff reductions and related business restructurings were initiated. As a result, approximately 350 people will be terminated. The staff reductions and business restructurings implemented through June 30, 2001 are expected to result in approximately
$70 million in annual savings.

    Management monitors productivity via the efficiency ratio and the ratio of salaries and general operating expenses to average managed assets ("AMA"). Both of these annualized ratios, which exclude goodwill amortization, improved in 2001 as set forth in the following table:

                                                                 COMBINED      SIX MONTHS
                                                                SIX MONTHS       ENDED
                                                                  ENDED         JUNE 30,
                                                              JUNE 30, 2001       2000
                                                              --------------   ----------
Efficiency ratio (excluding non-recurring charges)..........       43.0%          45.0%
Salaries and general operating expenses as a percent of
  AMA.......................................................       2.06%          2.09%

    The efficiency ratio improved modestly from 2000 to 2001 but is still above management's target of 40% or less. Salaries and general operating expenses as a percent of AMA decreased to 2.06% for the combined six months ended June 30, 2001 from 2.09% in the six months ended June 30, 2000. Management believes that the expense initiatives under our integration plan noted above will impact this ratio favorably in the future.

    Beginning after June 1, 2001 (the date of Tyco Capital Corporation's acquisition by Tyco), Tyco began charging Tyco Capital a management fee equal to 1% of operating revenue for the estimated costs of services provided to the Company by Tyco, primarily related to the tax, audit, legal, human resource and treasury functions.

GOODWILL AND OTHER INTANGIBLE ASSETS AMORTIZATION

    As disclosed in Note 2 to the unaudited consolidated financial statements of Tyco Capital Ltd., $4.2 billion of incremental goodwill and other intangible assets was "pushed-down" to Tyco Capital Corporation as a result of the acquisition by Tyco. Accordingly, goodwill and other intangible assets amortization was $52.2 million for the combined six months ended June 30, 2001 as compared to $41.1 million for the six months ended June 30, 2000. Goodwill and other intangible assets are being amortized, from the acquisition date, on a straight-line basis over the lives of the underlying identifiable assets, which range from 5 to 40 years.

PROVISION AND RESERVE FOR CREDIT LOSSES/CREDIT QUALITY

    The provision for credit losses for the combined six months ended June 30, 2001 was $235.0 million, up from $125.6 million in the six months ended
June 30, 2000. The $235.0 million includes a provision for certain non-strategic and under-performing equipment leasing and loan portfolios expected to be disposed of totaling $89.5 million, primarily in the Structured Finance telecommunications portfolio.

    For the combined six months ended June 30, 2001, net credit losses, including non-recurring charges, were $223.4 million compared to $113.7 million for the comparable 2000 period. Excluding non-recurring charges, net credit losses for the combined six months ended June 30, 2001 were $143.9 million, or 0.87% of average finance receivables, as compared to $113.7 million or 0.70% for the six months ended June 30, 2000, reflecting higher charge-offs due to economic weakness in 2001, notably in the trucking and technology portfolios.

    During the six months ended June 30, 2001, we transferred financing and leasing assets between Equipment Financing and Specialty Finance-commercial. The impact of these movements is not reflected in the prior year data included in the tables relating to charge-offs, past due and nonperforming assets, and financing and leasing assets.

    The following table sets forth our net charge-off experience, excluding non-recurring charges, in amount and as a percentage of average finance receivables on an annualized basis ($ in millions):

                                                                 COMBINED
                                                                SIX MONTHS           SIX MONTHS
                                                                   ENDED                ENDED
                                                               JUNE 30, 2001        JUNE 30, 2000
                                                              ---------------      ---------------
Equipment Financing and Leasing.............................  $ 48.8    0.77%      $ 25.4    0.40%
Specialty Finance-commercial................................    44.9    1.29%        33.8    0.93%
Commercial Finance..........................................    14.4    0.38%        25.6    0.70%
Structured Finance..........................................     6.1    0.64%         0.3    0.05%
                                                              ------               ------
  Total Commercial..........................................   114.2    0.79%        85.1    0.60%
Specialty Finance-consumer..................................    29.7    1.45%        28.6    1.41%
                                                              ------               ------
  Total.....................................................  $143.9    0.87%      $113.7    0.70%
                                                              ======               ======

    Excluding non-recurring charges, commercial net credit losses for the combined six months ended June 30, 2001 increased to 0.79% in 2001 from 0.60% in 2000 due mainly to higher trucking and construction portfolio charge-offs in Equipment Financing. Consumer net credit losses were relatively unchanged at 1.45% for the combined six months ended June 30, 2001 as compared to 1.41% for the six months ended June 30, 2000. The Specialty Finance-commercial portfolio, which includes small-ticket loans and leases, and the Specialty Finance-consumer portfolio, which includes manufactured housing loans, have higher charge-off rates corresponding to their risk characteristics, as reflected in the table above.

    Our consolidated reserve for credit losses is periodically reviewed for adequacy considering economic conditions, collateral values and credit quality indicators, including charge-off experience and levels of past due loans and non-performing assets. It is management's judgment that the consolidated reserve for credit losses is adequate to provide for credit losses inherent in the portfolios. We review finance receivables periodically to determine the probability of loss, and take charge-offs after considering such factors as delinquencies, the financial condition of obligors, the value of underlying collateral, as well as third party credit enhancements such as guarantees and recourse from manufacturers. Charge-offs are recorded on consumer receivables and certain small ticket commercial finance receivables beginning at 180 days of contractual delinquency based upon historical loss severity. The consolidated reserve for credit losses is intended to provide for losses inherent in the portfolio, which requires the application of estimates and significant judgment as to the ultimate outcome of collection efforts and realization of collateral, among other things. Therefore, changes in economic conditions or other events affecting specific obligors or industries may necessitate additions or deductions to the consolidated reserve for credit losses. All portfolios are provided for at different reserve levels based on our risk assessment. The reserve was $463.8 million (1.50% of finance receivables) at June 30, 2001 as compared to $468.5 million (1.40% of finance receivables) at December 31, 2000 and $460.3 million (1.39% of finance receivables) at June 30, 2000.

PAST DUE AND NON-PERFORMING ASSETS

    The following table sets forth certain information concerning past due and non-performing assets (and the related percentages of finance receivables) at June 30, 2001, March 31, 2001 and December 31, 2000 ($ in millions):

                                                                                          DECEMBER 31,
                                               JUNE 30, 2001       MARCH 31, 2001             2000
                                              ---------------      ---------------      ----------------
Finance receivables, past due 60 days or
  more:
  Equipment Financing and Leasing...........  $  427.6   3.67%     $  377.1   3.10%     $399.8      2.88%
  Specialty Finance-commercial..............     278.7   4.38%        283.1   4.04%      184.9      3.07%
  Commercial Finance........................     125.5   1.62%        105.0   1.31%      107.9      1.40%
  Structured Finance........................      91.0   4.46%        117.7   6.13%       96.2      5.59%
                                              --------             --------             ------
  Total Commercial..........................     922.8   3.29%        882.9   3.03%      788.8      2.69%
  Specialty Finance-consumer................     165.9   5.97%        199.7   4.76%      211.1      5.03%
                                              --------             --------             ------
    Total...................................  $1,088.7   3.53%     $1,082.6   3.25%     $999.9      2.98%
                                              ========             ========             ======
Non-performing assets:
  Equipment Financing and Leasing...........  $  356.3   2.99%     $  349.2   2.87%     $351.0      2.53%
  Specialty Finance-commercial..............     146.1   2.29%        163.6   2.33%       93.9      1.56%
  Commercial Finance........................      73.4   0.94%         67.9   0.85%       65.3      0.85%
  Structured Finance........................     109.0   5.34%        130.0   6.77%      118.6      6.90%
                                              --------             --------             ------
  Total Commercial..........................     684.8   2.44%        710.7   2.44%      628.8      2.15%
  Specialty Finance-consumer................     165.2   5.94%        187.6   4.47%      199.3      4.75%
                                              --------             --------             ------
    Total...................................  $  850.0   2.75%     $  898.3   2.70%     $828.1      2.47%
                                              ========             ========             ======

    Non-performing assets reflect both finance receivables on non-accrual status and assets received in satisfaction of loans.

    Past due and non-performing accounts as a percentage of finance receivables increased from March 31, 2001 as a result of declining economic conditions impacting certain sectors, most notably trucking, technology and retail. Trends in these sectors resulted in the increases in past due and non-performing assets in Equipment Financing and Leasing, Specialty Finance and Commercial Finance. Certain assets transferred to Specialty Finance-commercial, such as small ticket loans and leases, are higher risk in nature; therefore, past due and non-performing balances are generally higher.

INCOME TAXES

    The effective income tax rate, excluding the impact of non-recurring charges, was 37.6% for the combined six months ended June 30, 2001, as compared to 38.1% in the six months ended June 30, 2000. The increase in the effective income tax rate in 2001 was primarily due to additional non-deductible goodwill amortization resulting from Tyco's acquisition of Tyco Capital Corporation.

FINANCING AND LEASING ASSETS

    Managed assets, comprised of financing and leasing assets and finance receivables previously securitized that we continue to manage, totaled
$51.1 billion at June 30, 2001, down from $54.9 billion at December 31, 2000, and $53.4 billion at June 30, 2000. Owned financing and leasing portfolio assets totaled $40.5 billion at June 30, 2001 compared to $43.8 billion at December 31, 2000 and $42.6 billion at June 30, 2000.

    The lower asset levels at June 30, 2001 reflect the disposition of non-strategic businesses and our focus on managing down our leverage ratios coupled with disciplined pricing and a lower level of originations. During the combined six months ended June 30, 2001 over $2.8 billion of receivables and assets were sold. These sales included our United Kingdom dealer business and manufactured housing portfolio. In addition, we have exited the recreational vehicle origination market and placed our existing portfolio in liquidation status. New business origination volume was $10.3 billion for the combined six months ended June 30, 2001, as compared to $12.9 billion for the six months ended June 30, 2000 due to a lower level of portfolio purchases, the exiting of certain non-strategic businesses and the effects of the slower economic environment in 2001. We will continue our ongoing review of non-strategic businesses.

    The managed assets of our business segments and the corresponding strategic business units are presented in the following table ($ in millions):

                                                      JUNE 30,    DECEMBER 31,
                                                        2001          2000         CHANGE     PERCENT
                                                      ---------   -------------   ---------   --------
Equipment Financing.................................  $11,643.1     $14,434.4     $(2,791.3)   (19.3)%
Capital Finance.....................................    5,675.7       5,643.6          32.1      0.6%
                                                      ---------     ---------     ---------
Total Equipment Financing and Leasing Segment.......   17,318.8      20,078.0      (2,759.2)   (13.7)%
                                                      ---------     ---------     ---------
Specialty Finance:
Commercial..........................................    8,606.4       8,121.0         485.4      6.0%
Consumer............................................    3,804.0       5,200.0      (1,396.0)   (26.8)%
                                                      ---------     ---------     ---------
Total Specialty Finance Segment.....................   12,410.4      13,321.0        (910.6)    (6.8)%
                                                      ---------     ---------     ---------
Commercial Services.................................    4,182.3       4,277.9         (95.6)    (2.2)%
Business Credit.....................................    3,593.7       3,415.8         177.9      5.2%
                                                      ---------     ---------     ---------
Total Commercial Finance Segment....................    7,776.0       7,693.7          82.3      1.1%
Structured Finance Segment..........................    3,007.6       2,691.9         315.7     11.7%
                                                      ---------     ---------     ---------
TOTAL FINANCING AND LEASING PORTFOLIO ASSETS........   40,512.8      43,784.6      (3,271.8)    (7.5)%
Finance receivables previously securitized and still
  managed by us.....................................   10,575.1      11,116.3        (541.2)    (4.9)%
                                                      ---------     ---------     ---------
TOTAL MANAGED ASSETS................................  $51,087.9     $54,900.9     $(3,813.0)    (6.9)%
                                                      =========     =========     =========

CONCENTRATIONS

FINANCING AND LEASING ASSETS COMPOSITION

    Our ten largest financing and leasing asset accounts at June 30, 2001 in the aggregate accounted for 4.0% of total financing and leasing assets, all of which are commercial accounts secured by equipment, accounts receivable and inventory.

GEOGRAPHIC COMPOSITION

    The following table presents financing and leasing assets by customer location ($ in millions):

                                                          AT JUNE 30, 2001         AT DECEMBER 31, 2000
                                                        --------------------      ----------------------
                                                         AMOUNT     PERCENT         AMOUNT      PERCENT
                                                        ---------   --------      ----------   ---------
United States:
  Northeast...........................................  $ 8,258.9     20.4%       $ 9,099.3       20.8%
  West................................................    7,798.5     19.2          8,336.9       19.0
  Midwest.............................................    7,075.2     17.5          7,723.1       17.6
  Southeast...........................................    5,812.7     14.3          6,228.6       14.2
  Southwest...........................................    4,578.7     11.3          4,940.3       11.4
                                                        ---------    -----        ---------      -----
Total United States...................................   33,524.0     82.7         36,328.2       83.0
                                                        ---------    -----        ---------      -----
Foreign:
  Canada..............................................    2,128.4      5.3          2,357.4        5.4
  Other...............................................    4,860.4     12.0          5,099.0       11.6
                                                        ---------    -----        ---------      -----
Total foreign.........................................    6,988.8     17.3          7,456.4       17.0
                                                        ---------    -----        ---------      -----
Total.................................................  $40,512.8    100.0%       $43,784.6      100.0%
                                                        =========    =====        =========      =====

    At June 30, 2001, our managed asset geographic diversity does not differ significantly from our owned asset geographic diversity.

    Our financing and leasing asset portfolio in the United States is diversified by state. At June 30, 2001, with the exception of California (10.5%), Texas (7.7%), and New York (6.9%), no state represented more than 4.2% of financing and leasing assets. Our managed and owned asset geographic composition did not significantly differ from our December 31, 2000 managed and owned asset geographic composition.

    Financing and leasing assets to foreign obligors totaled $7.0 billion at June 30, 2001. After Canada, $2.1 billion (5.3% of financing and leasing assets), the largest foreign exposures were England, $814.9 million (2.0%), and Australia, $353.9 million (0.9%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure greater than 0.7% of financing and leasing assets.

    Financing and leasing assets to foreign obligors totaled $7.5 billion at December 31, 2000. After Canada, $2.4 billion (5.4% of financing and leasing assets), the largest foreign exposures were England, $1.2 billion (2.8%), and Australia, $399.6 million (0.9%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure greater than 0.8% of financing and leasing assets.

INDUSTRY COMPOSITION

    The following table presents financing and leasing assets by major industry class ($ in millions):

                                                          AT JUNE 30, 2001         AT DECEMBER 31, 2000
                                                        --------------------      ----------------------
                                                         AMOUNT     PERCENT         AMOUNT      PERCENT
                                                        ---------   --------      ----------   ---------
Manufacturing(1)
  (none greater than 3.5%)............................  $ 8,707.5     21.5%       $ 8,787.2       20.1%
Retail(2).............................................    3,927.6      9.7          4,211.3        9.6
Commercial airlines...................................    3,566.4      8.8          3,557.2        8.1
Transportation(3).....................................    3,169.8      7.8          3,431.0        7.8
Home mortgage.........................................    2,523.5      6.2          2,451.7        5.6
Construction equipment................................    2,400.1      5.9          2,697.8        6.2
Service industries....................................    1,693.5      4.2          1,987.1        4.5
Wholesaling...........................................    1,484.7      3.7          1,445.0        3.3
Communications........................................    1,427.3      3.5          1,496.7        3.4
Other (none greater than 2.6%)........................   11,612.4     28.7         13,719.6       31.4
                                                        ---------    -----        ---------      -----
  Total...............................................  $40,512.8    100.0%       $43,784.6      100.0%
                                                        =========    =====        =========      =====

------------------------

(1) Includes manufacturers of steel and metal products, textiles and apparel, printing and paper products, and other industries.

(2)  Includes retailers of apparel (3.6%) and general merchandise (2.5%).

(3)  Includes rail, bus, over-the-road trucking and business aircraft.

LIQUIDITY RISK MANAGEMENT

    Liquidity risk refers to the inability to meet potential cash outflows promptly and cost effectively. Factors that could cause such a risk to arise might be a disruption of securities markets or other funding sources. We actively manage and mitigate liquidity risk by maintaining diversified sources of funding. The primary funding sources are commercial paper (U.S., Canada and Australia), medium-term notes (U.S. and Europe) and asset-backed securities (U.S. and Canada). We also maintain committed bank lines of credit aggregating $8.5 billion to provide back-stop support of commercial paper borrowings and approximately $243.5 million of local bank lines to support our international operations. Additional sources of liquidity are loan and lease payments from customers and whole loan sales, syndications and asset-backed receivable conduits. As of June 30, 2001, we have $15.2 billion of registered, but unissued, debt securities available under a shelf registration statement.

    To ensure uninterrupted access to capital at competitive interest rates, we maintain strong investment grade ratings as outlined below:

                                                         SHORT TERM   LONG TERM
                                                         ----------   ---------
Moody's................................................      P-1         A2
Standard & Poor's......................................      A-1         A+
Fitch..................................................       F1         A+

    The security ratings stated above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

    As part of our continuing program of accessing the public and private asset-backed securitization markets as an additional liquidity source, general equipment finance receivables of $2.4 billion were securitized during the combined six months ended June 30, 2001. At June 30, 2001, we had $7.7 billion of registered, but unissued, securities available under public shelf registration statements relating to our asset-backed securitization program.

    We also target and monitor certain liquidity metrics to ensure both a balanced liability profile and adequate alternate liquidity availability. Among the target ratios are commercial paper as a percentage of total debt and committed bank line coverage of outstanding commercial paper.

    Through June 30, 2001, our exposure to market risk from changes in interest rates and foreign currency exchange rates has not changed materially from our exposure during the year ended December 31, 2000 discussed under "Risk Management" beginning on page 34.

CAPITALIZATION

    The following table presents information regarding our capital structure ($ in millions):

                                                       JUNE 30,    DECEMBER 31,
                                                         2001          2000
                                                       ---------   -------------
Commercial paper.....................................  $ 9,155.8     $ 9,063.5
Term debt............................................   27,602.9      28,901.6
Tyco Capital Corporation obligated mandatorily
  redeemable preferred securities of subsidiary trust
  holding solely debentures of Tyco Capital
  Corporation ("Preferred Capital Securities").......      260.0         250.0
Shareholder's equity*................................   10,535.6       6,007.2
                                                       ---------     ---------
Total capitalization.................................   47,554.3      44,222.3
Goodwill.............................................   (6,101.7)     (1,964.6)
                                                       ---------     ---------
Total tangible capitalization........................  $41,452.6     $42,257.7
                                                       =========     =========

Tangible shareholder's equity* and Preferred Capital
  Securities to managed assets.......................       9.19%         7.82%
Total debt (excluding overnight deposits) to tangible
  shareholder's equity* and Preferred Capital
  Securities.........................................       7.79x         8.78x

------------------------

* Shareholder's equity excludes the impact of the Accumulated other comprehensive loss relating to derivative financial instruments described in
    Note 3 to the unaudited consolidated financial statements of Tyco Capital
    Ltd.

    Management has made significant progress toward its goals of reducing leverage and improving profitability through sales of low margin businesses and non-strategic assets. As a result of such sales, the retention of earnings and the capital contributed by Tyco in June 2001, our target leverage ratio has been attained.

STATISTICAL DATA

    The following table presents components of net income as a percentage of AEA, along with other selected financial data ($ in millions):

                                                         COMBINED
                                                        SIX MONTHS      SIX MONTHS
                                                          ENDED           ENDED
                                                         JUNE 30,        JUNE 30,
                                                         2001(1)           2000
                                                        ----------      ----------
Finance income(2).....................................      12.95%          12.51%
Interest expense(2)...................................       5.54            5.83
                                                        ---------       ---------
  Net finance income..................................       7.41            6.68
Depreciation on operating lease equipment.............       3.37            3.12
                                                        ---------       ---------
  Net finance margin..................................       4.04            3.56
Fees and other income.................................       1.98            2.37
                                                        ---------       ---------
  Operating revenue...................................       6.02            5.93
                                                        ---------       ---------
Salaries and general operating expenses...............       2.57            2.64
Provision for credit losses...........................       0.70            0.63
Goodwill amortization.................................       0.25            0.21
                                                        ---------       ---------
  Operating expenses..................................       3.52            3.48
                                                        ---------       ---------
  Income before income taxes..........................       2.50            2.45
Provision for income taxes............................       0.94            0.94
Minority interest in subsidiary trust holding solely
  debentures of Tyco Capital Corporation..............       0.03            0.03
                                                        ---------       ---------
  Net income..........................................       1.53%           1.48%
                                                        =========       =========
Average earning assets................................  $41,373.3       $39,778.6
                                                        =========       =========

------------------------

(1) Excludes non-recurring charges of $221.6 million ($158.0 million after tax). Including non-recurring charges, net income as a percent of AEA was
    0.77%.

(2) Excludes interest income and interest expense relating to short-term interest-bearing deposits.

ACCOUNTING AND TECHNICAL PRONOUNCEMENTS

    In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, companies will be required to review goodwill and intangible assets reported in connection with prior acquisitions, possibly disaggregate and report separately previously identified intangible assets and possibly reclassify certain intangible assets into goodwill. SFAS No. 142 establishes new guidelines on accounting for goodwill and other intangible assets. Tyco Capital expects to implement SFAS No. 142 at its earliest allowable adoption date, October 1, 2001. Upon adoption, existing goodwill will no longer be amortized, but instead will be assessed for impairment at least as often as annually. Goodwill resulting from acquisitions, if any, initiated after June 30, 2001 will be immediately subject to the nonamortization provisions of SFAS No. 142. We are currently assessing the impact of these new standards. Goodwill amortization expense was $37.8 million and $14.4 million for the periods January 1 through June 1, 2001 and June 2 through June 30, 2001, respectively.

YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

OVERVIEW

    For the year ended December 31, 2000, Tyco Capital Corporation's net income totaled a record $611.6 million, increasing from $389.4 million in 1999 and $338.8 million in 1998. The 2000 earnings represented the thirteenth consecutive increase in our annual earnings and the tenth consecutive year of record earnings. During the year, we sought to improve Tyco Capital Corporation's profitability by improving lower return businesses or by identifying lower performing portfolios for sale or liquidation, and by strengthening our pricing discipline. Additionally, the 2000 results reflect growth from 1999 acquisition activities, solid fee and other income generation, as well as considerable expense savings related to operational integrations. The improvements in 1999 over 1998 resulted from stronger revenues from a higher level of financing and leasing assets.

    Earnings per diluted share increased from the preceding year by 5.0% in 2000 and 6.7% in 1999. Earnings per share improved considerably less than the corresponding increases in net income due to 104.0 million shares issued in the acquisition of Newcourt in November 1999. Excluding the impact of goodwill amortization, earnings per diluted share increased from the preceding year by 12.4% in 2000 and by 10.4% in 1999. Return on average tangible stockholders' equity improved to 16.0% in 2000 and 14.2% in 1999 from 14.0% in 1998.

    Information pertaining to 1999 reflects the results of acquired operations from each acquisition date through year end. Segment data for 2000 reflects the realignment of Vendor Technology Finance and Structured Finance from the prior year Newcourt segment. In addition, during 2000 we continued to realign businesses and shift assets between business units, as $2,702.2 million of financing and leasing assets and $2,902.2 million of managed assets were transferred from Vendor Technology Finance to Equipment Financing, and a $313.0 million telecommunications portfolio was transferred to Structured Finance from Equipment Financing. These transfers were done to better align marketing and risk management efforts, to further improve operating efficiencies, and to implement a more uniform North American strategy.

    The following table summarizes our net income and related data.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Net income ($ in millions)..................................   $611.6     $389.4     $338.8
Earnings per diluted share ("EPS")..........................   $ 2.33     $ 2.22     $ 2.08
EPS excluding goodwill amortization.........................   $ 2.62     $ 2.33     $ 2.11
Return on average stockholders' equity ("ROE")..............     10.7%      12.0%      13.2%
ROE excluding goodwill amortization.........................     12.0%      12.6%      13.6%
Return on average tangible stockholders' equity ("ROTE")....     16.0%      14.2%      14.0%
Return on average earning assets ("ROA")....................     1.50%      1.52%      1.65%
ROA excluding goodwill amortization.........................     1.69%      1.60%      1.70%

    Managed assets totaled $54.9 billion at December 31, 2000, $51.4 billion at December 31, 1999, and $26.2 billion at December 31, 1998, while financing and leasing portfolio assets totaled $43.8 billion, $40.4 billion and $23.7 billion at December 31, 2000, 1999 and 1998, respectively. The increase in both managed and portfolio assets over 1999 reflects increased volume of originations across all business segments, which was dampened by continued pricing discipline and by the sale of over $1 billion of non-strategic assets during the year. For the year 2000, financing and leasing assets grew 8.1% in the commercial segments and 10.5% in the consumer segment, with a 6.1% increase in finance receivables and a 17.4% increase in operating leases. In the commercial segments, 2000 growth, excluding the effect of the asset transfers, was particularly strong in Structured Finance and Vendor Technology Finance, while our consumer growth was driven by gains in the recreational vehicle and home equity portfolios. The 1999 increase of 96.2% in managed assets over 1998 reflects primarily the acquisitions made in 1999. The remainder of the 1999 increase reflects strong new business volume, offset by a drop in consumer assets due to our decision to discontinue and liquidate our recreational boat and wholesale inventory finance portfolios. See "Financing and Leasing Assets" for additional information.

NET FINANCE MARGIN

    A comparison of the components of 2000, 1999 and 1998 net finance margin is set forth below.

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                     DOLLARS IN MILLIONS
Finance income..............................................  $ 5,248.4   $ 2,565.9   $ 2,015.1
Interest expense............................................    2,497.7     1,293.4     1,040.8
                                                              ---------   ---------   ---------
  Net finance income........................................    2,750.7     1,272.5       974.3
Depreciation on operating lease equipment...................    1,281.3       355.1       169.5
                                                              ---------   ---------   ---------
  Net finance margin........................................  $ 1,469.4   $   917.4   $   804.8
                                                              =========   =========   =========

Average earning assets ("AEA")..............................  $40,682.5   $25,583.0   $20,495.8
Net finance margin as a % of AEA............................       3.61%       3.59%       3.93%

    Net finance margin increased 60.2% to $1,469.4 million in 2000 from 1999, and 14.0% in 1999 from 1998. The increase in 2000 primarily reflects growth in our loans, leases and operating leases due to acquisitions. The increase in 1999 from 1998 was due to acquisitions and strong internal business generation. As a percentage of AEA, net finance margin was 3.61% in 2000 versus 3.59% and 3.93% in 1999 and 1998, respectively. Net finance margin as a percentage of AEA increased from the prior year in 2000, as wider margins in our businesses acquired in 1999 more than offset the impact of the continued growth in operating leases. The operating leasing business, which generally has lower initial net finance margins than finance receivables, also generates equipment gains, renewal fees and tax depreciation benefits.

    Finance income totaled $5,248.4 million in 2000, $2,565.9 million in 1999 and $2,015.1 million in 1998. As a percentage of AEA, finance income (excluding interest income related to short-term interest-bearing deposits) was 12.69% in 2000, 9.88% in 1999 and 9.69% in 1998. The increase in yield in 2000 and 1999 primarily reflected changes in product mix due to acquisitions and the sale or liquidation of non-strategic, lower yielding assets.

    Interest expense totaled $2,497.7 million in 2000, $1,293.4 million in 1999 and $1,040.8 million in 1998. As a percentage of AEA, interest expense (excluding interest related to short-term interest-bearing deposits and dividends related to preferred capital securities) was 5.92% in 2000, 4.91% in 1999 and 4.94% in 1998, reflecting the impact of prevailing interest rates at the time of the Newcourt acquisition, the rising interest rate environment throughout most of 2000 and wider borrowing spreads over U.S. Treasury rates in 2000. We seek to mitigate interest rate risk by matching the repricing characteristics of our assets with our liabilities, which is in part done through portfolio management and the use of derivative financial instruments, principally interest rate swaps. For further discussion, see "Risk Management."

    The operating lease equipment portfolio was $7.2 billion at December 31, 2000 versus $6.1 billion and $2.8 billion at December 31, 1999 and December 31, 1998, respectively. As a result, depreciation on operating lease equipment increased to $1,281.3 million in 2000, versus $355.1 million and $169.5 million in 1999 and 1998, respectively. As a percentage of average operating leases, depreciation was 19.50%, 9.51%, and 7.66% in 2000, 1999 and 1998, respectively. The increase in 2000 over 1999 reflects the full year impact of the acquired assets, which include smaller ticket and shorter term leases.

This more than offsets the impact of an increase in airline and rail assets, with longer depreciable lives, from 1998 to 2000 in the Equipment Financing and Leasing segment.

OTHER REVENUE

    We continue to emphasize growth and diversification of our other "non-spread" revenues to improve overall profitability of Tyco Capital Corporation. Other revenue improved to $912.0 million during 2000, from $350.8 million during 1999 and $255.4 million during 1998, primarily due to the 1999 acquisition activity, as set forth in the following table.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                   DOLLARS IN MILLIONS
Fees and other income.......................................   $480.9     $161.0     $ 90.7
Factoring commissions.......................................    154.7      118.7       95.7
Gains on sales of leasing equipment.........................    113.2       56.4       45.2
Gains on securitizations....................................    109.5       14.7       12.5
Gains on venture capital investments........................     53.7         --       11.3
                                                               ------     ------     ------
  Total.....................................................   $912.0     $350.8     $255.4
                                                               ======     ======     ======

    Included in fees and other income are miscellaneous fees, syndication fees and gains from receivable sales. Receivable sales increased primarily in our consumer business, reflecting its receivable origination and whole loan sale strategy to maximize the value of our origination network. Miscellaneous fees increased across all commercial segments during 2000; however, the increase is primarily due to the 1999 acquisitions. Fees from syndication activity in the acquired Structured Finance segment also had a significant impact on the year over year increase. Factoring commissions were up due to the 1999 factoring acquisitions. Gains on sales of leasing equipment and securitizations each increased due to higher volumes in 2000. We also benefited from the maturation of certain venture capital investments and a strong IPO market in the early part of the year. The 1999 increase in other revenue from 1998 reflects primarily an increase in factoring commissions, due in part to the two acquisitions completed during the year, syndication fees from the Structured Finance segment and gains recognized on sales of receivables.

SALARIES AND GENERAL OPERATING EXPENSES

    Salaries and general operating expenses were $1,035.2 million in 2000, $516.0 million in 1999, and $407.7 million in 1998. Expenses were up significantly in 2000 due to the prior year acquisitions, with the largest portion of this increase in employee costs and facilities expenses. Integration cost savings exceeded our original forecast of $150 million in annual cost savings from pre-acquisition levels. These cost savings were the result of an integration plan established in connection with the acquisition that identified certain real estate locations for elimination, as well as involuntary employee terminations.

    Our personnel decreased to approximately 7,355 at December 31, 2000 from 8,255 at December 31, 1999 due to integration reductions. This compared to 3,230 at December 31, 1998, reflecting the 1999 acquisitions.

    We manage expenditures using a comprehensive budgetary process. Expenses are monitored closely by business unit management and are reviewed monthly with our senior management. To ensure overall project cost control, an approval and review procedure is in place for major capital expenditures, such as computer equipment and software, including post-implementation evaluations.

    The efficiency ratio and the ratio of salaries and general operating expenses to AMA are two measurements that management uses to monitor productivity. AMA is comprised of average earning assets plus the average of finance receivables previously securitized and still managed by us. These ratios exclude goodwill amortization and are set forth in the following table.

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Efficiency ratio............................................    43.8%      41.3%      39.2%
Salaries and general operating expenses as a percentage of
  AMA.......................................................    2.01%      1.75%      1.78%

    The lower efficiency (higher ratio) in 2000 and 1999 from 1998 reflects the impact of the Newcourt acquisition, as that company's efficiency ratio was historically significantly higher than Tyco Capital Corporation's. Integration cost savings and efficiency enhancements improved the efficiency ratio for the year 2000 to 43.8% from the 48.3% level for the 1999 fourth quarter, when the acquisition was completed.

GOODWILL AMORTIZATION

    Goodwill amortization was $86.3 million in 2000 versus $25.7 million and $10.1 million in 1999 and 1998, respectively, reflecting the full year impact of the 1999 acquisitions, all of which were accounted for under the purchase method.

PROVISION AND RESERVE FOR CREDIT LOSSES/CREDIT QUALITY

    The provision for credit losses was $255.2 million for 2000, $110.3 million for 1999, and $99.4 million for 1998. Net charge-offs were $235.6 million for 2000, $95.0 million for 1999, and $78.8 million for 1998. Our net charge-off experience, in amount and as a percentage of finance receivables, is provided in the following table.

                                                                             YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------------------------------------
                                                           2000                        1999                        1998
                                                  ----------------------      ----------------------      ----------------------
                                                                               DOLLARS IN MILLIONS
Equipment Financing and Leasing.................   $102.9         0.71%        $16.7          0.16%        $18.2          0.18%
Vendor Technology Finance.......................     31.7         0.54            --            --            --            --
Commercial Finance..............................     46.2         0.60          29.0          0.47          14.8          0.31
Structured Finance..............................      0.4         0.03            --            --            --            --
                                                   ------         ----         -----          ----         -----          ----
  Total Commercial Segments.....................    181.2         0.62          45.7          0.25          33.0          0.22
Consumer........................................     54.4         1.32          49.3          1.19          45.8          1.18
                                                   ------         ----         -----          ----         -----          ----
  Total.........................................   $235.6         0.71%        $95.0          0.42%        $78.8          0.42%
                                                   ======         ====         =====          ====         =====          ====

    The increase in Equipment Financing and Leasing net credit losses primarily reflects the impact of acquired assets. The increase in 2000 in Commercial Finance net credit losses primarily reflects one food wholesaler account charged-off in 2000. The 1999 increase over 1998 in Commercial Finance was due to high recoveries in 1998.

    Our consolidated reserve for credit losses increased to $468.5 million (1.40% of finance receivables) at December 31, 2000 from $446.9 million (1.44%) at December 31, 1999 and $263.7 million (1.33%) at December 31, 1998, as we recorded provisions of $19.6 million, $15.3 million and $20.6 million in excess of net charge-offs during 2000, 1999 and 1998, respectively. The increase in the 2000 and 1999 ratio of reserve to receivables from 1998 reflects the acquired assets, which carried a higher reserve percentage than Tyco Capital Corporation's historical ratio, and is commensurate with this historically higher past due loan and charge-off profile. The decrease in the ratio of reserve to finance receivables in 2000 from 1999, reflects product mix changes as well as the implementation of Tyco Capital Corporation credit standards in the acquired portfolios.

PAST DUE AND NON-PERFORMING ASSETS

    The following table sets forth certain information concerning our past due and non-performing assets (and the related percentages of finance receivables) at December 31, 2000, 1999 and 1998.

                                                                          AT DECEMBER 31,
                                              ------------------------------------------------------------------------
                                                     2000                       1999                      1998
                                              -------------------      ----------------------      -------------------
                                                                        DOLLARS IN MILLIONS
Finance receivables, past due 60 days or
  more:
  Equipment Financing and Leasing...........   $399.8      2.88%       $ 209.6          1.93%       $149.9      1.41%
  Vendor Technology Finance.................    184.9      3.07          314.9          4.16            --        --
  Commercial Finance........................    107.9      1.40           64.0          0.91          32.1      0.64
  Structured Finance........................     96.2      5.59           61.5          4.12            --        --
                                               ------      ----        -------        ------        ------      ----
    Total Commercial Segments...............    788.8      2.69          650.0          2.42         182.0      1.17
  Consumer..................................    211.1      5.03          189.1(1)       4.62(1)      166.0      3.89
                                               ------      ----        -------        ------        ------      ----
    Total...................................   $999.9      2.98%       $ 839.1          2.71%       $348.0      1.75%
                                               ======      ====        =======        ======        ======      ====
Non-performing assets:
  Equipment Financing and Leasing...........   $351.0      2.53%       $ 139.9          1.29%       $135.2      1.27%
  Vendor Technology Finance.................     93.9      1.56          247.9          3.27            --        --
  Commercial Finance........................     65.3      0.85           27.6          0.39          14.5      0.29
  Structured Finance........................    118.6      6.90           61.5          4.12            --        --
                                               ------      ----        -------        ------        ------      ----
    Total Commercial Segments...............    628.8      2.15          476.9          1.77         149.7      0.96
  Consumer..................................    199.3      4.75          158.5(1)       3.87(1)      129.0      3.02
                                               ------      ----        -------        ------        ------      ----
    Total...................................   $828.1      2.47%       $ 635.4          2.05%       $278.7      1.40%
                                               ======      ====        =======        ======        ======      ====

------------------------

(1) For these calculations, certain finance receivables held for sale and the associated past due and non-performing balances are included.

    Non-performing assets reflect both finance receivables on non-accrual status and assets received in satisfaction of loans.

    The 2000 increase from 1999 in our Equipment Financing and Leasing segment delinquency and non-performing asset ratios was in large part due to the acquired assets, which historically carried a higher level of delinquency and non-performing assets, as well as an increase in trucking industry delinquencies and non-performing assets. The increase in Structured Finance delinquency and non-performing assets from December 31, 1999 was primarily due to one account which was classified as non-performing during the fourth quarter of 2000. In 1999, Equipment Financing and Leasing past due loans increased, but non-performing assets remained relatively stable at 1.29%. The increase in 1999 Equipment Financing and Leasing past dues also included three commercial aircraft that became past due in the fourth quarter. The increases in Commercial Finance in 2000 past due and non-performing balances was due to the over 20% growth in the Business Credit unit and economic softening in various markets.

    The increases, in both 2000 and 1999 Consumer past due and non-performing accounts are due to softening in the manufactured housing market.

INCOME TAXES

    The provision for federal, foreign and state and local income taxes totaled $373.9 million in 2000, compared with $207.6 million in 1999, and $185.0 million in 1998. The effective income tax rate for 2000 was 37.9%, compared with 34.8% in 1999, and 35.3% in 1998, primarily as a result of an increase in non-deductible goodwill amortization and foreign taxes, partially offset by lower state and local taxes.

RESULTS BY BUSINESS SEGMENT

    In Equipment Financing and Leasing, net income increased 24.3% from 1999, as the dollar amounts of increased margin and non-spread revenues more than offset higher charge-offs and operating expenses. As a percentage of AEA, Equipment Financing and Leasing net income dropped from 1999, as the relative revenue and spread improvements fell short of credit provisions and operating expense increases. The increased net income in 2000 over 1999 for Equipment Financing and Leasing, as well as the return on AEA trends, reflect the transfers of acquired assets. Commercial Finance net income improved 14.4% from 1999, and reflected increased factoring commissions, largely from the 1999 acquisitions. Consumer segment earnings grew by 22.2% and benefited from improved efficiency and gains on receivable sales. Whole loan sales are part of our ongoing consumer business strategy to maximize the value of our origination network. The increased corporate expense in 2000 over 1999 included higher goodwill amortization and higher corporate interest expense.

    Net income for 1999 improved $50.6 million or 14.9% from 1998, as all of our original business segments improved from 1998. Both the Equipment Financing and Leasing and Commercial Finance segments improved approximately 19% from 1998, due to the continuation of strong asset growth. The Commercial Finance segment results also reflected two 1999 acquisitions. The Consumer segment earnings grew by 35% and benefited from improved efficiency and gains on receivable sales. The increased corporate expense in 1999 over 1998 included higher goodwill amortization and higher corporate interest expense.

    The table below summarizes selected financial information by business segment, based upon a fixed leverage ratio across business units and the allocation of a majority of corporate expenses.

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                             ------------------------------------------------------------------------------
                                                          NET INCOME                              RETURN ON AEA
                                             ------------------------------------      ------------------------------------
                                               2000          1999          1998          2000          1999          1998
                                             --------      --------      --------      --------      --------      --------
                                                                          DOLLARS IN MILLIONS
Equipment Financing & Leasing..............  $ 287.8        $231.5        $193.9         1.42%         1.65%         1.59%
Vendor Technology Finance..................    148.9           7.5            --         1.91            --(1)         --(1)
Commercial Finance.........................    161.8         141.4         119.1         3.03          3.35          3.36
Structured Finance.........................     89.6            --            --         4.04            --(1)         --
                                             -------        ------        ------         ----          ----          ----
  Total Commercial Segments................    688.1         380.4         313.0         1.93          1.85          1.98
Consumer...................................     73.3          60.0          44.3         1.45          1.18          0.99
                                             -------        ------        ------         ----          ----          ----
  Total Segments...........................    761.4         440.4         357.3         1.87          1.72          1.74
Corporate..................................   (149.8)        (51.0)        (18.5)          --(1)         --(1)         --(1)
                                             -------        ------        ------         ----          ----          ----
  Total....................................  $ 611.6        $389.4        $338.8         1.50%         1.52%         1.65%
                                             =======        ======        ======         ====          ====          ====

--------------------------

(1)  These percentages are not meaningful.

FINANCING AND LEASING ASSETS

    Our managed assets grew $3.5 billion (6.7%) to $54.9 billion in 2000, and grew $25.2 billion (96.2%) to $51.4 billion in 1999, due primarily to acquisitions. Financing and leasing assets that we own grew $3.4 billion (8.4%) to $43.8 billion in 2000, and grew $16.7 billion (70.4%) to $40.4 billion in 1999. Managed assets include finance receivables, operating lease equipment, finance receivables held for sale, certain investments, and finance receivables previously securitized and still managed by us.

    In connection with the integration of Newcourt, we transferred various assets among our business units to better align core competencies, gain scale, raise efficiency and improve profitability. During 2000, we transferred
$1,713.3 million of finance receivables, $988.9 million of operating leases and $2,902.2 million of securitized assets from Vendor Technology Finance to Equipment Financing. Also, a telecommunications portfolio totaling
$313.0 million was transferred to Structured Finance from Equipment Financing. These transfers are in addition to 1999 movements when finance receivables of $2,149.4 million and operating leases of $208.4 million were transferred to Equipment Financing from Vendor Technology Finance and $229.4 million of finance receivables and $4.4 million of operating leases were transferred to Vendor Technology Finance from Equipment Financing. Additionally, in 1999,
$231.3 million of finance receivables were transferred to Capital Finance from Structured Finance.

    Excluding the impact of asset transfers in 2000, Vendor Technology Finance and Structured Finance portfolio assets grew at a rate of 12.8% and 14.9%, respectively, during the year, while Commercial Finance was up 9.9%. Consumer managed assets were flat year 2000 over 1999; however, on an owned basis (excluding the liquidating portfolio), assets were up 15.5% as no consumer asset-backed securitizations were completed in 2000.

    Business volume, excluding factoring, was $25.3 billion in 2000, up from $13.2 billion in 1999, as volume was strong across all commercial segments and in the Consumer home equity portfolio.

    The managed assets of our business segments and the corresponding strategic business units are presented in the following table and reflect the previously discussed transfers between business units.

                                                     AT DECEMBER 31,                   % CHANGE
                                            ---------------------------------   -----------------------
                                              2000        1999        1998      '00 VS '99   '99 VS '98
                                            ---------   ---------   ---------   ----------   ----------
                                                                DOLLARS IN MILLIONS
EQUIPMENT FINANCING:
  Finance receivables.....................  $12,153.7   $10,899.3   $ 8,497.6       11.5%        28.3%
  Operating lease equipment, net..........    2,280.7     1,066.2       765.1      113.9         39.4
                                            ---------   ---------   ---------      -----        -----
    Total.................................   14,434.4    11,965.5     9,262.7       20.6         29.2
                                            ---------   ---------   ---------      -----        -----
CAPITAL FINANCE:
  Finance receivables.....................    1,863.1     1,838.0     1,655.4        1.4         11.0
  Operating lease equipment, net..........    3,594.6     2,931.8     1,982.0       22.6         47.9
  Liquidating portfolio(1)................      185.9       281.4       466.9      (33.9)       (39.7)
                                            ---------   ---------   ---------      -----        -----
    Total.................................    5,643.6     5,051.2     4,104.3       11.7         23.1
                                            ---------   ---------   ---------      -----        -----
    TOTAL EQUIPMENT FINANCING AND LEASING
      SEGMENT.............................   20,078.0    17,016.7    13,367.0       18.0         27.3
                                            ---------   ---------   ---------      -----        -----
VENDOR TECHNOLOGY FINANCE:
  Finance receivables.....................    6,864.5     7,488.9          --       (8.3)          -- (3)
  Operating lease equipment, net..........    1,256.5     2,108.8          --      (40.4)          -- (3)
    TOTAL VENDOR TECHNOLOGY FINANCE
      SEGMENT.............................    8,121.0     9,597.7          --      (15.4)          -- (3)
                                            ---------   ---------   ---------      -----        -----
COMMERCIAL SERVICES.......................    4,277.9     4,165.1     2,481.8        2.7         67.8
BUSINESS CREDIT...........................    3,415.8     2,837.0     2,514.4       20.4         12.8
                                            ---------   ---------   ---------      -----        -----
    TOTAL COMMERCIAL FINANCE SEGMENT......    7,693.7     7,002.1     4,996.2        9.9         40.1
                                            ---------   ---------   ---------      -----        -----
STRUCTURED FINANCE:
  Finance receivables.....................    2,347.3     1,933.9          --       21.4           -- (3)
  Operating lease equipment, net..........       58.8          --          --         --           --
  Other--Equity Investments...............      285.8       137.3        81.9      108.2         67.6
                                            ---------   ---------   ---------      -----        -----
    TOTAL STRUCTURED FINANCE SEGMENT......    2,691.9     2,071.2        81.9       30.0           -- (3)
                                            ---------   ---------   ---------      -----        -----
    TOTAL COMMERCIAL SEGMENTS.............   38,584.6    35,687.7    18,445.1        8.1         93.5
                                            ---------   ---------   ---------      -----        -----
CONSUMER:
Home equity...............................    2,451.7     2,215.4     2,244.4       10.7         (1.3)
Manufactured housing......................    1,802.1     1,666.9     1,417.5        8.1         17.6
Recreational vehicles.....................      648.0       361.2       744.0       79.4        (51.5)
Liquidating portfolio(2)..................      298.2       462.8       848.4      (35.6)       (45.5)
                                            ---------   ---------   ---------      -----        -----
    TOTAL CONSUMER SEGMENT................    5,200.0     4,706.3     5,254.3       10.5        (10.4)
                                            ---------   ---------   ---------      -----        -----
    TOTAL FINANCING AND LEASING PORTFOLIO
      ASSETS..............................   43,784.6    40,394.0    23,699.4        8.4         70.4
                                            ---------   ---------   ---------      -----        -----
Finance receivables previously
  securitized:
  Commercial..............................    9,075.9     8,471.5          --        7.1           -- (3)
  Consumer................................    1,582.7     1,987.0     2,025.0      (20.3)        (1.9)
  Consumer liquidating portfolio(2).......      457.7       580.8       491.9      (21.2)        18.1
                                            ---------   ---------   ---------      -----        -----
    Total.................................   11,116.3    11,039.3     2,516.9        0.7        338.6
                                            ---------   ---------   ---------      -----        -----
    TOTAL MANAGED ASSETS..................  $54,900.9   $51,433.3   $26,216.3        6.7%        96.2%
                                            =========   =========   =========      =====        =====

------------------------
(1) Consists primarily of ocean going maritime and project finance. Capital Finance discontinued marketing to these sectors in 1997.

(2) Consists of recreational boat and wholesale loan product lines, which we exited in 1999.

(3)  These percentages are not meaningful.

CONCENTRATIONS

FINANCING AND LEASING ASSETS COMPOSITION

    Our ten largest financing and leasing asset accounts in the aggregate represented 3.9% of our total financing and leasing assets at December 31, 2000 (with the largest account representing less than 1%) and 3.7% at December 31, 1999. All ten accounts were commercial accounts and were secured by equipment, accounts receivable and/or inventory.

GEOGRAPHIC COMPOSITION

    The following table presents our financing and leasing assets by customer location.

                                                                        AT DECEMBER 31,
                                                          -------------------------------------------
                                                                  2000                   1999
                                                          --------------------   --------------------
                                                           AMOUNT     PERCENT     AMOUNT     PERCENT
                                                          ---------   --------   ---------   --------
                                                                      DOLLARS IN MILLIONS
United States:
  Northeast.............................................  $ 9,099.3     20.8%    $ 8,257.2     20.5%
  West..................................................    8,336.9     19.0       7,594.0     18.8
  Midwest...............................................    7,723.1     17.6       7,042.7     17.4
  Southeast.............................................    6,228.6     14.2       5,380.5     13.3
  Southwest.............................................    4,940.3     11.4       4,426.1     11.0
                                                          ---------    -----     ---------    -----
Total United States.....................................   36,328.2     83.0      32,700.5     81.0
                                                          ---------    -----     ---------    -----
Foreign:
  Canada................................................    2,357.4      5.4       2,797.5      6.9
  All other.............................................    5,099.0     11.6       4,896.0     12.1
                                                          ---------    -----     ---------    -----
  Total.................................................  $43,784.6    100.0%    $40,394.0    100.0%
                                                          =========    =====     =========    =====

    Our managed asset geographic diversity does not differ significantly from our owned asset geographic composition.

    Our financing and leasing asset portfolio in the United States is diversified by state. At December 31, 2000, with the exception of California (10.4% of financing and leasing assets), Texas (7.9%), and New York (6.9%), no state represented more than 4.6% of financing and leasing assets. Our 1998 managed and owned asset geographic composition did not significantly differ from our 1999 managed and owned asset geographic composition.

    Financing and leasing assets to foreign obligors totaled $7.5 billion at December 31, 2000. After Canada, $2.4 billion (5.4% of financing and leasing assets), the largest foreign exposures were to England, $1.2 billion (2.8%), and Australia, $399.6 million (0.9%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure greater than 0.8% of financing and leasing assets.

    At December 31, 1999, financing and leasing assets to foreign obligors totaled $7.7 billion. After Canada, $2.8 billion (6.9% of financing and leasing assets), the largest foreign exposures were to England, $1.6 billion (4.0%), and Australia, $397.6 million (1.0%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure greater than 0.8% of financing and leasing assets.

INDUSTRY COMPOSITION

    The following table presents our financing and leasing assets by major industry class.

                                                                        AT DECEMBER 31,
                                                          -------------------------------------------
                                                                  2000                   1999
                                                          --------------------   --------------------
                                                           AMOUNT     PERCENT     AMOUNT     PERCENT
                                                          ---------   --------   ---------   --------
                                                                      DOLLARS IN MILLIONS
Manufacturing(1) (no industry greater than 2.6%)........  $ 8,787.2     20.1%    $ 8,566.5     21.2%
Retail(2)...............................................    4,211.3      9.6       4,032.0     10.0
Commercial airlines.....................................    3,557.2      8.1       3,091.2      7.7
Transportation(3).......................................    3,431.0      7.8       3,348.2      8.3
Construction equipment..................................    2,697.8      6.2       2,697.0      6.7
Home mortgage...........................................    2,451.7      5.6       2,215.4      5.5
Service industries......................................    1,987.1      4.5       1,768.1      4.4
Communications..........................................    1,496.7      3.4       1,372.6      3.4
Wholesaling.............................................    1,445.0      3.3       1,303.6      3.2
Other (no industry greater than 4.1%)...................   13,719.6     31.4      11,999.4     29.6
                                                          ---------    -----     ---------    -----
Total...................................................  $43,784.6    100.0%    $40,394.0    100.0%
                                                          =========    =====     =========    =====

------------------------

(1) Includes manufacturers of textiles and apparel, industrial machinery and equipment, electrical and electronic equipment, and other industries.

(2)  Includes retailers of apparel (3.8%) and general merchandise (2.6%).

(3)  Includes rail, bus, over-the-road trucking and business aircraft.

    Our telecommunications portfolio is included in "Communications" in the industry composition table above. This portfolio is included in our Structured Finance segment and totals approximately $690 million at December 31, 2000, comprising approximately 1.6% of total financing and leasing assets, of which 10.0% are on non-accrual status. This portfolio consists of 60 accounts with an average balance of $11.4 million. The 10 largest accounts in the portfolio aggregate $277 million with the largest single account under $50.0 million. Our telecommunications transactions are collateralized by the assets of the customer (equipment, receivable, cash, etc.) and are also secured by a pledge of all of the stock of the non-public companies.

    Our 1998 managed and owned asset industry composition did not differ significantly from our 1999 managed and owned asset industry composition.

RISK MANAGEMENT

    Our business activities contain various elements of risk. We consider the principal types of risk to be credit risk (including credit, collateral and equipment risk) and market risk (including interest rate, foreign currency and liquidity risk.)

    We consider the management of risk essential to conducting our commercial and consumer businesses and to maintaining profitability. Accordingly, our risk management systems and procedures are designed to identify and analyze risks, to set appropriate policies and limits and to continually monitor these risks and limits by means of reliable administrative and information systems and other policies and programs.

    We review and monitor credit exposures, both owned and managed, on an ongoing basis to identify, as early as possible, those customers that may be experiencing declining creditworthiness or financial difficulty, and periodically evaluate our finance receivables across the entire organization. We monitor concentrations by borrower, industry, geographic region and equipment type and management adjusts limits as conditions warrant to seek to minimize the risk of credit loss.

    Our Asset Quality Review Committee is comprised of members of senior management, including the Chief Risk Officer and the Chief Financial Officer of Tyco Capital Corporation. Periodically, the Committee meets with senior executives of our strategic business units and corporate credit risk management group to review portfolio status and performance, as well as the status of individual financing and leasing assets, owned and managed, greater than $500,000 to obligors with higher risk profiles. In addition, this committee periodically meets with the Chief Executive Officer of Tyco Capital Corporation to review overall credit risk, including geographic, industry and customer concentrations.

CREDIT RISK MANAGEMENT

    We have developed systems specifically designed to manage credit risk in our Commercial and Consumer business segments. We evaluate financing and leasing assets for credit and collateral risk during the credit granting process and periodically after the advancement of funds.

    In response to our growing businesses, we formed a corporate credit risk management group, which reports to the Chief Risk Officer, in the fourth quarter of 1999 to oversee and manage credit risk throughout Tyco Capital Corporation. This group's structure includes senior credit executive alignment with each of the business units, as well as a senior executive with corporate-wide asset recovery and work-out responsibilities. This group reviews large transactions, non-traditional transactions and transactions which are outside of established target market definitions and risk acceptance criteria or which exceed the strategic business units' credit authority. In addition, Tyco Capital Corporation's Executive Credit Committee, which includes the Chairman and Chief Executive Officer, the Chief Risk Officer, three members of the corporate credit risk management group and two group Chief Executive Officers, approves credits that are beyond the authority of the business units. The credit risk management group also includes an independent credit audit function.

    Each of our strategic business units has developed and implemented a formal credit management process in accordance with formal uniform guidelines established by the credit risk management group. These guidelines set forth risk acceptance criteria for:

    - acceptable maximum credit line;

    - selected target markets and products;

    - creditworthiness of borrowers, including credit history, financial condition, adequacy of cash flow and quality of management; and

    - the type and value of underlying collateral and guarantees (including recourse from dealers and manufacturers.)

    We also employ a risk adjusted pricing process where the perceived credit risk is a factor in determining the interest rate and/or fees charged for our financing and leasing products. As economic and market conditions change, credit risk management practices are reviewed and modified, if necessary, to seek to minimize the risk of credit loss.

    For small ticket business originated in our Vendor Technology Finance segment and the Consumer segment, we utilize automated credit scoring capabilities. In these proprietary models, we utilize statistical techniques in analyzing customer attributes, including industry and corporate data, trade payment history, and other credit bureau information. Model scores are measured against actual delinquency and loss experience. Modifications are made to the models based upon this monitoring effort as appropriate. The design and monitoring of these automated statistical models is led by our Management Science Group, staffed by specialists with considerable experience and expertise in this discipline.

    Compliance with established corporate policies and procedures and the credit management processes at each strategic business unit are reviewed by the credit audit group. The credit audit group examines adherence with established credit policies and procedures and tests for inappropriate credit practices, including whether potential problem accounts are being detected and reported on a timely basis. The credit audit group reports to the Chief Risk Officer and to the Audit Committee.

EQUIPMENT/RESIDUAL RISK MANAGEMENT

    We have developed systems, processes and expertise to manage the equipment and residual risk in our Commercial segments. Our process consists of a four-pronged approach: 1) residual setting and valuation at deal inception,
2) approvals and authorizations, 3) systematic residual reviews, and
4) monitoring of residual realizations. Over time, we have developed experienced internal equipment management specialists, as well as external consultant networks, who understand equipment values. We believe this to be one of our core competencies. These specialists set values in our larger-ticket transactional business, and develop standard residual matrices for our lower-ticket, higher-volume transaction business. Transactions outside of these standard residual matrices, or transactions over certain dollar limits, must be approved by various combinations of business unit management or Corporate risk management. Reviews for impairment are performed at least annually. Residual realizations, by business unit and product, are reviewed as part of our ongoing financial and asset quality review, both within the business units and by Corporate management.

COMMERCIAL

    We have developed systems specifically designed to effectively manage credit risk in our Commercial segments. The process starts with the initial evaluation of credit risk and underlying collateral at the time of origination and continues over the life of the finance receivable or operating lease, including collecting past due balances and liquidating underlying collateral.

    Credit personnel of the applicable strategic business unit review each potential borrower's financial condition, results of operations, management, industry, customer base, operations, collateral and other data, such as third party credit reports, to thoroughly evaluate the customer's borrowing and repayment ability. Borrowers are graded according to credit quality based upon our uniform credit grading system, which grades both the borrower's financial condition and the underlying collateral. Credit facilities are subject to approval within our overall credit approval and underwriting guidelines and are issued commensurate with the credit evaluation performed on each borrower.

    As mentioned previously, senior business unit and credit risk management are actively involved in the ongoing, disciplined asset quality review process.

CONSUMER AND SMALL-TICKET LEASING

    We have developed proprietary automated credit scoring models by loan type that include both customer demographics and credit bureau characteristics. The profiles emphasize, among other things, occupancy status, length of residence, length of employment, debt to income ratio (ratio of total installment debt and housing expenses to gross monthly income), bank account references, credit bureau information and combined loan to value ratio. The models are used to assess a potential borrower's credit standing and repayment ability considering the value or adequacy of property offered as collateral. Our credit criteria include reliance on credit scores, including those based upon both our proprietary internal credit scoring model and external credit bureau scoring, combined with judgment. The credit scoring models are regularly reviewed for effectiveness utilizing statistical tools. We regularly evaluate the consumer loan portfolio using past due, vintage curve and other statistical tools to analyze trends and credit performance by loan type, including analysis of specific credit characteristics and other selected subsets of the portfolios. Adjustments to credit scorecards and lending programs are made when deemed appropriate. Individual underwriters are assigned credit authority based upon their experience, performance and understanding of the underwriting policies and procedures of our consumer operations, and a credit approval hierarchy exists to ensure that all applications are reviewed by an underwriter with the appropriate level of authority.

    See "Provision and Reserve for Credit Losses/Credit Quality".

MARKET RISK MANAGEMENT

    Market risk is the risk of loss arising from changes in values of financial instruments, including interest rate risk, foreign exchange risk, derivative credit risk and liquidity risk. We engage in transactions in the normal course of business that expose us to market risks, and we maintain what we believe are conservative management practices and policies designed to effectively mitigate such risks. The objectives of our market risk management efforts are to preserve company value by hedging changes in future expected net cash flows and to decrease the cost of capital. Strategies for managing market risks associated with changes in interest rates and foreign exchange rates are an integral part of the process, since those strategies affect our future expected cash flows as well as our cost of capital.

    Our Capital Committee sets policies, oversees and guides the interest rate and currency risk management process, including establishment and monitoring of risk metrics, and ensures the implementation of those policies. Other risks monitored by the Capital Committee include derivative credit risk and liquidity risk. The Capital Committee includes members of senior management of Tyco Capital Corporation, including the Chief Executive Officer, the Chief Financial Officer, the Treasurer, and the Controller. Business unit executives also serve on the Capital Committee on a rotating basis.

    INTEREST RATE AND FOREIGN EXCHANGE RISK MANAGEMENT--We offer a variety of financing products to our customers including fixed and floating-rate loans of various maturities and currency denominations, and a variety of leases, including operating leases. Changes in market interest rates, or in the relationships between short-term and long-term market interest rates, or in the relationships between different interest rate indices (i.e., basis risk) can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, which can result in an increase in interest expense relative to finance income. We measure our asset/liability position in economic terms through duration measures and value at risk analysis, and we measure its periodic effect on earnings using maturity gap analysis.

    A matched asset/liability position is generally achieved through a combination of on and off-balance sheet financial instruments, including issuing commercial paper, medium term notes, long-term debt, interest rate and currency swaps, foreign exchange contracts, and through asset syndication and securitization. We do not speculate on interest rates or foreign exchange rates, but rather seek to mitigate the possible impact of such rate fluctuations encountered in the normal course of business. This process is ongoing due to prepayments, refinancings and actual payments varying from contractual terms, as well as other portfolio dynamics.

    We periodically enter into structured financings (involving both the issuance of debt and an interest rate swap with corresponding notional principal amount and maturity) to manage liquidity and reduce interest rate risk at a lower overall funding cost than could be achieved by solely issuing debt.

    Interest rate swaps with notional principal amounts of $9.9 billion at December 31, 2000 and $8.8 billion at December 31, 1999 were designated as hedges against outstanding debt and were principally used to convert the interest rate on variable-rate debt to a fixed-rate, establishing a fixed-rate term debt borrowing cost for the life of the swap. These hedges reduce our exposure to rising interest rates, but also reduce the benefits from lower interest rates.

    A comparative analysis of the weighted average principal outstanding and interest rates paid on our debt before and after the effect of interest rate swaps is shown in the following table.

                                                                  YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------
                                                                        BEFORE SWAPS
                                          ------------------------------------------------------------------------
                                                  2000                      1999                      1998
                                          --------------------      --------------------      --------------------
                                                                    DOLLARS IN MILLIONS
Commercial paper and variable-rate
  senior notes..........................  $19,848.6     6.53%       $11,896.2     5.26%       $ 9,672.6     5.53%
Fixed-rate senior and subordinated
  notes.................................   17,689.7     6.72         10,115.1     6.47          7,476.5     6.31
                                          ---------     ----        ---------     ----        ---------     ----
Composite...............................  $37,538.3     6.62%       $22,011.3     5.71%       $17,149.1     5.87%
                                          =========     ====        =========     ====        =========     ====

                                                                  YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------
                                                                        AFTER SWAPS
                                          ------------------------------------------------------------------------
                                                  2000                      1999                      1998
                                          --------------------      --------------------      --------------------
                                                                    DOLLARS IN MILLIONS
Commercial paper and variable-rate
  senior notes..........................  $14,762.1     6.74%       $ 8,977.7     5.32%       $ 7,069.9     5.47%
Fixed-rate senior and subordinated
  notes.................................   22,776.2     6.67         13,033.6     6.25         10,079.2     6.39
                                          ---------     ----        ---------     ----        ---------     ----
Composite...............................  $37,538.3     6.70%       $22,011.3     5.87%       $17,149.1     6.01%
                                          =========     ====        =========     ====        =========     ====

    The weighted average composite interest rate after swaps in each of the years presented increased from the composite interest rate before swaps primarily because a larger proportion of our debt, after giving effect to interest rate swaps, was subject to a fixed interest rate. However, the weighted average interest rates before swaps do not necessarily reflect the interest expense that would have been incurred over the life of the borrowings had we chosen to manage interest rate risk without the use of such swaps. Derivatives are discussed further in Note 9--"Derivative Financial Instruments" to the audited consolidated financial statements of The CIT Group, Inc. (subsequently renamed Tyco Capital Corporation) and Note 3--"Derivative Financial Instruments" in the unaudited consolidated financial statements of Tyco Capital Ltd. in Item
13. "FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA."

    Our foreign operations include Canada, Latin America, Europe, Asia and Australia and are funded through both local currency borrowings and U.S. dollar borrowings which are converted to local currency through the use of foreign exchange forward contracts or cross-currency swaps. At December 31, 2000, $2.9 billion in notional principal amount of foreign exchange forwards and $1.2 billion in notional principal amount of cross-currency swaps were designated as currency-related debt hedges.

    We also utilize foreign exchange forward contracts to hedge our net investments in foreign operations. Translation gains and losses of the underlying foreign net investment, as well as offsetting derivative gains or losses on designated hedges, are reflected in other comprehensive income as a separate component of equity in the Consolidated Balance Sheets. As of December 31, 2000, $0.8 billion in notional principal of foreign exchange forwards were designated as hedges of net investments in foreign operations.

    We regularly monitor and simulate through computer modeling our degree of interest rate sensitivity by measuring the repricing characteristics of interest-sensitive assets, liabilities, and off-balance sheet derivatives. The Capital Committee reviews the results of this modeling monthly. The interest rate sensitivity modeling techniques employed by us include the creation of prospective twelve month "baseline" and "rate shocked" net interest income simulations. At the date that interest rate sensitivity is modeled, "baseline" net interest income is derived considering the current level of interest-sensitive assets and related run-off (including both contractual repayment and historical prepayment experience), the current level of interest-sensitive liabilities and related maturities and the current level of off-balance sheet derivatives. The "baseline" simulation assumes that, over the next successive twelve months, market interest rates (as of the date of simulation) are held constant and that no new loans or leases are extended. Once the "baseline" net interest income is calculated, market interest rates, which were previously held constant, are raised 100 basis points instantaneously and parallel across the entire yield curve, and a "rate shocked" simulation is run. Interest rate sensitivity is then measured as the difference between calculated "baseline" and "rate shocked" net interest income.

    Utilizing our computer modeling, if no new fixed-rate loans or leases were extended and no actions to alter the existing interest rate sensitivity were taken subsequent to December 31, 2000, an immediate hypothetical 100 basis point parallel change in the yield curve on January 1, 2001 would affect net income by an estimated $25 million after-tax over the next twelve months. Although management believes that this measure provides a meaningful estimate of our interest rate sensitivity, it does not account for potential changes in the credit quality, size, composition and prepayment characteristics of the balance sheet and other business developments that could affect net income. Accordingly, no assurance can be given that actual results would not differ materially from the potential outcome simulated by our computer modeling. Further, it does not necessarily represent management's current view of future market interest rate movements.

    DERIVATIVE RISK MANAGEMENT--We enter into interest rate and currency swaps and foreign exchange forward contracts as part of our overall market risk management practices. We assess and manage the external and internal risks associated with these derivative instruments in accordance with the overall operating goals established by our Capital Committee. External risk is defined as those risks outside of our direct control, including counterparty credit risk, liquidity risk, systemic risk and legal risk. Internal risk relates to those operational risks within the management oversight structure and includes actions taken in contravention of Tyco Capital Corporation policy.

    The primary external risk of derivative instruments is counterparty credit exposure, which is defined as the ability of a counterparty to perform its financial obligations under a derivative contract. We control the credit risk of our derivative agreements through counterparty credit approvals, pre-established exposure limits and monitoring procedures.

    The Capital Committee approves each counterparty and establishes exposure limits based on credit analysis and market value. All derivative agreements are with major money center financial institutions rated investment grade by nationally recognized rating agencies, with the majority of our counterparties rated "AA" or better. Credit exposures are measured based on the market value of outstanding derivative instruments. Both current exposures and potential exposures, based on two standard deviations in market rates, are calculated for each derivative contract, summarized by counterparty, and reported to the Capital Committee.

    LIQUIDITY RISK MANAGEMENT--Liquidity risk, which refers to the risk of Tyco Capital Corporation being unable to meet potential cash outflows promptly and cost effectively, is discussed above under "Liquidity Risk Management".

CAPITALIZATION

    Leverage reduction and disciplined capital allocation are high priorities for us, and the ongoing evaluation of risk adjusted returns and growth prospects of business units across the organization will continue. Businesses that do not fit strategically, or portfolios that do not meet profitability requirements will be improved, liquidated or sold. Currently, we have approximately
$5 billion in assets, which are under review or are being considered for sale or liquidation. Progress was made toward increasing tangible capitalization during the second half of 2000. As a result, the tangible equity to managed assets and total debt to tangible equity ratios improved to 7.82% and 8.78x from 7.47% and 9.27x at June 30, 2000, respectively.

    The following table presents information regarding our capital structure.

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                               DOLLARS IN MILLIONS
Commercial paper............................................  $ 9,063.5   $ 8,974.0
Term debt...................................................   28,901.6    26,399.5
Tyco Capital Corporation obligated mandatorily redeemable
  preferred securities of subsidiary trust holding solely
  debentures of Tyco Capital Corporation ("Preferred Capital
  Securities")..............................................      250.0       250.0
Stockholders' equity........................................    6,007.2     5,554.4
                                                              ---------   ---------
  Total capitalization......................................   44,222.3    41,177.9
Goodwill....................................................   (1,964.6)   (1,850.5)
                                                              ---------   ---------
  Total tangible capitalization.............................  $42,257.7   $39,327.4
                                                              =========   =========
Tangible stockholders' equity and Preferred Capital
  Securities to managed assets..............................       7.82%       7.69%
  Total debt (excluding overnight deposits) to tangible
    stockholders' equity and Preferred Capital Securities...       8.78x       8.75x
Total debt (excluding overnight deposits) to stockholders'
  equity and Preferred Capital Securities...................       6.02x       5.96x

    The Tyco Capital Corporation obligated mandatorily redeemable preferred securities are 7.70% Preferred Capital Securities issued in 1997 by CIT Capital Trust I, a wholly-owned subsidiary. CIT Capital Trust I invested the proceeds of that issue in Junior Subordinated Debentures of Tyco Capital Corporation having identical rates and payment dates.

    At December 31, 2000, CIT had 261,897,768 issued and outstanding shares of common stock, including 11,637,709 exchangeable shares of CIT Exchangeco Inc. At December 31, 2000, The Dai-Ichi Kangyo Bank, Limited ("DKB"), formerly the largest shareholder of CIT, owned approximately 27% of CIT's outstanding stock.

RECENT ACCOUNTING PRONOUNCEMENTS

    During 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133." SFAS 137 delayed the implementation of SFAS No. 133, which is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. During
June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement
No. 133."

    We adopted SFAS 133 and 138 as of January 1, 2001. The adoption did not have a material effect on either the statement of financial position or the results of operations.

    During September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125." SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and is effective for recognition and reclassification of collateral and for disclosures for fiscal years ending after December 15, 2000. We have adopted the disclosures for this statement and we do not expect the adoption of this standard to affect the accounting for, or the structure of, our securitization transactions.

FORWARD-LOOKING INFORMATION

    Statements contained in this Form 10 that are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this document, the words "anticipate," "believe," "expect," "estimate," and similar expressions are generally intended to identify forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, potential changes in interest rates, competitive factors, general economic conditions, the ability to integrate recent acquisitions and the ability to develop new business from recent business combinations.

SUBSEQUENT EVENT

    On September 28, 2001, Tyco Capital Corporation changed its reported fiscal year end from December 31 to September 30. Tyco Capital Ltd.'s next consolidated audited financial statements will cover the nine-month transition period from January 1, 2001 to September 30, 2001.

ITEM 3.  PROPERTIES.

    The operations of Tyco Capital are generally conducted in leased office space located in numerous cities and towns throughout the world. Such leased office space is suitable and adequate for our needs and we utilize, or plan to utilize in the foreseeable future, substantially all of our leased office space.

ITEM 4.  SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    Omitted.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

    Omitted.

ITEM 6.  EXECUTIVE COMPENSATION.

    Omitted.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    Omitted.

ITEM 8.  LEGAL PROCEEDINGS.

    We are a defendant in various lawsuits arising in the ordinary course of our business. We aggressively manage our litigation and evaluate appropriate responses to our lawsuits in light of a number of factors, including the potential impact of the actions on the conduct of our operations. In the opinion of management, none of the pending matters is expected to have a material adverse effect on our financial condition or results of operations. However, there can be no assurance that an adverse decision in one or more of such lawsuits will not have a material adverse effect.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

    All of the outstanding common shares of Tyco Capital Ltd. are, as of the date hereof, owned by Tyco International Ltd. There is no market for the common shares. At present, Tyco Capital Ltd. has no plans to pay dividends on the common shares. Any dividends will be paid when declared by the Board of Directors of Tyco Capital Ltd.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    Tyco Capital Ltd. will fully and unconditionally guarantee the due and punctual payment of the principal of and interest on each of the 5 7/8% notes due October 15, 2008 of Tyco Capital Corporation and any other obligations of Tyco Capital Corporation under the indenture governing the 5 7/8% notes when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise. Tyco Capital Ltd. guarantees are unsecured. With respect to the 5 7/8% notes, Tyco Capital Ltd. guarantees will be unsubordinated obligations of Tyco Capital Ltd. The guarantees provide that in the event of a default in payment on a 5 7/8% note, the holder of the 5 7/8% note may institute legal proceedings directly against Tyco Capital Ltd. to enforce the guarantees without first proceeding against Tyco Capital Corporation.

    The obligations of Tyco Capital Ltd. under the guarantees are limited to the maximum amount that will not result in the obligations of Tyco Capital Ltd. under its guarantees constituting a fraudulent conveyance or fraudulent transfer under applicable law.

    The guarantees will terminate upon full payment of the principal of and interest on the 5 7/8% notes. The guarantees will be reinstated if at any time any holder of the related 5 7/8% notes must restore payment of any sums paid under the 5 7/8% notes or the guarantees.

    The guarantees will be governed by and construed in accordance with the laws of the State of New York.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 124 and 125 of the bye-laws of Tyco Capital Ltd. provide, in part, that Tyco Capital Ltd. shall indemnify its directors and officers for all liabilities, loss, damage or expense which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda.
Section 98 of the Companies Act 1981 (as amended) of Bermuda prohibits such indemnification against any liability arising out of fraud or dishonesty of the director or officer. However, such section permits Tyco Capital Ltd. to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    Tyco maintains $250 million of insurance to reimburse the directors and officers of Tyco and its subsidiaries, including Tyco Capital Ltd., for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being directors or officers of Tyco or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Tyco pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    Tyco Capital Ltd. was incorporated on February 25, 2000 as a Bermuda company and wholly-owned subsidiary of Tyco International Ltd. and serves as the holding company for its financial services business. Substantially all of Tyco Capital's operating activities are performed by Tyco Capital Corporation (formerly known as The CIT Group, Inc.), acquired on June 1, 2001 by a wholly-owned subsidiary of Tyco in a purchase business combination. Tyco Capital Corporation was contributed to Tyco Capital Ltd. on November 8, 2001 and accordingly, as a company under the control of Tyco Capital Ltd., Tyco Capital Corporation is reflected as a wholly-owned subsidiary of Tyco Capital Ltd. in its financial statements for periods beginning on June 2, 2001.

    In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco for Tyco Capital Corporation plus related purchase accounting adjustments have been "pushed-down" and recorded in Tyco Capital Ltd.'s consolidated financial statements for periods subsequent to June 1, 2001. This resulted in a new basis of accounting reflecting the fair market value of its assets and liabilities for the "successor" period beginning on June 2, 2001. Because the results of operations of Tyco Capital Ltd. for the period from inception (February 25, 2000) through June 1, 2001 are not material (a cumulative deficit of $5,000), information for all "predecessor" periods prior to the acquisition is presented on a historical basis of accounting and represents the activities of Tyco Capital Corporation. We have included the following financial statements in this filing:

    1. audited consolidated financial statements of The CIT Group, Inc. (subsequently renamed Tyco Capital Corporation) as of December 31, 2000 and 1999 and for each of the years in the three years ended December 31, 2000;

    2. audited financial statement of Tyco Capital Ltd. as of September 30, 2000; and

    3. unaudited consolidated financial statements of Tyco Capital Ltd. as of June 30, 2001 (successor) and December 31, 2000 (predecessor), and for the periods January 1, 2001 through June 1, 2001 (predecessor), June 2, 2001 through June 30, 2001 (successor) and the six months ended June 30, 2000 (predecessor).

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of
The CIT Group, Inc.:

    We have audited the accompanying consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of CIT's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The CIT Group, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

Short Hills, New Jersey
January 25, 2001, except
 as to Note 25, which
 is as of March 13, 2001

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN MILLIONS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                      ASSETS

FINANCING AND LEASING ASSETS:
  Loans and leases:
    Commercial..............................................  $29,304.0   $27,119.2
    Consumer................................................    4,193.5     3,887.9
                                                              ---------   ---------
      Finance receivables...................................   33,497.5    31,007.1
  Reserve for credit losses.................................     (468.5)     (446.9)
                                                              ---------   ---------
    Net finance receivables.................................   33,029.0    30,560.2
  Operating lease equipment, net............................    7,190.6     6,125.9
  Finance receivables held for sale.........................    2,698.4     3,123.7
CASH AND CASH EQUIVALENTS...................................      812.1     1,073.4
GOODWILL....................................................    1,964.6     1,850.5
OTHER ASSETS................................................    2,995.1     2,347.4
                                                              ---------   ---------
      Total assets..........................................  $48,689.8   $45,081.1
                                                              =========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

DEBT:
  Commercial paper..........................................  $ 9,063.5   $ 8,974.0
  Variable-rate senior notes................................   11,130.5     7,147.2
  Fixed-rate senior notes...................................   17,571.1    19,052.3
  Subordinated fixed-rate notes.............................      200.0       200.0
                                                              ---------   ---------
    Total debt..............................................   37,965.1    35,373.5
CREDIT BALANCES OF FACTORING CLIENTS........................    2,179.9     2,200.6
ACCRUED LIABILITIES AND PAYABLES............................    1,640.8     1,191.8
DEFERRED FEDERAL INCOME TAXES...............................      646.8       510.8
                                                              ---------   ---------
    Total liabilities.......................................   42,432.6    39,276.7
COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED
  SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY DEBENTURES
  OF THE COMPANY............................................      250.0       250.0
STOCKHOLDERS' EQUITY:
  Common stock..............................................        2.7         2.7
  Paid-in capital...........................................    3,527.2     3,521.8
  Retained earnings.........................................    2,603.3     2,097.6
  Accumulated other comprehensive income....................       11.7         2.8
  Treasury stock, at cost...................................     (137.7)      (70.5)
                                                              ---------   ---------
    Total stockholders' equity..............................    6,007.2     5,554.4
                                                              ---------   ---------
    Total liabilities and stockholders' equity..............  $48,689.8   $45,081.1
                                                              =========   =========

          See accompanying notes to consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Finance income..............................................  $5,248.4   $2,565.9   $2,015.1
Interest expense............................................   2,497.7    1,293.4    1,040.8
                                                              --------   --------   --------
  Net finance income........................................   2,750.7    1,272.5      974.3
Depreciation on operating lease equipment...................   1,281.3      355.1      169.5
                                                              --------   --------   --------
  Net finance margin........................................   1,469.4      917.4      804.8
Other revenue...............................................     912.0      350.8      255.4
                                                              --------   --------   --------
  Operating revenue.........................................   2,381.4    1,268.2    1,060.2
                                                              --------   --------   --------
Salaries and general operating expenses.....................   1,035.2      516.0      407.7
Provision for credit losses.................................     255.2      110.3       99.4
Goodwill amortization.......................................      86.3       25.7       10.1
Minority interest in subsidiary trust holding solely
  debentures of the Company.................................      19.2       19.2       19.2
                                                              --------   --------   --------
  Operating expenses........................................   1,395.9      671.2      536.4
                                                              --------   --------   --------

  Income before provision for income taxes..................     985.5      597.0      523.8
Provision for income taxes..................................     373.9      207.6      185.0
                                                              --------   --------   --------
  Net income................................................  $  611.6   $  389.4   $  338.8
                                                              ========   ========   ========

Net income per basic share..................................  $   2.34   $   2.24   $   2.09
Net income per diluted share................................  $   2.33   $   2.22   $   2.08

          See accompanying notes to consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 (IN MILLIONS)

                                                                                           ACCUMULATED
                                              CLASS B                                         OTHER           TOTAL
                                    COMMON     COMMON    PAID-IN    TREASURY   RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                    STOCK      STOCK     CAPITAL     STOCK     EARNINGS      INCOME          EQUITY
                                   --------   --------   --------   --------   --------   -------------   -------------
Balance, December 31, 1997.......   $  0.4    $   1.3    $  948.3   $    --    $1,482.9      $   --          $2,432.9
Net income.......................                                                338.8                          338.8
Cash dividends...................                                                (48.9)                         (48.9)
Conversion of Class B Common
  Stock to common stock..........      1.3       (1.3)                                                             --
Repurchase of common stock.......                                     (25.4)                                    (25.4)
Costs relating to common stock
  offering.......................                            (1.0)                                               (1.0)
Restricted common stock grants...                             5.2                                                 5.2
                                    ------    -------    --------   -------    --------      ------          --------
Balance, December 31, 1998.......      1.7         --       952.5     (25.4)   1,772.8           --           2,701.6
Net income.......................                                                389.4                          389.4
Foreign currency translation
  adjustments....................                                                               0.3               0.3
Unrealized gain on equity and
  securitization investments,
  net............................                                                               2.5               2.5
                                                                                                             --------
Total comprehensive income.......                                                                               392.2
                                                                                                             --------
Cash dividends...................                                                (64.6)                         (64.6)
Repurchase of common stock.......                                     (45.1)                                    (45.1)
Issuance of common stock and
  exchangeable shares in
  connection with the Newcourt
  acquisition....................      1.0                2,562.7                                             2,563.7
Restricted common stock grants...                             6.6                                                 6.6
                                    ------    -------    --------   -------    --------      ------          --------
Balance, December 31, 1999.......      2.7         --     3,521.8     (70.5)   2,097.6          2.8           5,554.4
Net income.......................                                                611.6                          611.6
Foreign currency translation
  adjustments....................                                                               4.3               4.3
Unrealized gain on equity and
  securitization investments,
  net............................                                                               4.6               4.6
                                                                                                             --------
Total comprehensive income.......                                                                               620.5
                                                                                                             --------
Cash dividends...................                                               (105.9)                        (105.9)
Repurchase of common stock.......                                     (67.2)                                    (67.2)
Restricted common stock grants...                             5.4                                                 5.4
                                    ------    -------    --------   -------    --------      ------          --------
Balance, December 31, 2000.......   $  2.7    $    --    $3,527.2   $(137.7)   $2,603.3      $ 11.7          $6,007.2
                                    ======    =======    ========   =======    ========      ======          ========

          See accompanying notes to consolidated financial statements

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                                                  YEARS ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               2000         1999         1998
                                                            ----------   ----------   ----------
CASH FLOWS FROM OPERATIONS
Net income................................................  $    611.6   $    389.4   $    338.8
Adjustments to reconcile net income to net cash flows from
  operations:
  Provision for credit losses.............................       255.2        110.3         99.4
  Depreciation and amortization...........................     1,408.7        402.8        195.9
  Provision for deferred federal income taxes.............       211.5        163.5        100.2
  Gains on equipment, receivable and investment sales.....      (371.8)      (109.3)       (75.1)
  Increase in accrued liabilities and payables............       449.0        221.2         34.2
  Increase in other assets................................      (690.9)      (125.6)       (89.2)
  Other...................................................        31.9         33.9         11.0
                                                            ----------   ----------   ----------
    Net cash flows provided by operations.................     1,905.2      1,086.2        615.2
                                                            ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans extended............................................   (49,275.8)   (39,657.9)   (35,818.9)
Collections on loans......................................    41,847.5     34,315.7     32,463.4
Proceeds from asset and receivable sales..................     7,055.4      3,733.2      1,381.3
Purchases of assets to be leased..........................    (2,457.6)    (1,633.2)    (1,101.7)
Purchases of finance receivable portfolios................    (1,465.6)      (492.1)      (600.0)
Net increase in short-term factoring receivables..........      (175.4)      (242.9)      (255.4)
Acquisitions, net of cash acquired........................          --       (538.0)          --
Other.....................................................       (79.4)       (36.0)       (19.5)
                                                            ----------   ----------   ----------
Net cash flows used for investing activities..............    (4,550.9)    (4,551.2)    (3,950.8)
                                                            ----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of variable and fixed-rate
  notes...................................................    12,645.3      7,700.0      6,863.5
Repayments of variable and fixed-rate notes...............   (10,143.2)    (5,538.3)    (4,111.5)
Net increase in commercial paper..........................        89.5      2,571.2        584.5
Net repayments of non-recourse leveraged lease debt.......       (31.2)      (156.8)         6.6
Cash dividends paid.......................................      (105.9)       (64.6)       (48.9)
Purchase of treasury stock................................       (67.2)       (45.1)       (25.4)
                                                            ----------   ----------   ----------
Net cash flows provided by financing activities...........     2,387.3      4,466.4      3,268.8
                                                            ----------   ----------   ----------
Effect of exchange rate changes on cash...................        (2.9)        (1.6)          --
                                                            ----------   ----------   ----------
Net (decrease) increase in cash and cash equivalents......      (261.3)       999.8        (66.8)
Cash and cash equivalents, beginning of year..............     1,073.4         73.6        140.4
                                                            ----------   ----------   ----------
Cash and cash equivalents, end of year....................  $    812.1   $  1,073.4   $     73.6
                                                            ==========   ==========   ==========

SUPPLEMENTAL CASH DISCLOSURES
Interest paid.............................................  $  2,449.7   $  1,268.9   $  1,021.3
Federal, foreign and state and local income taxes paid....  $     28.4   $     66.4   $     81.4

SUPPLEMENTAL NON-CASH DISCLOSURE
Stock issued for acquisition..............................  $       --   $  2,563.7   $       --

          See accompanying notes to consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

    The CIT Group, Inc. ("CIT") is a diversified finance company engaging in vendor, equipment, commercial, consumer and structured financing and leasing activities. CIT operates extensively in the United States and Canada, with strategic locations in Europe, Latin America and the Pacific Rim.

    On November 15, 1999, CIT issued 76,428,304 shares of CIT common stock and 27,577,082 exchangeable shares of CIT Exchangeco Inc. (exchangeable on a one-for-one basis for shares of CIT common stock) under the terms of the acquisition of Newcourt Credit Group Inc. ("Newcourt"). In addition, prior to the acquisition, CIT's Certificate of Incorporation was amended to rename and combine the Class A Common Stock and Class B Common Stock as Common Stock, which is now the only class of common stock outstanding. At December 31, 2000, The Dai-Ichi Kangyo Bank, Limited ("DKB") owned approximately 27% of the outstanding stock (including the exchangeable shares).

    In November 1998, CIT's majority stockholder, DKB, sold 55,000,000 shares of Class A Common Stock in a secondary public offering (the "Secondary Offering") for which DKB received all the proceeds. Prior to the sale, DKB converted all of its Class B Common Stock into an identical number of shares of Class A Common Stock.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements and accompanying notes include the accounts of CIT and its subsidiaries. All significant intercompany transactions have been eliminated. Prior period amounts have been reclassified to conform to the current presentation. The 1999 acquisitions were accounted for using the purchase method of accounting. The acquisitions affect the comparability of the consolidated financial statements as the consolidated statements of income reflect results of the acquired operations for the full year 2000, as compared to a partial year for each acquisition for 1999.

FINANCING AND LEASING ASSETS

    CIT provides funding for a variety of financing arrangements, including term loans, lease financing and operating leases. The amounts outstanding on loans and leases are referred to as finance receivables and, when combined with finance receivables held for sale, net book value of operating lease equipment, and certain investments, represent financing and leasing assets.

    At the time of designation for sale, securitization or syndication by management, assets are classified as finance receivables held for sale. These assets are carried at the lower of aggregate cost or market value.

INCOME RECOGNITION

    Finance income includes interest on loans, the accretion of income on direct financing leases, and rents on operating leases. Related origination and other nonrefundable fees and direct origination costs are deferred and amortized as an adjustment of finance income over the contractual life of the transactions. Income on finance receivables other than leveraged leases is recognized on an accrual basis commencing in the month of origination using methods that generally approximate the interest method. Leveraged lease income is recognized on a basis calculated to achieve a constant after-tax rate of return for periods in which CIT has a positive investment in the transaction, net of related deferred tax liabilities. Rental income on operating leases is recognized on an accrual basis.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The accrual of finance income on commercial finance receivables is generally suspended and an account is placed on non-accrual status when payment of principal or interest is contractually delinquent for 90 days or more, or earlier when, in the opinion of management, full collection of all principal and interest due is doubtful. Given the nature of revolving credit facilities, including those combined with term loan facilities (advances and interest accruals increase revolving loan balances and payments reduce revolving loan balances), the placement of revolving credit facilities on non-accrual status includes the review of other qualitative and quantitative credit related factors, and generally does not result in the reversal of significant amounts of accrued interest. To the extent the estimated fair value of collateral does not satisfy both the principal and accrued income outstanding, accrued but uncollected income at the date an account is placed on non-accrual status is reversed and charged against income. Subsequent income received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. The accrual of finance income on consumer loans is suspended, and all previously accrued but uncollected income is reversed, when payment of principal and/or interest on consumer finance receivables is contractually delinquent for 90 days or more.

    Other revenue includes: (1) factoring commissions, (2) commitment, facility, letters of credit and syndication fees, (3) servicing fees and (4) gains and losses from the sales of leasing equipment, venture capital investments, and the sales and securitizations of finance receivables.

LEASE FINANCING

    Direct financing leases are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Equipment acquired in satisfaction of loans and subsequently placed on operating lease is recorded at the lower of carrying value or estimated fair value when acquired. Lease receivables include leveraged leases, for which a major portion of the funding is provided by third party lenders on a nonrecourse basis, with CIT providing the balance and acquiring title to the property. Leveraged leases are recorded at the aggregate value of future minimum lease payments plus estimated residual value, less nonrecourse third party debt and unearned finance income. Management performs periodic reviews of the estimated residual values with impairment, other than temporary, recognized in the current period.

RESERVE FOR CREDIT LOSSES ON FINANCE RECEIVABLES

    The consolidated reserve for credit losses is periodically reviewed for adequacy considering economic conditions, collateral values and credit quality indicators, including charge-off experience and levels of past due loans and non-performing assets. Changes in economic conditions or other events affecting specific obligors or industries may necessitate additions or deductions to the consolidated reserve for credit losses. It is management's judgment that the consolidated reserve for credit losses is adequate to provide for credit losses inherent in the portfolio.

CHARGE-OFF OF FINANCE RECEIVABLES

    Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the borrower's financial condition and the value of underlying

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) collateral and guarantees (including recourse to dealers and manufacturers). Such charge-offs are deducted from the carrying value of the related finance receivables. To the extent that an unrecovered balance remains due, a final charge-off is taken at the time collection efforts are no longer deemed useful. Charge-offs are recorded on consumer and certain small ticket commercial finance receivables beginning at 180 days of contractual delinquency based upon historical loss severity.

IMPAIRED LOANS

    Impaired loans are measured based upon: 1) the present value of expected future cash flows discounted at the loan's effective interest rate, or 2) the fair value of the collateral, if the loan is collateral dependent. Impaired loans include any loan transaction on non-accrual status or any troubled debt restructuring, subject to periodic individual review by CIT's Asset Quality Review Committee ("AQR"). The AQR is comprised of members of senior management, which reviews overall owned and managed portfolio performance across the organization, as well as individual accounts of $500,000 or more meeting certain credit risk grading parameters. Excluded from impaired loans are: 1) certain individual small dollar commercial non-accrual loans (under $500,000) for which the collateral value supports the outstanding balance, 2) consumer loans, which are subject to automatic charge-off procedures, and 3) short-term factoring customer receivables, generally having terms of no more than 30 days. In general, the impaired loans are collateral dependent. Any shortfall between the estimated fair value and the recorded investment in the loan is recognized by recording a provision for credit losses.

LONG-LIVED ASSETS

    A review for impairment of long-lived assets, such as operating lease equipment, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

GOODWILL

    Goodwill represents the excess of the purchase price over the estimated fair value of identifiable assets acquired, less the estimated fair value of liabilities assumed from business combinations and is amortized over periods not exceeding 25 years from date of acquisition, on a straight line basis. Goodwill is reviewed for impairment whenever events indicate the carrying amounts may not be recoverable. If the estimated future cash flows of CIT are projected to be less than the carrying amount of goodwill, an impairment write-down equal to the difference between the discounted cash flows and the recorded goodwill would be recorded as a charge to operations.

SECURITIZATIONS

    CIT's retained interests in securitized assets are included in other assets. Pools of assets are originated and sold to independent trusts which in turn, issue securities to investors backed by the asset pools. CIT retains the servicing rights and participates in certain cash flows from the pools. The present

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) value of expected net cash flows that exceeds the estimated cost of servicing is recorded at the time of sale as "retained interest". CIT, in its estimation of residual cash flows and retained interests, inherently employs a variety of financial assumptions, including loan pool credit losses, prepayment speeds and discount rates. These assumptions are empirically supported by both CIT's historical experience, market trends and anticipated trends relative to the particular products securitized. Subsequent to the recording of retained interests, CIT reviews such assets for impairment on a quarterly basis. These reviews are performed on a disaggregated basis. Fair values of retained interests are calculated utilizing current and anticipated credit losses, prepayment speeds and discount rates and are then compared to CIT's carrying values. Unrealized gains and losses, representing the difference between carrying value and current fair market value, are recorded as other comprehensive income in a separate component of equity. Declines in value considered to be other than temporary are recognized directly in operations.

OTHER ASSETS

    Assets received in satisfaction of loans are carried at the lower of carrying value or estimated fair value less selling costs, with write-downs at the time of receipt recognized by recording a charge-off. Subsequent write-downs of such assets, which may be required due to a decline in estimated fair market value after receipt, are reflected in general operating expenses.

    Realized and unrealized gains (losses) on marketable equity securities included in CIT's venture capital investment companies are included directly in operations. Unrealized gains and losses, representing the difference between carrying value and estimated current fair market value, for all other debt and marketable equity securities are recorded as other comprehensive income in a separate component of equity.

    Investments in joint ventures are accounted for using the equity method, whereby the investment balance is carried at cost and adjusted for the proportionate share of undistributed earnings or losses.

    Fixed assets such as computer equipment, furniture, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the related assets.

DERIVATIVE FINANCIAL INSTRUMENTS

    CIT primarily uses interest rate and currency swaps for worldwide market risk management. These transactions are entered into as hedges against the effects of future interest rate and currency fluctuations and, accordingly, are not carried at fair value. CIT does not enter into derivative financial instruments for trading or speculative purposes.

    The net interest differential, including premiums paid or received, if any, on interest rate swaps, is recognized on an accrual basis as an adjustment to finance income or as interest expense to correspond with the hedged position. In the event that early termination of a derivative instrument occurs, the net proceeds paid or received are deferred and amortized over the shorter of the remaining original contract life of the interest rate swap or the maturity of the hedged position.

    CIT uses derivative instruments to hedge the interest rate associated with the anticipated securitization, syndication, or whole loan sale of financing and leasing assets. Such derivative transactions are designated as hedges against a sale that is probable and for which the significant

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) characteristics and terms have been identified, but for which there is no legally binding obligation. The net interest differential on the derivative instrument, including premium paid or received, if any, is recognized as an adjustment to the basis of the corresponding assets at the time of sale. In the event the anticipated sale does not occur, the related hedge position may be liquidated with any gain or loss recognized in operations at such time, and the related assets would be reclassified to finance receivables.

    CIT also uses foreign exchange forward contracts to hedge the net investments in foreign operations. These instruments are designated as hedges and resulting gains and losses are reflected in accumulated other comprehensive income as a separate component of equity.

STOCK-BASED COMPENSATION

    Stock option plans are accounted for in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25".) In accordance with APB 25, no compensation expense is recognized for stock options issued. Pro forma disclosures, as if CIT applied the "Fair Value Based Method" for stock options granted to employees, have been provided in Note 16-- "Postretirement and Other Benefit Plans." Compensation expense associated with restricted stock awards is recognized over the associated vesting periods.

FOREIGN CURRENCY TRANSLATION

    CIT has operations in Canada, Europe and other countries outside the United States. The functional currency for these foreign operations is the local currency. The assets and liabilities of these operations are translated at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rate prevailing during the year. The resulting translation adjustments, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in accumulated other comprehensive income as a separate component of equity.

INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates.

CONSOLIDATED STATEMENTS OF CASH FLOWS

    Cash and cash equivalents includes cash and interest-bearing deposits, which generally represent overnight money market investments of excess cash borrowed in the commercial paper market and maintained for liquidity purposes. Cash inflows and outflows from commercial paper borrowings and most factoring receivables are presented on a net basis in the Statements of Cash Flows, as their original term is generally less than 90 days.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OTHER COMPREHENSIVE INCOME

    Other comprehensive income includes unrealized gains and losses on equity investments, securitization retained interests and foreign currency translation adjustments pertaining to both the net investment in foreign operations and the related derivatives designated as hedges of such investments.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3--ACQUISITIONS

    On November 15, 1999, CIT acquired Newcourt, a publicly traded, non-bank financial services enterprise that originated, invested in and securitized, syndicated and sold asset-based loans and leases. Newcourt's origination activities focused on the commercial and corporate finance segments of the asset-based financing market. Newcourt, which was headquartered in Toronto, Canada, operated extensively in the United States and Canada, with strategic locations in Europe, Latin America, and the Pacific Rim.

    In connection with the acquisition, 76,428,304 shares of CIT common stock and 27,577,082 exchangeable shares of CIT Exchangeco Inc. (exchangeable on a one-for-one basis for shares of CIT common stock) were issued for all Newcourt common stock outstanding. The value of CIT common stock issued in connection with the acquisition (including exchangeable shares) was $2,563.7 million, based upon 148,536,081 outstanding shares of Newcourt at a price of $17.26. The price per share was determined by multiplying the average closing price of CIT common stock for the two-day period both before and after the acquisition announcement on August 5, 1999 by the exchange ratio of .70.

    The acquisition has been accounted for using the purchase method. The difference between the purchase price and the estimated fair value of net assets acquired has been allocated to goodwill in the Consolidated Balance Sheets. The goodwill created by the Newcourt acquisition was $1,583.2 million, which includes an increase of $200.1 million during 2000 following a refinement to the original purchase price allocations as summarized, on an after tax basis, in the table below ($ in millions).

                                                               AMOUNT
                                                              --------
Retained interests in securitization transactions...........   $117.6
Pre-acquisition contingencies...............................     32.2
Business restructuring, including adjustments to reflect
  dispositions..............................................     26.4
Other.......................................................     23.9
                                                               ------
Total increase..............................................   $200.1
                                                               ======

    This goodwill is being amortized on a straight-line basis over twenty-five years from the date of acquisition.

    In connection with the acquisition, CIT established an integration plan, which identified activities that would not continue and the associated costs of exiting those activities. The plan identified areas for adjusting the amount of real estate required, including the closing of the Newcourt corporate location

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 3--ACQUISITIONS (CONTINUED)
in New Jersey, the reduction of corporate office space in Toronto, Canada, and the elimination of various other operating locations throughout the United States and Canada. The plan also identified employees for involuntary termination.

    The following table summarizes activity in the restructuring liability. The remaining accrual balances represent expenditures expected during 2001.

                                                    SEVERANCE AND
                                                        OTHER        LEASEHOLD    TRANSACTION
                                                     TERMINATION    TERMINATION    AND OTHER
($ IN MILLIONS)                                         COSTS          COSTS         COSTS       TOTAL
---------------                                     -------------   -----------   -----------   --------
Balance at November 15, 1999......................      $102.1         $24.5         $72.6       $199.2
  Cash payments...................................       (48.1)           --         (38.0)       (86.1)
  Transaction fees paid in CIT stock..............          --            --         (14.3)       (14.3)
  Non-cash reductions.............................          --            --          (2.5)        (2.5)
                                                        ------         -----         -----       ------
Balance at December 31, 1999......................        54.0          24.5          17.8         96.3
  Cash payments...................................       (60.7)        (10.2)         (8.1)       (79.0)
  Additions.......................................         6.7            --            --          6.7
  Non-cash reductions.............................          --          (2.4)         (6.2)        (8.6)
                                                        ------         -----         -----       ------
Balance at December 31, 2000......................      $   --         $11.9         $ 3.5       $ 15.4
                                                        ======         =====         =====       ======

    On April 1, 1999, CIT purchased certain factoring assets of Congress Financial Corporation ("Congress") from First Union Corporation, and on December 1, 1999, CIT purchased the domestic factoring business of Heller Financial Inc. ("Heller"). In total, these two acquisitions added in excess of $1.5 billion in financing and leasing assets. The combined goodwill created at the acquisition dates for these purchases was $270.6 million. This goodwill is being amortized on a straight-line basis over twenty years from the dates of acquisition.

    The actual 2000 results and the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1999, which has been prepared assuming that the 1999 acquisitions had occurred at the beginning of that year, follow.

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                       -------------------------
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                2000     1999 PRO FORMA
-----------------------------------------              --------   --------------
Operating revenue....................................  $2,381.4      $2,201.1
Net income...........................................  $  611.6      $  448.1
Basic earnings per share.............................  $   2.34      $   1.69
Diluted earnings per share...........................  $   2.33      $   1.68

    The pro forma results have been prepared for comparative purposes only. The pro forma results for the year ended December 31, 1999 are based on the historical operating results of the acquired companies prior to the acquisitions. The 1999 pro forma results include certain adjustments, primarily to recognize accretion and amortization based on the allocated purchase price of assets and liabilities. Further, the 1999 pro forma results do not include cost savings, reduced securitization activity and other initiatives introduced by CIT. Accordingly, management does not believe that the 1999 pro forma results are indicative of the actual results that would have occurred had the acquisition closed at the beginning of 1999, nor are they indicative of future results.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 4--FINANCE RECEIVABLES

    The following table presents the breakdown of finance receivables by loans and lease receivables ($ in millions).

                                                             DECEMBER 31,
                                                         ---------------------
                                                           2000        1999
                                                         ---------   ---------
Loans:
  Commercial...........................................  $18,727.0   $16,997.9
  Consumer.............................................    4,193.4     3,887.9
Lease receivables......................................   10,577.1    10,121.3
                                                         ---------   ---------
  Finance receivables..................................  $33,497.5   $31,007.1
                                                         =========   =========

    Included in lease receivables at December 31, 2000 and 1999 are leveraged lease receivables of $1.1 billion and $931.9 million, respectively. Leveraged lease receivables exclude the portion funded by nonrecourse debt payable to third party lenders of $2.1 billion at both December 31, 2000 and 1999.

    Commercial and consumer loans are presented net of unearned income of $1.5 billion at both December 31, 2000 and 1999. Lease receivables are presented net of unearned income of $2.6 billion and $2.2 billion at December 31, 2000 and 1999, respectively.

    At December 31, 2000 and 1999, finance receivables exclude $11.1 billion and $11.0 billion, respectively, of finance receivables previously securitized and still managed by CIT.

    The following table sets forth the contractual maturities of finance receivables ($ in millions).

                                                                        AT DECEMBER 31,
                                                          -------------------------------------------
                                                                  2000                   1999
                                                          --------------------   --------------------
                                                           AMOUNT     PERCENT     AMOUNT     PERCENT
                                                          ---------   --------   ---------   --------
Due within one year.....................................  $14,185.7     42.3%    $11,761.2     37.9%
Due within one to two years.............................    5,450.6     16.3       5,375.1     17.3
Due within two to four years............................    5,774.6     17.2       5,789.3     18.7
Due after four years....................................    8,086.6     24.2       8,081.5     26.1
                                                          ---------    -----     ---------    -----
  Total.................................................  $33,497.5    100.0%    $31,007.1    100.0%
                                                          =========    =====     =========    =====

    Information about concentrations of credit risk is set forth in "Concentrations" on page 33.

    The following table sets forth the information regarding total non-performing assets ($ in millions).

                                                               AT DECEMBER 31,
                                                          -------------------------
                                                            2000             1999
                                                          --------         --------
Non-accrual finance receivables.........................   $704.2           $510.3
Assets received in satisfaction of loans................    123.9            125.1
                                                           ------           ------
Total non-performing assets.............................   $828.1           $635.4
                                                           ======           ======
Percent to finance receivables..........................     2.47%            2.05%
                                                           ======           ======

    At December 31, 2000 and 1999, the recorded investment in impaired loans, which are generally collateral dependent, totaled $326.6 million and $241.5 million, respectively, with a corresponding specific reserve for credit losses allocation of $59.9 million and $24.9 million, respectively. The average monthly recorded investment in the impaired loans was $256.6 million, $116.9 million and $73.2 million

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 4--FINANCE RECEIVABLES (CONTINUED)
for the years ended December 31, 2000, 1999 and 1998, respectively. There was no finance income recorded on these loans during 2000, 1999 or 1998 after being classified as impaired. The amount of finance income that would have been recorded under contractual terms for year end impaired loans would have been $38.1 million, $26.9 million, and $16.1 million in 2000, 1999, and 1998, respectively.

NOTE 5--RESERVE FOR CREDIT LOSSES

    The following table presents changes in the reserve for credit losses ($ in millions).

                                                                     AT DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Balance, January 1..........................................   $446.9     $263.7     $235.6
                                                               ------     ------     ------
Provision for credit losses.................................    255.2      110.3       99.4
Reserves relating to acquisitions/dispositions..............      2.0      167.9        7.5
                                                               ------     ------     ------
Additions to the reserve for credit losses..................    257.2      278.2      106.9
                                                               ------     ------     ------
Finance receivables charged-off.............................   (255.8)    (111.1)    (103.7)
Recoveries on finance receivables previously charged-off....     20.2       16.1       24.9
                                                               ------     ------     ------
Net credit losses...........................................   (235.6)     (95.0)     (78.8)
                                                               ------     ------     ------
Balance, December 31........................................   $468.5     $446.9     $263.7
                                                               ======     ======     ======
Reserve for credit losses as a percentage of finance
  receivables...............................................     1.40%      1.44%      1.33%
                                                               ======     ======     ======

NOTE 6--OPERATING LEASE EQUIPMENT

    The following table provides an analysis of operating lease equipment by equipment type, net of accumulated depreciation of $1,080.9 million at December 31, 2000 and $719.4 million at December 31, 1999.

                                                             AT DECEMBER 31,
                                                           -------------------
($ IN MILLIONS)                                              2000       1999
---------------                                            --------   --------
Commercial aircraft......................................  $1,885.5   $1,528.4
Railroad equipment.......................................   1,697.1    1,398.1
Information technology...................................   1,155.4      925.1
Telecommunications.......................................     560.4      468.7
Transportation...........................................     385.2      428.4
Business aircraft........................................     364.0      334.3
Manufacturing............................................     305.6      258.6
Other....................................................     837.4      784.3
                                                           --------   --------
  Total..................................................  $7,190.6   $6,125.9
                                                           ========   ========

    Included in the preceding table is equipment not currently subject to lease agreements of $351.0 million and $235.9 million at December 31, 2000 and 1999, respectively.

    Rental income on operating leases, which is included in finance income, totaled $1.7 billion in 2000, $617.8 million in 1999, and $314.1 million in 1998. The following table presents future minimum lease rentals on non-cancelable operating leases as of December 31, 2000. Excluded from this table are variable rentals calculated on the level of asset usage, re-leasing rentals, and expected sales proceeds

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 6--OPERATING LEASE EQUIPMENT (CONTINUED) from remarketing operating lease equipment at lease expiration, all of which are important components of operating lease profitability.

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                              ------------
($ IN MILLIONS)                                                  AMOUNT
---------------                                               ------------
2001........................................................    $1,522.6
2002........................................................       992.1
2003........................................................       535.4
2004........................................................       280.3
2005........................................................       169.3
Thereafter..................................................       298.4
                                                                --------
  Total.....................................................    $3,798.1
                                                                ========

NOTE 7--INVESTMENTS IN DEBT AND EQUITY SECURITIES

    At December 31, 2000 and 1999, CIT's investments in debt and equity securities designated as available for sale totaled $849.7 million and $892.0 million, respectively.

    Included in CIT's investments in debt and equity securities are retained interests in commercial securitized assets of $684.5 million and consumer securitized assets of $155.9 million at December 31, 2000 and commercial securitized assets of $676.8 million and consumer securitized assets of $194.8 million at December 31, 1999. Retained interests include interest-only strips, retained subordinated securities, and cash reserve accounts related to securitizations. The carrying value of the retained interests in securitized assets is reviewed quarterly for valuation impairment.

    The securitization programs cover a wide range of products and collateral types with significantly different prepayment and credit risk characteristics. The prepayment speed, in the tables below, is based on CPR which expresses payments as a function of the declining amount of loans at a compound annual rate. Expected credit losses are based upon annual loss rates.

    The key economic assumptions used in measuring the retained interests at the date of securitization for transactions completed during 2000 by product type were as follows.

                                                                       CONSUMER
                                                             -----------------------------
                                                             MANUFACTURED
                                               COMMERCIAL     HOUSING &      RECREATIONAL
                                               EQUIPMENT     HOME EQUITY    VEHICLE & BOAT
                                              ------------   ------------   --------------
Prepayment speed............................  4.50%-9.81%        --              --
Expected credit losses......................  0.52%-1.28%        --              --
Weighted average discount rate..............  8.50%-9.86%        --              --
Weighted average life (in years)............   0.69-2.69         --              --

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 7--INVESTMENTS IN DEBT AND EQUITY SECURITIES (CONTINUED)

    Ranges of key economic assumptions used in calculating the fair value of the retained interests in securitized assets by product type at December 31, 2000 were as follows.

                                                                  CONSUMER
                                                       -------------------------------
                                                        MANUFACTURED
                                        COMMERCIAL       HOUSING &       RECREATIONAL
                                        EQUIPMENT       HOME EQUITY     VEHICLE & BOAT
                                      --------------   --------------   --------------
Prepayment speed....................   4.50%-9.08%     16.84%-30.00%    20.56%-30.00%
Expected credit losses..............   0.55%-4.03%      0.15%-0.90%      0.00%-0.94%
Weighted average discount rate......  8.74%-10.35%     8.00%-12.00%      8.00%-8.50%
Weighted average life (in years)....    0.52-1.97        2.37-3.95        0.79-2.88

    The impact of 10 percent and 20 percent adverse changes to the key economic assumptions on the fair value of retained interests as of December 31, 2000 is shown in the following tables ($ in millions).

                                                                        CONSUMER
                                                              -----------------------------
                                                              MANUFACTURED
                                                 COMMERCIAL    HOUSING &      RECREATIONAL
                                                 EQUIPMENT    HOME EQUITY    VEHICLE & BOAT
                                                 ----------   ------------   --------------
Prepayment speed:
  10 percent adverse change....................    $(0.8)        $(1.8)           $(5.0)
  20 percent adverse change....................     (1.4)         (3.6)            (9.2)
Expected credit losses:
  10 percent adverse change....................    (20.6)         (0.4)            (3.4)
  20 percent adverse change....................    (41.3)         (0.8)            (6.7)
Weighted average discount rate:
  10 percent adverse change....................     (8.7)         (0.9)            (2.0)
  20 percent adverse change....................    (17.2)         (1.7)            (4.0)

    These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 7--INVESTMENTS IN DEBT AND EQUITY SECURITIES (CONTINUED)
    The following tables summarize static pool credit losses, which represent the sum of actual and projected future credit losses, divided by the original pool of the respective assets. Amounts shown for each year are a weighted average for the securitizations during the period.

                                                      COMMERCIAL EQUIPMENT
                                                     SECURITIZATIONS DURING
                                                    -------------------------
                                                       2000          1999
                                                    -----------   -----------
Actual and projected losses at:
  December 31, 2000...............................     1.83%         3.92%
  December 31, 1999...............................       --          4.59%

                                                    RECREATIONAL VEHICLE AND BOAT
                                                       SECURITIZATIONS DURING
                                                    -----------------------------
                                                        2000            1999
                                                    -------------   -------------
Actual and projected losses at:
  December 31, 2000...............................         --            2.32%
  December 31, 1999...............................         --            2.25%

    The table that follows summarizes certain cash flows received from and paid to securitization trusts for the year ended December 31, 2000 ($ in millions).

YEAR ENDED DECEMBER 31, 2000                                   AMOUNT
----------------------------                                  --------
Proceeds from new securitizations...........................  $4,310.9
Other cash flows received on retained interests.............     327.7
Servicing fees received.....................................      65.2
Purchases of delinquent or foreclosed assets................     (11.0)
Purchases of ineligible contracts...........................     (44.2)
Reimbursable servicing advances, net........................     (44.7)
Purchases of contracts through clean up calls...............    (259.0)
                                                              --------
  Total, net................................................  $4,344.9
                                                              ========

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 7--INVESTMENTS IN DEBT AND EQUITY SECURITIES (CONTINUED)
    Charge-offs for the year ended December 31, 2000 and receivables past due
60 days or more at December 31, 2000 are set forth below, for both finance receivables and managed receivables. In addition to finance receivables, managed receivables include finance receivables previously securitized and still managed by us, but exclude operating leases and equity investments.

                                                       CHARGE-OFFS FOR THE YEAR ENDED
                                                             DECEMBER 31, 2000
                                             --------------------------------------------------
                                                                                MANAGED
                                              FINANCE RECEIVABLES             RECEIVABLES
                                             ----------------------      ----------------------
($ IN MILLIONS)                               AMOUNT       PERCENT        AMOUNT       PERCENT
---------------                              --------      --------      --------      --------
Commercial.............................       $181.2         0.62%        $346.2         0.88%
Consumer...............................         54.4         1.32           85.7         1.15
                                              ------         ----         ------         ----
  Total................................       $235.6         0.71%        $431.9         0.93%
                                              ======         ====         ======         ====

                                                       PAST DUE 60 DAYS OR MORE AT
                                                            DECEMBER 31, 2000
                                            --------------------------------------------------
                                             FINANCE RECEIVABLES         MANAGED RECEIVABLES
                                            ----------------------      ----------------------
($ IN MILLIONS)                              AMOUNT       PERCENT        AMOUNT       PERCENT
---------------                             --------      --------      --------      --------
Commercial............................       $788.8         2.69%       $1,279.6        3.18%
Consumer..............................        211.1         5.03           279.4        3.86
                                             ------         ----        --------        ----
  Total...............................       $999.9         2.98%       $1,559.0        3.29%
                                             ======         ====        ========        ====

NOTE 8--DEBT

    The following table presents data on commercial paper borrowings.

                                                            AT DECEMBER 31,
                                                 -------------------------------------
($ IN MILLIONS)                                    2000           1999          1998
---------------                                  ---------      --------      --------
Borrowings outstanding.....................      $ 9,063.5      $8,974.0      $6,144.1
Weighted average interest rate.............           6.57%         5.71%         5.35%
Weighted average maturity..................        37 days       27 days      38 days

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------
($ IN MILLIONS)                                    2000           1999          1998
---------------                                  ---------      --------      --------
Daily average borrowings...................      $10,565.1      $6,694.5      $6,572.1
Maximum amount outstanding.................      $12,868.2      $9,295.0      $7,655.9
Weighted average interest rate.............           6.23%         5.17%         5.51%

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 8--DEBT (CONTINUED)
    The following tables present the contractual maturities of total debt at December 31, 2000 and 1999 ($ in millions).

                                                  AT DECEMBER 31, 2000
                                         --------------------------------------     TOTAL AT
                                         COMMERCIAL   VARIABLE-RATE               DECEMBER 31,
                                           PAPER      SENIOR NOTES      TOTAL         1999
                                         ----------   -------------   ---------   ------------
Due in 2000 (rates ranging from
  4.00% to 7.57%)......................   $     --      $      --     $      --     $14,056.2
Due in 2001 (rates ranging from
  5.90% to 6.97%)......................    9,063.5        6,755.5      15,819.0       1,225.0
Due in 2002 (rates ranging from
  6.58% to 8.52%)......................         --        4,355.0       4,355.0         820.0
Due in 2003 (rates ranging from
  5.81% to 6.04%)......................         --           20.0          20.0          20.0
                                          --------      ---------     ---------     ---------
  Total................................   $9,063.5      $11,130.5     $20,194.0     $16,121.2
                                          ========      =========     =========     =========

    The consolidated weighted average interest rates on variable senior notes at December 31, 2000 and 1999 were 6.76% and 6.03%, respectively.

                                                 AT DECEMBER 31, 2000
                                         ------------------------------------
                                             FIXED-RATE NOTES                     TOTAL AT
                                         ------------------------               DECEMBER 31,
                                          SENIOR     SUBORDINATED     TOTAL         1999
                                         ---------   ------------   ---------   ------------
Due in 2000 (rates ranging from
  5.00% to 9.34%)......................  $      --      $   --      $      --     $ 4,827.2
Due in 2001 (rates ranging from
  5.50% to 9.25%)......................    4,464.8       200.0        4,664.8       4,678.7
Due in 2002 (rates ranging from
  5.50% to 8.26%)......................    3,028.4          --        3,028.4       2,885.0
Due in 2003 (rates ranging from
  4.90% to 8.26%)......................    3,851.5          --        3,851.5       1,268.8
Due in 2004 (rates ranging from
  4.41% to 8.26%)......................    1,752.3          --        1,752.3       1,766.4
Due in 2005 (rates ranging from
  5.91% to 8.26%)......................    2,890.6          --        2,890.6       3,670.9
Due after 2005 (rates ranging from
  3.25% to 8.25%)......................    1,566.0          --        1,566.0            --
                                         ---------      ------      ---------     ---------
Face amount of maturities..............   17,553.6       200.0       17,753.6      19,097.0
Purchase accounting adjustment and
  issue discount.......................       17.5          --           17.5         155.3
                                         ---------      ------      ---------     ---------
  Total................................  $17,571.1      $200.0      $17,771.1     $19,252.3
                                         =========      ======      =========     =========

    Fixed-rate senior and subordinated debt outstanding at December 31, 2000 mature at various dates through 2028, with interest rates ranging from 3.25% to 9.25%. The consolidated weighted average interest rates on fixed-rate senior and subordinated debt at December 31, 2000 and 1999 were 6.83%

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 8--DEBT (CONTINUED)
and 6.61%, respectively. The purchase accounting adjustment and issue discount was reduced during 2000 primarily by the cash settlement of a derivative contract.

    The following table represents information on unsecured committed lines of credit with 47 banks that can be drawn upon to support commercial paper borrowings at December 31, 2000 ($ in millions).

MATURITY                                                     AMOUNT
--------                                                    --------
March 2001................................................  $4,053.9
April 2003................................................     765.0
March 2005................................................   3,720.0
                                                            --------
  Total credit lines......................................  $8,538.9
                                                            ========

    The credit line agreements contain clauses that allow CIT to extend the expiration dates upon written consent from the participating banks.

    Certain foreign operations utilize local financial institutions to fund operations. At December 31, 2000, local credit facilities totaled
$198.0 million, of which $104.6 million was available.

NOTE 9--DERIVATIVE FINANCIAL INSTRUMENTS

    As part of managing the exposure to changes in market interest rates, CIT, as an end-user, enters into various interest rate swap transactions, all of which are transacted in over-the-counter markets, with other financial institutions acting as principal counterparties. CIT uses off-balance sheet derivatives for hedging purposes only, and does not enter into derivative financial instruments for trading or speculative purposes. To ensure both appropriate use as a hedge and hedge accounting treatment, all derivatives entered into are designated according to a hedge objective against: commercial paper, a specifically underwritten debt issue or a specific pool of assets. CIT's primary hedge objectives include the conversion of variable-rate liabilities to fixed-rates, the conversion of fixed-rate liabilities to variable-rates, the fixing of spreads on variable-rate liabilities to various market indices and the elimination of interest rate risk associated with anticipated securitization, syndication or whole loan sale of financing and leasing assets. The notional amounts, rates, indices and maturities of CIT's off-balance sheet derivatives are required to closely match the related terms of CIT's hedged assets and liabilities.

    CIT utilizes foreign exchange forward contracts or cross-currency swaps to convert U.S. dollar borrowings into local currency to the extent that local borrowings are not cost effective or available. CIT also utilizes foreign exchange forward contracts to hedge its net investment in foreign operations.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 9--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The following table presents the notional principal amounts of interest rate swaps by class and the corresponding hedged liability position.

                                 NOTIONAL AMOUNT
INTEREST RATE SWAPS                IN MILLIONS                         COMMENTS
-------------------------------  ---------------                       --------
Floating to fixed-rate swaps...     $ 8,916.6      Effectively converts the interest rate on an
                                                   equivalent amount of commercial paper and
                                                     variable-rate notes to a fixed-rate.

Fixed to floating-rate swaps...       1,002.8      Effectively converts the interest rate on an
                                                   equivalent amount of fixed-rate notes to a
                                                     variable-rate.
                                    ---------
Total interest rate swaps......     $ 9,919.4
                                    =========

    CIT's hedging activity increased interest expense by $25.9 million, $35.8 million and $23.4 million in 2000, 1999 and 1998, respectively, over the interest expense that would have been incurred with the existing debt structure but without CIT's hedging activity. However, this calculation of interest expense does not take into account any actions CIT would have taken to reduce interest rate risk in the absence of hedging activity, such as issuing more fixed-rate debt that would also tend to increase interest expense.

    CIT is party to cross-currency interest rate swaps with a notional principal amount of $1.2 billion. The swaps hedge foreign currency risk and have maturities ranging from 2001 to 2019 that correspond with the terms of the debt. CIT also entered into foreign currency exchange and bond forward contracts with notional amounts of $2.9 billion and $26.9 million, respectively, with maturities ranging from 2001 to 2004, to hedge foreign currency and interest rate risk.

    CIT is exposed to credit risk to the extent that the counterparty fails to perform under the terms of a derivative instrument. This risk is measured as the market value of interest rate swaps, bond forwards, or foreign exchange forwards with a positive fair value, which totaled $151.6 million at December 31, 2000, reduced by the effects of master netting agreements as presented in
Note 20--"Fair Values of Financial Instruments." CIT manages this credit risk by requiring all derivative transactions be conducted with counterparties rated investment grade by nationally recognized rating agencies, with the majority of the counterparties rated "AA" or higher, and by setting limits on the exposure with any individual counterparty. Accordingly, CIT's actual counterparty credit risk at December 31, 2000 is not considered significant.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 9--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The following table presents the notional principal amounts, weighted average interest rates expected to be received or paid and the maturities of U.S. dollar interest rate swaps at December 31, 2000 ($ in millions).

                                          FLOATING TO FIXED-RATE                    FIXED TO FLOATING-RATE
                                   ------------------------------------      ------------------------------------
                                                    WEIGHTED AVERAGE                          WEIGHTED AVERAGE
                                                 ----------------------                    ----------------------
                                   NOTIONAL      RECEIVE         PAY         NOTIONAL      RECEIVE         PAY
YEARS ENDING DECEMBER 31,           AMOUNT         RATE          RATE         AMOUNT         RATE          RATE
-------------------------          --------      --------      --------      --------      --------      --------
2001.........................      $1,980.3          6.73%       6.52%       $  162.0         5.95%        6.80%
2002.........................       1,336.4          6.64        6.47            61.0         6.18         6.88
2003.........................       2,902.2          6.63        6.96           311.0         7.15         8.48
2004.........................       1,009.4          6.72        7.18            11.0         7.85         7.42
2005.........................         131.9          6.65        6.44           257.8         6.92         7.99
2006--Thereafter.............         986.2          6.71        6.94           200.0         5.92         6.76
                                   --------      --------        ----        --------       ------         ----
  Total......................      $8,346.4          6.68%       6.79%       $1,002.8         6.60%        7.63%
                                   ========      ========        ====        ========       ======         ====

    In addition, at December 31, 2000, CIT had outstanding interest rate swaps denominated in Canadian dollars and Australian dollars. The Canadian dollar derivatives included instruments with U.S. dollar equivalent notional principal amount of $394.8 million that converted floating-rate debt to fixed-rate debt at weighted average receive and pay rates of 5.88% and 6.20%, respectively. The Australian dollar derivatives convert U.S. dollar equivalent $163.9 million in floating-rate debt to fixed-rate debt at weighted average receive and pay rates of 6.29% and 6.37%, respectively. The contractual maturities for both the Canadian and Australian derivatives are predominately between 2001 and 2004. All other foreign currency derivatives had an outstanding notional balance of U.S. dollar equivalent $11.5 million, which converted floating--rate debt to fixed--rate debt, maturing through 2002, at weighted average receive and pay rates of 5.14% and 3.56%, respectively.

    All rates were those in effect at December 31, 2000. Variable-rates are based on the contractually determined rate or other market rate indices and may change significantly, affecting future cash flows.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 9--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The following table presents the notional principal amounts of foreign exchange forwards, cross currency swaps and bond forwards at December 31, 2000. The bond forwards are utilized to hedge certain assets held for syndication.

                                                                         CROSS-CURRENCY     BOND
                                     FOREIGN EXCHANGE FORWARDS               SWAPS        FORWARDS
                             -----------------------------------------   --------------   --------
                             HEDGES OF     HEDGES OF NET
                               DEBT        INVESTMENTS IN      TOTAL
                             NOTIONAL    FOREIGN OPERATIONS   NOTIONAL      NOTIONAL      NOTIONAL
YEARS ENDED DECEMBER 31,      AMOUNT      NOTIONAL AMOUNT      AMOUNT        AMOUNT        AMOUNT
------------------------     ---------   ------------------   --------   --------------   --------
($ IN MILLIONS)
---------------
2001.......................  $1,223.0         $  573.4        $1,796.4      $  183.4       $26.9
2002.......................     498.4            221.6           720.0          11.7          --
2003.......................     293.1             35.7           328.8         131.7          --
2004.......................       7.5               --             7.5         125.5          --
2005.......................        --               --              --         695.8          --
2006--Thereafter...........        --               --              --          88.9          --
                             --------         --------        --------      --------       -----
  Total....................  $2,022.0         $  830.7        $2,852.7      $1,237.0       $26.9
                             ========         ========        ========      ========       =====

    During 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133." SFAS 137 delayed the implementation of SFAS No. 133, which is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. During
June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement
No. 133."

    We adopted SFAS 133 and 138 as of January 1, 2001. The adoption did not have a material effect on either the statement of financial position or the results of operations.

NOTE 10--PREFERRED CAPITAL SECURITIES

    In February 1997, CIT Capital Trust I (the "Trust"), a wholly-owned subsidiary of CIT, issued in a private offering $250.0 million of 7.70% Preferred Capital Securities (the "Capital Securities"), which were subsequently registered with the Securities and Exchange Commission pursuant to an exchange offer. The Trust subsequently invested the offering proceeds in Junior Subordinated Debentures (the "Debentures") of CIT, having identical rates and payment dates. The Debentures of CIT represent the sole assets of the Trust. Holders of the Capital Securities are entitled to receive cumulative distributions at an annual rate of 7.70% through either the redemption date or maturity of the Debentures (February 15, 2027). Both the Capital Securities issued by the Trust and the Debentures of CIT owned by the Trust are redeemable in whole or in part on or after February 15, 2007 or at any time in whole upon changes in specific tax legislation, bank regulatory guidelines or securities law. Distributions by the Trust are guaranteed by CIT to the extent that the Trust has funds available for distribution. CIT records distributions payable on the Capital Securities as an operating expense in the Consolidated Statements of Income.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 11--STOCKHOLDERS' EQUITY

    Under the most restrictive provisions of agreements relating to outstanding debt, CIT may not, without the consent of the holders of such debt, permit stockholders' equity to be less than $200 million. Our primary bank line agreements include a minimum equity requirement of $3.8 billion.

    During 1998, CIT's Board of Directors authorized the purchase of up to 2,000,000 shares of common stock to provide for, among other things, its employee compensation programs. On March 14, 2000, the Board of Directors renewed and extended the 1998 stock repurchase program by authorizing the purchase of up to 3,000,000 additional shares of its common stock. Previously, on July 22, 1999, the Board of Directors renewed and extended the same program by authorizing the purchase of up to 2,000,000 additional shares. All 5,000,000 shares were repurchased under these extensions.

    CIT has common stock, par value $.01 per share, with 1,210,000,000 shares authorized as of December 31, 2000. The following table summarizes activity in the outstanding common stock and exchangeable shares for 2000 and 1999, respectively.

                                                   COMMON STOCK
                                      --------------------------------------
                                                       LESS                    EXCHANGEABLE
                                        ISSUED       TREASURY    OUTSTANDING      SHARES
                                      -----------   ----------   -----------   ------------
Balance at December 31, 1998........  163,144,879     (967,930)  162,176,949            --
Shares issued:
  Newcourt acquisition..............   76,428,304           --    76,428,304    27,577,082
Restricted shares issued, net.......       27,997           --        27,997            --
Shares purchased, net...............           --   (1,777,755)   (1,777,755)           --
Conversion of Exchangeco shares
  to common shares..................    2,684,772           --     2,684,772    (2,684,772)
                                      -----------   ----------   -----------   -----------
Balance at December 31, 1999........  242,285,952   (2,745,685)  239,540,267    24,892,310
Restricted shares issued, net.......    1,412,025           --     1,412,025            --
Shares purchased, net...............           --   (3,946,834)   (3,946,834)           --
Conversion of Exchangeco shares
  to common shares..................   13,254,601           --    13,254,601   (13,254,601)
                                      -----------   ----------   -----------   -----------
Balance at December 31, 2000........  256,952,578   (6,692,519)  250,260,059    11,637,709
                                      ===========   ==========   ===========   ===========

    On November 15, 1999, 27,577,082 exchangeable shares of CIT
Exchangeco Inc., par value of $.01 per share, were issued in connection with the Newcourt acquisition. The holders of Exchangeco shares have dividend, voting and other rights equivalent to those of CIT common stock holders. These shares may be exchanged at any time at the option of the holder on a one-for-one basis for CIT common stock, and in any event CIT may redeem these shares on a one-for-one basis on or before November 1, 2004.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 12--OTHER REVENUE

    The following table sets forth the components of other revenue ($ in millions).

                                                         YEARS ENDED DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Fees and other income...............................   $480.9     $161.0     $ 90.7
Factoring commissions...............................    154.7      118.7       95.7
Gains on sales of leasing equipment.................    113.2       56.4       45.2
Gains on securitizations............................    109.5       14.7       12.5
Gains on venture capital investments................     53.7         --       11.3
                                                       ------     ------     ------
  Total.............................................   $912.0     $350.8     $255.4
                                                       ======     ======     ======

NOTE 13--SALARIES AND GENERAL OPERATING EXPENSES

    The following table sets forth the components of salaries and general operating expenses (excluding goodwill amortization) ($ in millions).

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      2000       1999       1998
                                                    --------   --------   --------
Salaries and employee benefits....................  $  600.7    $309.4     $245.4
Other operating expenses..........................     434.5     206.6      162.3
                                                    --------    ------     ------
  Total...........................................  $1,035.2    $516.0     $407.7
                                                    ========    ======     ======

NOTE 14--INCOME TAXES

    The effective tax rate of CIT varied from the statutory federal corporate income tax rate as follows.

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
PERCENTAGE OF PRETAX INCOME                                  2000          1999          1998
---------------------------                                --------      --------      --------
Federal income tax rate..............................        35.0%         35.0%         35.0%
Increase (decrease) due to:
  Goodwill amortization..............................         2.1           0.2           0.1
  Foreign income taxes...............................         2.0            --            --
  State and local income taxes, net of federal income
    tax benefit......................................         1.6           2.7           3.0
  Other..............................................        (2.8)         (3.1)         (2.8)
                                                             ----          ----          ----
Effective tax rate...................................        37.9%         34.8%         35.3%
                                                             ====          ====          ====

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 14--INCOME TAXES (CONTINUED)
    The provision for income taxes is comprised of the following ($ in millions).

                                                         YEARS ENDED DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Current federal income tax provision................   $ 24.6     $ 16.7     $ 60.4
Deferred federal income tax provision...............    211.5      163.5      100.2
                                                       ------     ------     ------
  Total federal income taxes........................    236.1      180.2      160.6
Foreign income taxes................................    113.2        3.0         --
State and local income taxes........................     24.6       24.4       24.4
                                                       ------     ------     ------
  Total provision for income taxes..................   $373.9     $207.6     $185.0
                                                       ======     ======     ======

    The tax effects of temporary differences that give rise to significant portions of the deferred federal and foreign income tax assets and liabilities are presented below ($ in millions).

                                                            AT DECEMBER 31,
                                                         ---------------------
                                                           2000        1999
                                                         ---------   ---------
Assets:
  Amortization of intangibles..........................  $  (300.8)  $  (282.1)
  Net operating loss carryforwards.....................     (216.0)     (153.8)
  Alternative minimum tax..............................      (85.7)      (50.7)
  Provision for credit losses..........................      (73.4)      (90.1)
  Loan origination fees................................      (29.7)      (22.6)
  Other................................................      (96.3)      (81.1)
                                                         ---------   ---------
  Total deferred tax assets............................     (801.9)     (680.4)
                                                         ---------   ---------
Liabilities:
  Leasing transactions.................................    1,006.6       932.7
  Market discount income...............................      388.9       226.6
  Other................................................       51.6        29.7
                                                         ---------   ---------
  Total deferred tax liabilities.......................    1,447.1     1,189.0
                                                         ---------   ---------
Net deferred tax liability.............................  $   645.2   $   508.6
                                                         =========   =========

    Included in deferred federal income taxes on the Consolidated Balance Sheets are unamortized investment tax credits of $1.6 million and $2.2 million at December 31, 2000 and 1999, respectively. Included in the accrued liabilities and payables caption in the Consolidated Balance Sheets are state and local deferred tax liabilities of $112.6 million and $66.8 million at December 31, 2000 and 1999, respectively, arising from the temporary differences shown in the above tables.

    At December 31, 2000 CIT has $538.6 million of non-capital losses available for tax purposes to offset future taxable income arising from the reversal of deferred income tax liabilities. These non-capital tax losses arise principally from temporary differences relating to depreciation and restructuring charges as well as certain other permanent differences. Non-capital losses pertaining to the Canadian operations of $208.2 million will expire at various dates through the year 2007. Net operating losses pertaining to the U.S. operations of $330.4 million will expire at various dates through the year 2020. CIT had an alternative minimum tax credit carryforward for income tax purposes of $85.7 million at December 31, 2000.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 14--INCOME TAXES (CONTINUED)
    During 2000, the net deferred tax liability was reduced by $95.6 million for the tax effect of purchase price allocation refinements recorded in goodwill.

NOTE 15--EARNINGS PER SHARE ("EPS")

    Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. The diluted EPS computation includes the potential impact of dilutive securities, including stock options and restricted stock grants. The dilutive effect of stock options is computed using the treasury stock method, which assumes the repurchase of common shares by CIT at the average market price for the period. Options that have an anti-dilutive effect are not included in the denominator and averaged approximately 14.9 million shares for the year ended December 31, 2000.

    The reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented for the years ended December 31, 2000 and 1999 and 1998 ($ in millions, except per share amounts).

                                                              INCOME         SHARES       PER SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
FOR THE YEAR ENDED DECEMBER 31, 2000
Basic EPS:
  Income available to common shareholders.................     $611.6      261,141,544      $2.34
Effect of dilutive securities:
  Restricted shares.......................................         --        1,386,353      (0.01)
  Stock options...........................................         --          169,082         --
                                                               ------      -----------      -----
Diluted EPS...............................................     $611.6      262,696,979      $2.33
                                                               ======      ===========      =====

FOR THE YEAR ENDED DECEMBER 31, 1999
Basic EPS:
  Income available to common shareholders.................     $389.4      174,013,063      $2.24
Effect of dilutive securities:
  Restricted shares.......................................         --        1,001,269      (0.02)
  Stock options...........................................         --          146,753         --
                                                               ------      -----------      -----
Diluted EPS...............................................     $389.4      175,161,085      $2.22
                                                               ======      ===========      =====

FOR THE YEAR ENDED DECEMBER 31, 1998
Basic EPS:
  Income available to common shareholders.................     $338.8      161,987,897      $2.09
Effect of dilutive securities:
  Restricted shares.......................................         --          936,250      (0.01)
  Stock options...........................................         --          264,592         --
                                                               ------      -----------      -----
Diluted EPS...............................................     $338.8      163,188,739      $2.08
                                                               ======      ===========      =====

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS

RETIREMENT AND POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFIT PLANS

    Certain employees of CIT who have completed one year of service and are 21 years of age or older participate in The CIT Group Holdings, Inc. Retirement Plan (the "Plan"). The retirement

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED) benefits under the Plan are based on the employee's age, years of benefit service, and a percentage of qualifying compensation during the final years of employment. Plan assets consist of marketable securities, including common stock and government and corporate debt securities. CIT funds the Plan to the extent it qualifies for an income tax deduction. Such funding is charged to salaries and employee benefits expense.

    CIT also provides certain health care and life insurance benefits to eligible retired employees. Salaried participants generally become eligible for retiree health care benefits after reaching age 55 with 10 years of benefit service and 11 years of medical plan participation. Generally, the medical plans pay a stated percentage of most medical expenses reduced by a deductible as well as by payments made by government programs and other group coverage. The plans are funded on a pay as you go basis.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED)

    The following tables set forth the change in obligations, plan assets, and funded status of the plans as well as the net periodic benefit cost
($ in millions).

                                                                AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------------------------
                                                         RETIREMENT BENEFITS            POSTRETIREMENT BENEFITS
                                                    ------------------------------   ------------------------------
                                                      2000       1999       1998       2000       1999       1998
                                                    --------   --------   --------   --------   --------   --------
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at beginning of year..........    $107.9     $118.1     $100.4     $ 36.7     $ 37.2     $ 35.0
Service cost.....................................       7.0        7.2        6.3        2.0        1.8        1.5
Interest cost....................................       8.5        7.6        6.9        3.0        2.3        2.3
Plan participants' contributions.................        --         --         --        0.2         --         --
Plan amendments..................................       2.6        1.3         --       (7.8)        --         --
Actuarial loss/(gain)............................       4.6      (23.8)       7.0        5.1       (2.8)       1.2
Benefits paid....................................      (2.9)      (2.5)      (2.5)      (2.9)      (1.8)      (2.8)
                                                     ------     ------     ------     ------     ------     ------
Benefit obligation at end of year................    $127.7     $107.9     $118.1     $ 36.3     $ 36.7     $ 37.2
                                                     ======     ======     ======     ======     ======     ======

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year...    $140.7     $132.8     $128.5     $   --     $   --     $   --
Actual return on plan assets.....................      (0.4)      10.4        6.8         --         --         --
Plan participants' contributions.................        --         --         --        0.2         --         --
Benefits paid....................................      (2.9)      (2.5)      (2.5)      (2.9)      (1.8)      (2.8)
Employer contributions...........................        --         --         --        2.7        1.8        2.8
                                                     ------     ------     ------     ------     ------     ------
Fair value of plan assets at end of year.........    $137.4     $140.7     $132.8     $   --     $   --     $   --
                                                     ======     ======     ======     ======     ======     ======

RECONCILIATION OF FUNDED STATUS AT END OF YEAR
Funded status....................................    $  9.7     $ 32.8     $ 14.7     $(36.3)    $(36.7)    $(37.2)
Unrecognized prior service cost..................       2.4       (0.1)      (1.5)        --         --         --
Unrecognized net gain............................      (6.0)     (25.8)      (4.7)      (3.0)      (8.4)      (6.2)
Unrecognized net transition obligation...........        --         --         --       11.8       21.2       22.9
                                                     ------     ------     ------     ------     ------     ------
Prepaid/(accrued) benefit cost...................    $  6.1     $  6.9     $  8.5     $(27.5)    $(23.9)    $(20.5)
                                                     ======     ======     ======     ======     ======     ======

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate....................................      7.50%      7.75%      6.50%      7.50%      7.75%      6.50%
Rate of compensation increase....................      4.50%      4.75%      4.25%      4.50%      4.75%      4.25%
Expected return on plan assets...................     10.00%     10.00%     10.00%        --         --         --

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.....................................    $  7.0     $  7.2     $  6.3     $  2.0     $  1.8     $  1.5
Interest cost....................................       8.5        7.6        6.9        3.0        2.3        2.3
Expected return on plan assets...................     (14.0)     (13.2)     (12.8)        --         --         --
Amortization of prior service cost...............       0.1         --       (0.2)        --         --         --
Amortization of transition obligation............        --         --         --        1.6        1.6        1.6
Amortization of gains............................      (0.8)        --       (0.5)      (0.4)      (0.5)      (0.8)
                                                     ------     ------     ------     ------     ------     ------
Total net periodic expense/(benefit).............    $  0.8     $  1.6     $ (0.3)    $  6.2     $  5.2     $  4.6
                                                     ======     ======     ======     ======     ======     ======

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED)
    For 2000, the assumed health care cost trend rates decline to an ultimate level of 5.25% in 2006 for all retirees; for 1999, 5.50% in 2005 for all retirees; and for 1998, 4.50% in 2005 for employees prior to reaching age 65.

    Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in assumed health care cost trend rates would have the following effects.

                                                                   POSTRETIREMENT BENEFITS
                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
($ IN MILLIONS)                                                    2000              1999
---------------                                               ---------------   ---------------
EFFECT OF ONE-PERCENTAGE POINT INCREASE ON:
Year end benefit obligation.................................       $ 1.4             $ 2.8
Total of service and interest cost components...............       $ 0.5             $ 0.4

EFFECT OF ONE-PERCENTAGE POINT DECREASE ON:
Year end benefit obligation.................................       $(1.3)            $(2.6)
Total of service and interest cost components...............       $(0.4)            $(0.4)

SAVINGS INCENTIVE PLAN

    Certain employees of CIT participate in The CIT Group Holdings, Inc. Savings Incentive Plan. This plan qualifies under section 401(k) of the Internal Revenue Code. CIT's expense is based on specific percentages of employee contributions and plan administrative costs and aggregated $13.2 million, $10.4 million and $9.6 million for 2000, 1999 and 1998, respectively.

CORPORATE ANNUAL BONUS PLAN

    The CIT Group Bonus Plan ("Bonus Plan") is an annual bonus plan covering certain executive officers and other employees. The amount of awards depend on a variety of factors, including corporate performance and individual performance during the calendar year for which awards are made and is subject to approval by the Compensation Committee of the Board of Directors. For the years ended December 31, 2000, 1999 and 1998, expenses for the Bonus Plan amounted to
$40.0 million, $24.3 million and $18.6 million, respectively. Relating to their 1999 bonus, certain senior executive officers were permitted to defer up to fifty percent (50%) (in the form of CIT stock units). The deferred portion of the bonus was converted into restricted shares at a 25% premium, based on the closing price of CIT shares on the date of approval. Such restricted shares vest over a three-year period. The premium element is subject to forfeiture if the executive voluntarily terminates employment with CIT prior to three years from the date of the award. No deferral was offered for 2000.

LONG-TERM EQUITY COMPENSATION PLAN

    CIT sponsors a Long-Term Equity Compensation Plan (the "ECP"). The ECP allows CIT to issue to employees up to 28,900,000 shares of common stock through grants of annual incentive awards, incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units. Common stock issued under the ECP may be either authorized but unissued shares, treasury shares or any combination thereof. All options granted have 10 year terms. Options

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED) granted in 2000, 1999 and 1998 vest one-third on the first, second and third anniversary of the date of grant.

    Data for the stock option plans is summarized as follows.

                                                        2000                           1999
                                            ----------------------------   ----------------------------
                                                            WEIGHTED                       WEIGHTED
                                                         AVERAGE OPTION                 AVERAGE OPTION
                                              SHARES     PRICE PER SHARE     SHARES     PRICE PER SHARE
                                            ----------   ---------------   ----------   ---------------
Outstanding at beginning of year..........  16,551,643       $26.89         4,766,109       $27.39
Granted...................................   7,096,081       $14.22         7,556,714       $23.38
Exercised.................................    (117,530)      $12.40           (27,698)      $27.00
Forfeited.................................  (2,487,154)      $26.99          (397,099)      $26.10
Converted Newcourt options outstanding at
  year end 1999...........................          --           --         4,653,617       $32.02
                                            ----------       ------        ----------       ------
Outstanding at end of year................  21,043,040       $22.72        16,551,643       $26.89
                                            ==========       ======        ==========       ======
Options exercisable at year end...........   7,801,955       $26.79         3,060,247       $26.13
                                            ==========       ======        ==========       ======

Weighted average fair value of options
  granted (1999 excludes converted
  Newcourt options) during the year.......                   $ 4.50                         $ 6.87
                                                             ======                         ======

    On November 18, 1999, 5,985,714 options were granted to certain employees as part of a broad-based incentive program. The CIT options that were granted to replace Newcourt options become vested and exercisable in accordance with the original grants.

    The fair value of options granted was determined at the date of grant using the Black-Scholes option pricing model, which assumed the following.

                                     EXPECTED           AVERAGE             EXPECTED                RISK FREE
OPTION ISSUANCE                  OPTION LIFE RANGE   DIVIDEND YIELD     VOLATILITY RANGE       INTEREST RATE RANGE
---------------                  -----------------   --------------   ---------------------   ---------------------
2000...........................        3-5 years         2.82%                36.23%-43.51%             5.70%-6.77%
1999...........................        3-5 years         1.75%                28.93%-34.82%             4.61%-5.92%

    The following table summarizes information about stock options outstanding and options exercisable at December 31, 2000.

                                                      OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                           ------------------------------------------   ----------------------------
                                                          REMAINING       WEIGHTED                       WEIGHTED
                                             NUMBER      CONTRACTUAL      AVERAGE         NUMBER         AVERAGE
RANGE OF EXERCISE PRICE                    OUTSTANDING      LIFE       EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-----------------------                    -----------   -----------   --------------   -----------   --------------
$12.40 - $19.63..........................   7,144,308     9.7 years        $14.21           52,228        $12.86
$21.08 - $32.44..........................  12,847,904     7.9 years        $25.20        7,446,463        $25.99
$33.06 - $68.22..........................   1,050,828     7.3 years        $50.19          303,264        $49.04
                                           ----------                                    ---------
  Total..................................  21,043,040                                    7,801,955
                                           ==========                                    =========

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED)
EMPLOYEE STOCK PURCHASE PLAN

    In 1998, CIT adopted an Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, CIT is authorized to issue up to 1,000,000 shares of common stock to eligible employees. Under the terms of the ESPP, employees can choose to have between 1% and 10% of their base salary withheld to purchase CIT's stock at 85% of fair market value. During 2000, 1999 and 1998, CIT sold 207,177 shares, 132,084 shares and 21,214 shares, respectively, to participating employees under the ESPP.

RESTRICTED STOCK

    In January 2000, CIT issued 114,037 restricted shares in connection with the Bonus Plan. In addition, in January and November 2000, CIT issued 10,350 and 933 shares respectively in connection with awards to outside members of the Board of Directors. All shares were issued at fair market value. The per share value of the January 2000 Bonus Plan grant was $19.625. The per share values of the January and November 2000 Directors' grants were $19.625 and $16.75 respectively. Restricted shares issued in connection with the Bonus Plan vest on the third anniversary of the grant (January 2003). Restricted shares awarded to the outside members of the Board of Directors all vest one-third on the first, second and third anniversary of the grant date.

    On January 1, 2000, CIT issued 1,284,080 restricted shares in connection with the Performance Accelerated Restricted Share program. The shares were issued at a fair market value of $20.75. Restricted shares under this grant can vest on an accelerated basis in either three or four years (January 1, 2003 or 2004) based on earnings per share performance of CIT. If conditions for accelerated vesting are not met in either year, the remaining awards will vest on the fifth anniversary of grant (January 1, 2005).

    In January 1999, CIT issued 68,225 restricted shares in connection with the Bonus Plan. Such shares were issued at fair market value, which was $32.44 per share. The 1999 shares granted vest one-third on the first, second and third anniversary of the date of grant.

    The holder of restricted stock generally has the rights of a stockholder of CIT, including the right to vote and to receive cash dividends. Restricted stock of 1,446,032 shares and 945,606 shares was outstanding at December 31, 2000 and 1999. For the years ended December 31, 2000, 1999 and 1998, compensation expense recognized in connection with restricted stock was $13.2 million, $4.9 million and $5.2 million, respectively.

ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

    CIT has elected to apply Accounting Principles Board Opinion 25 ("APB 25") rather than the optional provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") in accounting for its stock-based compensation plans. Under APB 25, CIT does not recognize compensation expense on the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date. As required by SFAS 123, CIT has determined the pro forma information as if CIT had accounted for stock options granted under the fair value method of SFAS 123. Had the compensation cost of CIT's stock-based compensation plans been determined based on the operational provisions of SFAS 123, CIT's net income for 2000 and net income per diluted share would have been $591.8 million and $2.25, compared to $611.6 million and $2.33, as reported. For 1999, net income and net income per diluted share would

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED) have been $355.6 million and $2.03, compared to $389.4 million and $2.22, as reported. For 1998, net income and net income per diluted share would have been $333.4 million and $2.04, compared to $338.8 million and $2.08, as reported.

NOTE 17--LEASE COMMITMENTS

    CIT has entered into noncancellable long-term lease agreements for premises and equipment. The following table presents future minimum rentals under such noncancellable leases at December 31, 2000 ($ in millions).

YEARS ENDED DECEMBER 31,                                          AMOUNT
------------------------                                          ------
2001........................................................      $ 60.1
2002........................................................        53.5
2003........................................................        47.8
2004........................................................        41.6
2005........................................................        36.4
Thereafter..................................................        32.1
                                                                  ------
  Total.....................................................      $271.5
                                                                  ======

    In addition to fixed lease rentals, leases generally require payment of maintenance expenses and real estate taxes, both of which are subject to escalation provisions. Minimum payments have not been reduced by minimum sublease rentals of $54.8 million due in the future under noncancellable subleases.

    Rental expense, net of sublease income on premises and equipment, was as follows ($ in millions).

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                         ------------------------------
                                                           2000       1999       1998
                                                         --------   --------   --------
Premises...............................................   $47.7      $24.8      $17.1
Equipment..............................................    11.1        7.1        6.5
Less sublease income...................................    (5.7)      (1.3)      (1.3)
                                                          -----      -----      -----
  Total................................................   $53.1      $30.6      $22.3
                                                          =====      =====      =====

NOTE 18--LEGAL PROCEEDINGS

    In the ordinary course of business, there are various legal proceedings pending against CIT. Management believes that the aggregate liabilities, if any, arising from such actions will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of CIT.

NOTE 19--CREDIT-RELATED AND OTHER COMMITMENTS

    In the normal course of meeting the financing needs of its customers, CIT enters into various credit-related commitments. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. To minimize potential credit risk, CIT generally requires collateral and other credit-related terms and

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 19--CREDIT-RELATED AND OTHER COMMITMENTS (CONTINUED) conditions from the customer. At the time credit-related commitments are granted, management believes the fair value of the underlying collateral and guarantees approximates or exceeds the contractual amount of the commitment. In the event a customer defaults on the underlying transaction, the maximum potential loss to CIT will be the contractual amount outstanding less the value of all underlying collateral and guarantees.

    The accompanying table summarizes the contractual amounts of credit-related commitments ($ in millions).

                                                                     AT DECEMBER 31,
                                                     -----------------------------------------------
                                                        DUE TO EXPIRE
                                                     -------------------      TOTAL         TOTAL
                                                      WITHIN     AFTER     OUTSTANDING   OUTSTANDING
                                                     ONE YEAR   ONE YEAR      2000          1999
                                                     --------   --------   -----------   -----------
Unused commitments to extend credit:
  Financing and leasing assets.....................  $2,728.1    $371.4      $3,099.5      $3,128.1
Letters of credit and acceptances:
  Standby letters of credit........................     171.9       2.0         173.9         168.5
  Other letters of credit..........................     467.8      32.5         500.3         373.9
  Acceptances......................................       6.7        --           6.7          12.7
Guarantees.........................................     645.3        --         645.3         351.2

    During 2000 and 1999, we entered into agreements with both Airbus Industrie and the Boeing Company to purchase a total of 88 aircraft (at an estimated cost of approximately $5 billion), with options to acquire additional units, and with the flexibility to delay or terminate certain positions. Deliveries of these new aircraft are scheduled to take place over a five-year period, which started in the fourth quarter of 2000. Outstanding commitments to purchase aircraft, rail and other equipment from manufacturers to be placed on operating lease during 2001 totaled $694.0 million, of which $492.1 million have agreements in place to lease to third parties. Similar commitments to manufacturers for year 2000 purchases totaled $224.5 million at December 31, 1999.

NOTE 20--FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires disclosure of the estimated fair value of CIT's financial instruments, excluding leasing transactions accounted for under SFAS 13. The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument, assuming adequate market liquidity. Since no established trading market exists for a significant portion of CIT's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involving uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions or estimation methods may significantly affect the estimated fair values. Because of these limitations, management provides no assurance that the estimated fair values presented would necessarily be realized upon disposition or sale.

    Actual fair values in the marketplace are affected by other significant factors, such as supply and demand, investment trends and the motivations of buyers and sellers, which are not considered in the methodology used to determine the estimated fair values presented. In addition, fair value estimates

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 20--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of future business transactions and the value of assets and liabilities that are part of CIT's overall value but are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include customer base, operating lease equipment, premises and equipment, assets received in satisfaction of loans, and deferred tax balances. In addition, tax effects relating to the unrealized gains and losses (differences in estimated fair values and carrying values) have not been considered in these estimates and can have a significant effect on fair value estimates. The carrying amounts for cash and cash equivalents approximate fair value because they have short maturities and do not present significant credit risks. Credit-related commitments, as disclosed in
Note 19--"Credit-Related and Other Commitments", are primarily short term floating-rate contracts whose terms and conditions are individually negotiated, taking into account the creditworthiness of the customer and the nature, accessibility and quality of the collateral and guarantees. Therefore, the fair value of credit-related commitments, if exercised, would approximate their contractual amounts.

    Estimated fair values, recorded carrying values and various assumptions used in valuing CIT's financial instruments at December 31, 2000 and 1999 are set forth below ($ in millions).

                                                           2000                        1999
                                                 -------------------------   -------------------------
                                                  CARRYING      ESTIMATED     CARRYING      ESTIMATED
                                                    VALUE      FAIR VALUE       VALUE      FAIR VALUE
                                                    ASSET         ASSET         ASSET         ASSET
                                                 (LIABILITY)   (LIABILITY)   (LIABILITY)   (LIABILITY)
                                                 -----------   -----------   -----------   -----------
Finance receivables--loans(a)..................  $ 22,599.8    $ 22,878.4    $ 20,638.1    $ 20,726.4
Finance receivables held for sale..............     2,698.4       2,698.4       3,123.7       3,123.7
Other assets(b)................................     1,809.0       1,827.1       1,728.8       1,746.2
Commercial paper(c)............................    (9,063.5)     (9,063.5)     (8,974.0)     (8,974.0)
Fixed-rate senior notes and subordinated
  fixed-rate notes(d)..........................   (18,145.7)    (17,969.4)    (19,405.6)    (19,082.7)
Variable-rate senior notes(d)..................   (11,221.8)    (11,127.2)     (7,209.4)     (7,146.7)
Credit balances of factoring clients and other
  liabilities(d)(e)............................    (3,480.3)     (3,480.3)     (3,228.3)     (3,228.3)
Company-obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding solely debentures of the
  Company(f)...................................      (250.0)       (240.8)       (250.0)       (232.8)
Derivative financial instruments:(g)
  Interest rate swaps, net.....................       (15.5)       (229.2)       (125.4)       (134.0)
  Cross-currency swaps, net....................        (4.0)         (2.1)        (16.5)         13.8
  Foreign exchange forwards, net...............        84.7          60.3          25.4          19.1
  Bond forwards, net...........................          --          (2.2)         13.2          13.5

------------------------

(a) The fair value of performing fixed-rate loans was estimated based upon a present value discounted cash flow analysis, using interest rates that were being offered at the end of the year for loans with similar terms to borrowers of similar credit quality. Discount rates used in the present value calculation range from 8.14% to 10.01% for 2000 and 8.32% to 10.37% for 1999. The maturities used represent the average contractual maturities adjusted for prepayments. For floating-rate loans that reprice frequently and have no significant change in credit quality, fair value approximates

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 20--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) carrying value. The net carrying value of lease finance receivables not subject to fair value disclosure totaled $10.4 billion in 2000 and $10.0 billion in 1999.

(b) Other assets subject to fair value disclosure include accrued interest receivable, retained interests in securitizations and investment securities. The carrying amount of accrued interest receivable approximates fair value. Investment securities actively traded in a secondary market were valued using quoted available market prices. Investments not actively traded in a secondary market were valued based upon recent selling price or present value discounted cash flow analysis. The carrying value of other assets not subject to fair value disclosure totaled $1,202.2 million in 2000 and $618.6 million in 1999. Excluded from other assets is ($16.1) million net premium on foreign exchange forwards, which is included in this table under derivative financial instruments.

(c) The estimated fair value of commercial paper approximates carrying value due to the relatively short maturities.

(d) The carrying value of fixed-rate senior notes and subordinated fixed-rate notes includes $288.6 million and $256.6 million of accrued interest at December 31, 2000 and 1999, respectively. The variable-rate senior notes include $91.2 million and $62.2 million of accrued interest at December 31, 2000 and 1999, respectively. These amounts are excluded from the other liabilities balances in this table. The carrying value of the fixed-rate senior notes excludes the net carrying value of derivative financial instruments (as presented in this footnote and explained in footnote "g") of $86.0 million and $103.3 million at December 31, 2000 and 1999, respectively. These derivative financial instrument values are included in the fixed-rate senior notes on the Consolidated Balance Sheets. Fixed-rate notes were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates for issuances by CIT of similar term debt at the end of the year. Discount rates used in the present value calculation ranged from 6.10% to 8.31% in 2000 and 5.65% to 7.83% in 1999.

(e) The estimated fair value of credit balances of factoring clients approximates carrying value due to their short settlement terms. Other liabilities include accrued liabilities and deferred federal income taxes. Accrued liabilities and payables with no stated maturities have an estimated fair value that approximates carrying value. The carrying value of other liabilities not subject to fair value disclosure totaled $607.5 million in 2000 and $356.1 million in 1999.

(f) Company-obligated mandatorily redeemable preferred capital securities of subsidiary trust holding solely debentures of the Company were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates of similar issuances at the end of the year.

(g) CIT enters into derivative financial instruments for hedging purposes only. The 2000 and 1999 carrying values for interest rate swaps, cross-currency swaps and bond forwards represent purchase accounting adjustments associated with the instruments acquired from Newcourt and do not necessarily correlate directly with the presented fair values as CIT has other instruments that are carried only off-balance sheet. The carrying value balances will amortize as the instruments acquired mature. The carrying value for foreign exchange forwards is based on the change in spot rate from the initial contract date to the year end. The estimated fair values are obtained from dealer quotes and represent the net amount receivable or payable to terminate the agreement, taking into account current market interest rates and counter-party credit risk. See Note 9--"Derivative Financial Instruments" for notional principal amounts associated with the instruments.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 21--CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    CIT has in the past and may in the future enter into certain transactions with affiliates of CIT. It is anticipated that such transactions will be entered into at a fair market value for the transaction.

    CIT's interest-bearing deposits generally represent overnight money market investments of excess cash that are maintained for liquidity purposes. From time to time, CIT may maintain such deposits with DKB.

    At December 31, 2000 and December 31, 1999, CIT's credit line coverage totaled $8.5 billion and $8.4 billion, respectively, of committed facilities. At December 31, 2000, DKB was committed under a five-year, $3.7 billion revolving credit facility and a 364-day, $3.7 billion revolving credit facility for $173.5 million per facility. In addition, DKB was committed under a separate $333.9 million credit facility for $17.4 million. At December 31, 1999, DKB was a committed bank under a five-year, $3.7 billion revolving credit facility and a 364-day, $1.7 billion revolving credit facility for $210.0 million and $93.0 million, respectively. Additional information regarding these credit lines can be found in Note 8--"Debt."

    CIT has entered into interest rate swap and cross-currency interest rate swap agreements with financial institutions acting as principal counterparties, including affiliates of DKB. The notional principal amount outstanding on interest rate swap agreements with DKB totaled $200.0 million and $220.0 million at December 31, 2000 and 1999, respectively. The notional principal amount outstanding on foreign currency swaps with DKB totaled
$168.6 million at year end 2000 and 1999. CIT has entered into leveraged leasing arrangements with third party loan participants, including affiliates of DKB. Amounts owed to affiliates of DKB are $373.1 million at December 31, 2000 and $398.3 million at December 31, 1999.

    At December 31, 2000 and 1999, CIT has entered into credit-related commitments with DKB in the form of letters of credit totaling $19.5 million and $16.5 million, respectively, equal to the amount of the single lump sum premium necessary to provide group life insurance coverage to certain eligible retired employees and an amount to fund certain overseas finance receivables.

    CIT has entered into cash collateral loan agreements with DKB pursuant to which DKB made four loans to separate cash collateral trusts in order to provide additional security for payments on the certificates of the related securitization trusts. These securitization trusts were formed for the purpose of securitizing certain recreational vehicle and recreational marine finance receivables. At December 31, 2000 and 1999, the principal amount outstanding on the cash collateral loans with DKB was $8.9 million and $15.7 million, respectively.

NOTE 22--BUSINESS SEGMENT INFORMATION

MANAGEMENT'S POLICY IN IDENTIFYING REPORTABLE SEGMENTS

    CIT's reportable segments are comprised of strategic business units aggregated into segments based upon the commonality of their products, customers, distribution methods, operations and servicing, and the nature of their regulatory environment.

TYPES OF PRODUCTS AND SERVICES

    CIT has five reportable segments: Equipment Financing and Leasing, Vendor Technology Finance, Commercial Finance, Structured Finance and Consumer. Equipment Financing and Leasing, Vendor

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 22--BUSINESS SEGMENT INFORMATION (CONTINUED)
Technology Finance and Structured Finance offer secured lending and leasing products to midsize and larger companies across a variety of industries, including aerospace, construction, rail, machine tool, business aircraft, technology, manufacturing and transportation. For 1999, CIT's internal financial information combined Vendor Technology Finance and Structured Finance in the Vendor Technology Finance segment, due to the short period from the acquisition date to the end of the year and the business restructuring which took place as of year end. The Commercial Finance segment offers secured lending and receivables collection as well as other financial products to small and midsize companies. These include secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing. CIT's Consumer segment offers retail installment sale products to consumers focused primarily on home equity and retail sales financing secured by recreational vehicles and manufactured housing.

SEGMENT PROFIT AND ASSETS

    The accounting policies of the segments are the same as those described in
Note 2--"Summary of Significant Accounting Policies." Since CIT generates a majority of its revenue from interest, fees, and asset gains, management relies primarily on operating revenues to assess the performance of the segment. CIT also evaluates segment performance based on profit after income taxes, as well as asset growth, credit risk management and other factors.

    The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated managed assets total at or for the years ended December 31, 2000, 1999 and 1998. Goodwill amortization is allocated to Corporate and Other for purposes of the table.

                         EQUIPMENT       VENDOR                                                       CORPORATE
                       FINANCING AND   TECHNOLOGY   COMMERCIAL   STRUCTURED                TOTAL         AND       CONSOLIDATED
($ IN MILLIONS)           LEASING       FINANCE      FINANCE     FINANCE(1)   CONSUMER   SEGMENTS     OTHER(1)        TOTAL
---------------        -------------   ----------   ----------   ----------   --------   ---------   -----------   ------------
DECEMBER 31, 2000
Operating revenue....    $   969.4     $   540.0     $  499.1     $  175.3    $ 256.0    $ 2,439.8     $ (58.4)     $ 2,381.4
Income taxes.........        147.3          96.5        109.2         49.9       43.4        446.3       (72.4)         373.9
Net income...........        287.8         148.9        161.8         89.6       73.3        761.4      (149.8)         611.6
Total managed
  assets.............     26,465.2      10,809.7      7,693.7      2,691.9    7,240.4     54,900.9          --       54,900.9
DECEMBER 31, 1999
Operating revenue....        504.6         104.1        429.3           --      243.1      1,281.1       (12.9)       1,268.2
Income taxes.........        108.2           5.5        100.6           --       37.5        251.8       (44.2)         207.6
Net income...........        231.5           7.5        141.4           --       60.0        440.4       (51.0)         389.4
Total managed
  assets.............     19,206.1      15,879.8      7,002.1      2,071.2    7,274.1     51,433.3          --       51,433.3
DECEMBER 31, 1998
Operating revenue....        447.3            --        348.7           --      222.4      1,018.4        41.8        1,060.2
Income taxes.........         93.3            --         84.7           --       27.2        205.2       (20.2)         185.0
Net income...........        193.9            --        119.1           --       44.3        357.3       (18.5)         338.8
Total managed
  assets.............     13,367.0            --      4,996.2           --    7,771.2     26,134.4        81.9       26,216.3

--------------------------

(1) For 1998, Equity Investments is included in Corporate and Other. This unit is part of Structured Finance in 2000 and 1999.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 22--BUSINESS SEGMENT INFORMATION (CONTINUED)
    Finance income and other revenues derived from United States based financing and leasing assets were $5,215.6 million, $2,641.0 million and $2,129.9 million for the years ending December 31, 2000, 1999 and 1998, respectively. Finance income and other revenues derived from foreign based financing and leasing assets were $944.8 million, $275.7 million and $140.6 million for the years ending December 31, 2000, 1999 and 1998, respectively.

NOTE 23--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES

    The following table presents summarized consolidated financial information for CIT Holdings LLC and its wholly owned subsidiary, Capita Corporation (formerly AT&T Capital). CIT has guaranteed on a full and unconditional basis the existing registered debt securities and certain other indebtedness of these subsidiaries. Therefore, CIT has not presented related financial statements or other information for these subsidiaries on a stand-alone basis.

    The following summarized consolidated financial information reflects results as of and for the year ended December 31, 2000 and also the transfer of various subsidiaries amongst other CIT entities ($ in millions).

                                                          YEAR ENDED DECEMBER 31, 2000
                                                      -------------------------------------
                                                      CIT HOLDINGS LLC   CAPITA CORPORATION
                                                      ----------------   ------------------
Operating revenue...................................      $  710.7            $  442.5
Operating expenses..................................         451.5               308.2
                                                          --------            --------
Income before provision for income taxes............      $  259.2            $  134.3
Net income..........................................      $  176.0            $   98.1

                                                              AT DECEMBER 31, 2000
                                                      -------------------------------------
                                                      CIT HOLDINGS LLC   CAPITA CORPORATION
                                                      ----------------   ------------------
                                          ASSETS
Cash and cash equivalents.                            $           48.6   $            129.3
Financing and leasing assets.                                  6,781.5              5,294.7
Receivables from affiliates and other assets........         914.4               145.9
                                                          --------            --------
Total assets........................................      $7,744.5            $5,569.9
                                                          ========            ========

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Debt..............................................      $4,323.3            $3,879.6
  Other.............................................         477.0               326.2
                                                          --------            --------
Total liabilities...................................       4,800.3             4,205.8
Total shareholders' equity..........................       2,944.2             1,364.1
                                                          --------            --------
Total liabilities and shareholders' equity..........      $7,744.5            $5,569.9
                                                          ========            ========

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 24--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                            2000
                                                    ----------------------------------------------------
                                                     FIRST      SECOND     THIRD      FOURTH
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)           QUARTER    QUARTER    QUARTER    QUARTER      YEAR
-----------------------------------------           --------   --------   --------   --------   --------
Net finance margin................................   $349.1     $359.2     $370.5     $390.6    $1,469.4
Other revenue.....................................    238.2      232.3      224.2      217.3       912.0
Salaries and general operating expenses...........    268.2      257.5      250.2      259.3     1,035.2
Provision for credit losses.......................     61.6       64.0       65.8       63.8       255.2
Goodwill amortization.............................     20.5       20.6       22.7       22.5        86.3
Minority interest in subsidiary trust holding
  solely debentures of the Company................      4.8        4.8        4.8        4.8        19.2
Provision for income taxes........................     88.3       93.2       95.0       97.4       373.9
Net income........................................   $143.9     $151.4     $156.2     $160.1    $  611.6
Net income per diluted share......................   $ 0.55     $ 0.58     $ 0.60     $ 0.61    $   2.33

                                                                              1999
                                                      ----------------------------------------------------
                                                       FIRST      SECOND     THIRD      FOURTH
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)             QUARTER    QUARTER    QUARTER    QUARTER      YEAR
-----------------------------------------             --------   --------   --------   --------   --------
Net finance margin..................................   $212.1     $214.4     $218.2     $272.7     $917.4
Other revenue.......................................     64.7       74.8       81.9      129.4      350.8
Salaries and general operating expenses.............    105.8      108.0      110.2      192.0      516.0
Provision for credit losses.........................     21.9       23.8       32.2       32.4      110.3
Goodwill amortization...............................      3.2        5.0        4.9       12.6       25.7
Minority interest in subsidiary trust holding solely
  debentures of the Company.........................      4.8        4.8        4.8        4.8       19.2
Provision for income taxes..........................     49.2       51.3       51.1       56.0      207.6
Net income..........................................   $ 91.9     $ 96.3     $ 96.9     $104.3     $389.4
Net income per diluted share........................   $ 0.57     $ 0.59     $ 0.60     $ 0.49     $ 2.22

NOTE 25--SUBSEQUENT EVENT

    On March 13, 2001, Tyco International Ltd. (NYSE: TYC), a diversified manufacturing and service company, and CIT announced a definitive agreement whereby Tyco will acquire CIT. As part of this transaction, Tyco has entered into a purchase agreement with DKB for their approximate 27% interest (approximately 71 million shares) at a price of $35.02, in cash, per CIT share. The remaining shareholders will receive 0.6907 Tyco shares for each share of CIT in a tax-free, stock-for-stock exchange. The transaction, which is expected to close during the third quarter of 2001, is valued at $35.02 per share to CIT shareholders, or approximately $9.2 billion, based on Tyco's March 12, 2001 closing stock price.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Tyco Capital Ltd.

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Tyco Capital Ltd. (formerly Tyco Holdings (Bermuda) No. 9 Limited) at September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS
Hamilton, Bermuda
November 12, 2001

                               TYCO CAPITAL LTD.

                                 BALANCE SHEET

                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
                                  ASSETS
Intercompany receivable from parent.........................      $  7
                                                                  ----
Total assets................................................      $  7
                                                                  ====

                   LIABILITIES AND SHAREHOLDER'S EQUITY
Total liabilities...........................................      $ --
Shareholder's equity:
  Parent company investment.................................        12
  Accumulated deficit.......................................        (5)
                                                                  ----
Total shareholder's equity..................................         7
                                                                  ----
Total liabilities and shareholder's equity..................      $  7
                                                                  ====

    See accompanying notes to financial statement.

                               TYCO CAPITAL LTD.

                          NOTES TO FINANCIAL STATEMENT

NOTE 1--THE COMPANY

    Tyco Capital Ltd. ("Tyco Capital"; formerly Tyco Holdings (Bermuda) No. 9 Limited) was incorporated on February 25, 2000 as a Bermuda holding company and wholly-owned subsidiary of Tyco International Ltd. ("Tyco" or "Parent").

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. A separate income statement, statement of changes in shareholder's equity, and statement of cash flows have not been presented in the financial statements as activity from February 25, 2000 (inception) to September 30, 2000 was nominal (legal expenses of approximately $5,000).

NOTE 3--SUBSEQUENT EVENTS

    On October 5, 2001, Tyco Holdings (Bermuda) No. 9 Limited changed its name to Tyco Capital Ltd.

    On June 1, 2001, Tyco Capital Corporation (formerly known as The CIT Group, Inc.) was acquired by a wholly-owned subsidiary of Tyco, in a purchase business combination. Tyco Capital Corporation was contributed to Tyco Capital on November 8, 2001 and accordingly, as a company under the control of Tyco Capital Ltd., Tyco Capital Corporation will be reflected as a wholly-owned subsidiary of Tyco Capital Ltd. in its consolidated financial statements for periods beginning on June 2, 2001.

                       TYCO CAPITAL LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN MILLIONS)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2001           2000
                                                              -----------   -------------
                                                              (UNAUDITED)
                                                              (SUCCESSOR)   (PREDECESSOR)
                                         ASSETS
Financing and leasing assets:
  Loans and leases:
    Commercial..............................................   $28,085.0       $29,304.0
    Consumer................................................     2,780.7         4,193.5
                                                               ---------       ---------
    Finance receivables.....................................    30,865.7        33,497.5
    Reserve for credit losses...............................      (463.8)         (468.5)
                                                               ---------       ---------
    Net finance receivables.................................    30,401.9        33,029.0
    Operating lease equipment, net..........................     7,182.4         7,190.6
    Finance receivables held for sale.......................     2,073.9         2,698.4
Cash and cash equivalents...................................       900.2           812.1
Goodwill and other intangible assets, net...................     6,101.7         1,964.6
Other assets................................................     5,234.4         2,995.1
                                                               ---------       ---------
Total assets................................................   $51,894.5       $48,689.8
                                                               =========       =========
                          LIABILITIES AND SHAREHOLDER'S EQUITY
Debt:
  Commercial paper..........................................   $ 9,155.8       $ 9,063.5
  Variable rate senior notes................................     9,856.3        11,130.5
  Fixed rate senior notes...................................    17,646.6        17,571.1
  Subordinated fixed rate notes.............................       100.0           200.0
                                                               ---------       ---------
Total debt..................................................    36,758.7        37,965.1
Credit balances of factoring clients........................     1,945.3         2,179.9
Accrued liabilities and payables............................     2,413.2         2,287.6
                                                               ---------       ---------
Total liabilities...........................................    41,117.2        42,432.6
Tyco Capital Corporation obligated mandatorily redeemable
  preferred securities of subsidiary trust holding solely
  debentures of Tyco Capital Corporation....................       260.0           250.0
Shareholder's equity:
  Parent company investment.................................    10,445.6              --
  Common stock..............................................          --             2.7
  Paid-in capital...........................................          --         3,527.2
  Retained earnings.........................................        77.0         2,603.3
  Treasury stock, at cost...................................          --          (137.7)
                                                               ---------       ---------
                                                                10,522.6         5,995.5
Accumulated other comprehensive (loss) income...............        (5.3)           11.7
                                                               ---------       ---------
Total shareholder's equity..................................    10,517.3         6,007.2
                                                               ---------       ---------
Total liabilities and shareholder's equity..................   $51,894.5       $48,689.8
                                                               =========       =========

    See accompanying notes to consolidated financial statements (unaudited).

                       TYCO CAPITAL LTD. AND SUBSIDIARIES

                   CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

                                 (IN MILLIONS)

                                                  JUNE 2 THROUGH   JANUARY 1 THROUGH   SIX MONTHS ENDED
                                                  JUNE 30, 2001      JUNE 1, 2001       JUNE 30, 2000
                                                  --------------   -----------------   ----------------
                                                   (SUCCESSOR)       (PREDECESSOR)      (PREDECESSOR)
Finance income..................................      $417.9           $2,298.8            $2,530.6
Interest expense................................       161.8            1,022.7             1,202.8
                                                      ------           --------            --------
Net finance income..............................       256.1            1,276.1             1,327.8
Depreciation on operating lease equipment.......       110.0              588.1               619.5
                                                      ------           --------            --------
Net finance margin..............................       146.1              688.0               708.3
Other revenue, net..............................        95.9              237.5               470.5
                                                      ------           --------            --------
Operating revenue...............................       242.0              925.5             1,178.8
                                                      ------           --------            --------
Salaries and general operating expenses.........        85.4              446.0               525.7
Provision for credit losses.....................        18.6              216.4               125.6
Goodwill amortization...........................        14.4               37.8                41.1
Acquisition related costs.......................          --               54.0                  --
                                                      ------           --------            --------
Operating expenses..............................       118.4              754.2               692.4
                                                      ------           --------            --------
Income before income taxes......................       123.6              171.3               486.4
Provision for income taxes......................       (45.7)             (85.1)             (184.8)
Minority interest in subsidiary trust holding
solely debentures of Tyco Capital Corporation,
  after tax.....................................        (0.9)              (4.9)               (6.3)
                                                      ------           --------            --------
Net income......................................      $ 77.0           $   81.3            $  295.3
                                                      ======           ========            ========

    See accompanying notes to consolidated financial statements (unaudited).

                       TYCO CAPITAL LTD. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (UNAUDITED)

                                 (IN MILLIONS)

                                                                                                  ACCUMULATED
                                          PARENT                                                     OTHER            TOTAL
                                         COMPANY      COMMON    PAID-IN    TREASURY   RETAINED   COMPREHENSIVE    SHAREHOLDER'S
                                        INVESTMENT    STOCK     CAPITAL     STOCK     EARNINGS   INCOME (LOSS)       EQUITY
                                        ----------   --------   --------   --------   --------   --------------   -------------
Tyco Capital (predecessor) balance,
  December 31, 2000...................  $      --     $  2.7    $3,527.2   $(137.7)   $2,603.3       $ 11.7         $ 6,007.2
                                                                                                                    ---------
Net income............................                                                   81.3                            81.3
Foreign currency translation
  adjustments.........................                                                                (33.7)            (33.7)
Cumulative effect of new accounting
  principle...........................                                                               (146.5)           (146.5)
Change in fair values of derivatives
  qualifying as cash flow hedges......                                                                  0.6               0.6
                                                                                                                    ---------
Total comprehensive loss..............                                                                                  (98.3)
                                                                                                                    ---------
Cash dividends........................                                                  (52.9)                          (52.9)
Issuance of treasury stock............                                        27.6                                       27.6
Restricted common stock grants........                              12.4                                                 12.4
                                        ---------     ------    --------   -------    --------       ------         ---------
Tyco Capital (predecessor), June 1,
  2001................................         --        2.7     3,539.6    (110.1)   2,631.7        (167.9)          5,896.0
Recapitalization at acquistion........    3,539.6         --    (3,539.6)       --         --            --                --
Effect of push-down accounting of
  Tyco's purchase price on Tyco
  Capital's net assets................    5,945.1       (2.7)         --     110.1    (2,631.7)       167.9           3,588.7
                                        ---------     ------    --------   -------    --------       ------         ---------
Tyco Capital (successor), June 1,
  2001................................    9,484.7         --          --        --         --            --           9,484.7
                                                                                                                    ---------
Net income............................                                                   77.0                            77.0
Foreign currency translation
  adjustments.........................                                                                 13.0              13.0
Change in fair values of derivatives
  qualifying as cashflow hedges.......                                                                (18.3)            (18.3)
                                                                                                                    ---------
Total comprehensive income............                                                                                   71.7
                                                                                                                    ---------
Capital contribution from Parent......      960.9                                                                       960.9
                                        ---------     ------    --------   -------    --------       ------         ---------
Tyco Capital (successor), June 30,
  2001................................  $10,445.6     $   --    $     --   $    --    $  77.0        $ (5.3)        $10,517.3
                                        ---------     ------    --------   -------    --------       ------         ---------

    See accompanying notes to consolidated financial statements (unaudited).

                       TYCO CAPITAL LTD. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                 (IN MILLIONS)

                                                                        JANUARY 1
                                                     JUNE 2 THROUGH      THROUGH       SIX MONTHS
                                                     JUNE 30, 2001    JUNE 1, 2001    JUNE 30, 2000
                                                     --------------   -------------   -------------
                                                      (SUCCESSOR)     (PREDECESSOR)   (PREDECESSOR)
CASH FLOWS FROM OPERATIONS
Net income.........................................     $   77.0        $    81.3       $   295.3
Adjustments to reconcile net income to net cash
  flows from operations:
  Provision for credit losses......................         18.6            216.4           125.6
  Depreciation and amortization....................        127.9            642.4           686.2
  Non-recurring charges............................           --             78.1              --
  Provision (benefit) for deferred federal income
    taxes..........................................         23.3            (20.2)           69.8
  Gains on equipment, receivable and investment
    sales..........................................        (47.8)           (96.3)         (192.8)
  (Increase) decrease in other assets..............       (183.9)            69.9           (64.5)
  (Decrease) increase in accrued liabilities and
    payables.......................................       (155.5)            55.7           (89.0)
  Other............................................        (17.4)            34.9            11.7
                                                        --------        ---------       ---------
Net cash flows (used for) provided by operations...       (157.8)         1,062.2           842.3
                                                        --------        ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans extended.....................................     (4,223.1)       (20,803.0)      (24,203.2)
Collections on loans...............................      3,457.4         18,520.2        20,395.9
Proceeds from asset and receivable sales...........      1,782.5          2,879.6         3,004.5
Purchases of assets to be leased...................       (237.2)          (694.0)         (946.3)
Net decrease (increase) in short-term factoring
  receivables......................................         21.2           (131.0)         (217.0)
Purchase of finance receivable portfolios..........           --               --          (870.7)
Other..............................................         (2.3)           (24.4)          (12.6)
                                                        --------        ---------       ---------
Net cash flows provided by (used for) investing
  activities.......................................        798.5           (252.6)       (2,849.4)
                                                        --------        ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of variable and fixed rate notes........     (1,482.0)        (6,491.5)       (5,294.8)
Proceeds from the issuance of variable and fixed
  rate notes.......................................           --          6,246.6         6,883.7
Net (decrease) increase in commercial paper........       (721.2)           813.6           382.2
Capital contribution from Parent...................        288.6               --              --
Net collection (repayments) of non-recourse
  leveraged lease debt.............................         17.7             (8.7)          (90.5)
Cash dividends paid................................           --            (52.9)          (53.3)
Treasury stock issued (purchased)..................           --             27.6           (48.0)
                                                        --------        ---------       ---------
Net cash flows (used for) provided by financing
  activities.......................................     (1,896.9)           534.7         1,779.3
                                                        --------        ---------       ---------
Net (decrease) increase in cash and cash
  equivalents......................................     (1,256.2)         1,344.3          (227.8)
Cash and cash equivalents, beginning of period.....      2,156.4            812.1         1,073.4
                                                        --------        ---------       ---------
Cash and cash equivalents, end of period...........     $  900.2        $ 2,156.4       $   845.6
                                                        ========        =========       =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  ACTIVITIES:
  Push-down of purchase price by Parent (Notes 1
    and 2).........................................     $     --        $ 9,484.7       $      --
                                                        ========        =========       =========

    See accompanying notes to consolidated financial statements (unaudited).

                       TYCO CAPITAL LTD. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The unaudited financial statements presented herein include the consolidated accounts of Tyco Capital Ltd. (formerly Tyco Holdings (Bermuda) No. 9 Limited) and its subsidiaries ("Tyco Capital" or the "Company"). Substantially all of Tyco Capital's operating activities are performed by Tyco Capital Corporation (formerly The CIT Group, Inc.), acquired on June 1, 2001 by a wholly-owned subsidiary of Tyco International Ltd. ("Tyco" or "Parent") in a purchase business combination. Tyco Capital Corporation was contributed to Tyco Capital on November 8, 2001 and accordingly, as a company under the control of Tyco Capital Ltd., Tyco Capital Corporation is reflected as a wholly-owned subsidiary of Tyco Capital in its financial statements for periods beginning on June 2, 2001. In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco plus related purchase accounting adjustments have been "pushed-down" and recorded in Tyco Capital's financial statements for the period subsequent to June 1, 2001. This resulted in a new basis of accounting reflecting the fair market value of its assets and liabilities for the "successor" period beginning June 2, 2001. Information for all "predecessor" periods prior to the acquisition is presented using Tyco Capital Corporation's historical basis of accounting.

    These financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, do not include all of the information and note disclosures required by generally accepted accounting principles in the United States and should be read in conjunction with The CIT Group Inc.'s and Tyco Capital's audited financial statements, included elsewhere in this document. These financial statements are unaudited, but in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of Tyco Capital's financial position and results of operations.

    ACCOUNTING PRONOUNCEMENTS--During September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125." SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and is effective for recognition and reclassification of collateral and for disclosures for fiscal years ending after December 15, 2000. The adoption of this statement has not had a significant impact on the accounting for, or the structure of, our securitization transactions.

    In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, companies will be required to review goodwill and intangible assets reported in connection with prior acquisitions, possibly disaggregate and report separately previously identified intangible assets and possibly reclassify certain intangible assets into goodwill. SFAS No. 142 establishes new guidelines on accounting for goodwill and other intangible assets. Tyco Capital expects to implement SFAS No. 142 at its earliest allowable adoption date, October 1, 2001. Upon adoption, existing goodwill will no longer be amortized, but instead will be assessed for impairment at least as often as annually. Goodwill resulting from acquisitions, if any, initiated after June 30, 2001 will be immediately subject to the nonamortization provisions of SFAS No. 142. The Company is currently assessing the impact of these new standards. Goodwill amortization expense was $37.8 million and $14.4 million for the periods January 1 through June 1, 2001 and June 2 through June 30, 2001, respectively.

                       TYCO CAPITAL LTD. AND SUBSIDIARIES

NOTE 2--ACQUISITION BY TYCO INTERNATIONAL LTD.

    The purchase price paid by Tyco plus related purchase accounting adjustments was valued at approximately $9.5 billion and is presented as "Parent company investment" as of June 1, 2001 in the Consolidated Statement of Changes in Shareholder's Equity. The $9.5 billion value consisted of the following: the exchange of approximately 192.5 million outstanding CIT common shares (including exchangeable shares) for Tyco common shares at 0.6907 per share valued at $6,650.4 million; the purchase of 71 million common shares from The Dai-Ichi Kangyo Bank, Limited at $35.02 per share for $2,486.4 million in cash; the estimated fair value of stock options of $318.6 million; and $29.2 million in acquisition-related costs incurred by Tyco.

    As of the acquisition date, Tyco Capital Corporation recorded each asset and liability at its estimated fair value, which amount is subject to future adjustment when appraisal or other valuation data are obtained. Approximately $4.2 billion of incremental goodwill and other intangible assets were recorded, which represents the excess of the transaction purchase price over the fair value of Tyco Capital Corporation's net assets and purchase accounting liabilities. Goodwill and other intangible assets are being amortized on a straight-line basis over periods ranging from 5 to 40 years.

    As part of Tyco Capital Corporation's integration with Tyco, the Company has begun to formulate workforce reduction and exit plans. As of June 30, 2001, management determined that approximately 350 corporate and administrative employees would be terminated and announced the benefit arrangements to those employees. As a result, $39.1 million in severance costs and other related exit costs were accrued.

    At June 30, 2001, a total of $48.3 million in purchase accounting reserves remained in the Consolidated Balance Sheet. The total consists of $39.1 million related to the integration of Tyco Capital Corporation and Tyco and $9.2 million related to lease termination costs associated with Tyco Capital Corporation's acquisition of Newcourt in 1999.

NOTE 3--DERIVATIVE FINANCIAL INSTRUMENTS

    The FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which became effective for Tyco Capital Corporation on January 1, 2001. SFAS No. 133 was amended by SFAS No. 137 and SFAS No. 138. Under SFAS No. 133, as amended, all derivative instruments are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in shareholder's equity, and contractual cash flows, along with the related impact of the hedged items, continue to be recognized in earnings. Any ineffective portion of a hedge is reported in earnings as it occurs.

    The ineffective portion of changes in fair values of hedge positions reported in earnings for the predecessor period April 1 through June 1, 2001, amounted to $0.6 million before income taxes, or $0.4 million after taxes, and was recorded as an increase to interest expense. The ineffective portion of changes in fair values of hedge positions included in earnings for the successor period June 2 through June 30, 2001 was $0.5 million before income taxes, or $0.3 million after taxes.

    On January 1, 2001, Tyco Capital Corporation recorded a $146.5 million, net of tax, cumulative effect adjustment to Accumulated Other Comprehensive Loss, a separate component of shareholder's equity, for derivatives qualifying as hedges of future cash flows to reflect the new accounting standard

                       TYCO CAPITAL LTD. AND SUBSIDIARIES

NOTE 3--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED) for derivatives. As described in Note 1, in conjunction with the Tyco acquisition, "push-down" accounting for business combinations was implemented as of the June 1 acquisition date. Accordingly, the cumulative effect adjustment, as well as all other components of the Accumulated Other Comprehensive Loss account was eliminated as of the acquisition date.

    The components of the adjustment to Accumulated Other Comprehensive Loss for derivatives qualifying as hedges of future cash flows at January 1, 2001 and the balance outstanding at June 1, 2001 and June 30, 2001 are presented in the following table ($ in millions):

                                                 ADJUSTMENT OF
                                                 FAIR VALUE OF   INCOME TAX        TOTAL
                                                  DERIVATIVES     EFFECTS     UNREALIZED LOSS
                                                 -------------   ----------   ---------------
Balance at January 1, 2001 (predecessor).......     $236.2         $(89.7)        $146.5
Changes in values of derivatives qualifying as
  cash flow hedges.............................       (1.0)           0.4           (0.6)
                                                    ------         ------         ------
Balance at June 1, 2001 (predecessor)..........      235.2          (89.3)         145.9
Effect of push-down accounting.................     (235.2)          89.3         (145.9)
                                                    ------         ------         ------
Balance at June 1, 2001 (successor)............         --             --             --
Changes in values of derivatives qualifying as
  cash flow hedges.............................       29.5          (11.2)          18.3
                                                    ------         ------         ------
Balance at June 30, 2001 (successor)...........     $ 29.5         $(11.2)        $ 18.3
                                                    ======         ======         ======

    The unrealized losses presented in the preceding table reflect our use of interest rate swaps to convert variable-rate debt to fixed-rate debt. These losses were caused by market interest rates that declined during the respective periods. During the period January 1 through June 1, 2001, approximately
$19.3 million, net of tax, was reflected in earnings for the interest differential on our interest rate swaps and for the period June 2 through June 30, 2001 approximately $7.7 million, net of tax, was recorded. Assuming no change in interest rates, we expect approximately $13.2 million, net of tax, of Accumulated Other Comprehensive Loss to be reclassified to earnings over the next twelve months. This amount will change as interest rates change in the future. The Accumulated Other Comprehensive Loss (along with the corresponding swap liability) will be re-measured as market interest rates change over the remaining life of the swaps.

    Tyco Capital uses derivatives for hedging purposes only, and does not enter into derivative financial instruments for trading or speculative purposes. As part of managing the exposure to changes in market interest rates, Tyco Capital, as an end-user, enters into various interest rate swap transactions, all of which are transacted in over-the-counter markets, with other financial institutions acting as principal counterparties. To ensure both appropriate use as a hedge and hedge accounting treatment, all derivatives entered into are designated according to a hedge objective against a specified liability, including senior notes and commercial paper. Tyco Capital's primary hedge objectives include the conversion of variable-rate liabilities to fixed-rates, and the conversion of fixed-rate liabilities to variable-rates. The notional amounts, rates, indices and maturities of Tyco Capital's derivatives are required to closely match the related terms of Tyco Capital's hedged liabilities. The following table

                       TYCO CAPITAL LTD. AND SUBSIDIARIES

NOTE 3--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED) presents the notional amounts of interest rate swaps by class and the corresponding hedged liability position at June 30, 2001 ($ in millions):

INTEREST RATE SWAPS                     NOTIONAL AMOUNT                DESCRIPTION
-------------------                     ---------------   --------------------------------------
Floating to fixed-rate swaps..........      $6,843.0      Converts the interest rate on an
                                                          equivalent amount of commercial paper
                                                          and variable-rate senior notes to a
                                                          fixed-rate. These swaps have
                                                          maturities ranging from 2001-2027.
Fixed to floating-rate swaps..........       1,344.8      Converts the interest rate on an
                                                          equivalent amount of fixed-rate senior
                                                          notes to a variable-rate. These swaps
                                                          have maturities ranging from
                                                          2003-2008.
                                            --------
Total interest rate swaps.............      $8,187.8
                                            ========

    Tyco Capital also utilizes foreign currency exchange forward contracts to hedge foreign currency risk related to its net investments in foreign operations and cross currency interest rate swaps to hedge foreign debt. At June 30, 2001, Tyco Capital was party to foreign currency exchange forward contracts with notional amounts of $3.5 billion and maturities ranging from 2001 to 2004. Tyco Capital was also party to cross currency interest rate swaps with a notional amount of $1.7 billion and maturities ranging from 2002 to 2027. These swaps hedge both foreign currency and interest rate risk.

NOTE 4--BUSINESS SEGMENT INFORMATION

    The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated managed assets totals at or for the six month periods ended June 30, 2001 and 2000. The financial information included in the following table combines January 1 through June 1, 2001 (the "predecessor period") and June 2 through June 30, 2001 (the "successor period") in order to present "combined" financial results for the six months ended June 30, 2001. Goodwill and other intangible assets amortization is allocated to Corporate for purposes of the table. For the predecessor period January 1 through June 1, 2001, Corporate recorded a non-recurring charge of $221.6 million
($158.0 million after-tax) consisting of the following: provision of $89.5 million for certain non-strategic and under-performing equipment leasing and loan portfolios, primarily in the telecommunications industry, of which the Company expects to dispose; write-downs of $78.1 million for certain equity investments in the telecommunications industry and e-commerce markets of which the Company plans to dispose; and transaction costs of $54.0 million incurred by Tyco Capital Corporation prior to and in connection with its acquisition by Tyco. The transaction costs are presented separately in our Consolidated Income Statement, while the remaining charges have been included in Provision for credit losses, and Other revenue, net, respectively.

    During the three months ended March 31, 2001, Tyco Capital Corporation transferred financing and leasing assets from Equipment Financing to Specialty Finance. Prior year segment balances have not been restated to conform to the current year asset transfers as it is impractical to do so. In addition, Vendor Technology Finance was combined into Specialty Finance consistent with how

                       TYCO CAPITAL LTD. AND SUBSIDIARIES

NOTE 4--BUSINESS SEGMENT INFORMATION (CONTINUED) activities are reported internally to management effective as of June 30, 2001. We have reclassified comparative prior period information to reflect this change.

                                EQUIPMENT
                                FINANCING    SPECIALTY   COMMERCIAL   STRUCTURED    TOTAL                 CONSOLIDATED
                               AND LEASING    FINANCE     FINANCE     FINANCE(1)   SEGMENTS   CORPORATE      TOTAL
($ IN MILLIONS)                -----------   ---------   ----------   ----------   --------   ---------   ------------
AS AT AND FOR THE COMBINED
  SIX MONTHS ENDED JUNE 30,
  2001
Operating revenue............    $  404.5    $  503.2     $ 248.7       $  61.5    $1,217.9    $(50.4)      $1,167.5
Net income...................       142.4       122.7        87.8          20.8       373.7    (215.4)         158.3
Total managed assets.........    21,927.1    18,377.2     7,776.0       3,007.6    51,087.9        --       51,087.9
AS AT AND FOR THE SIX MONTHS
  ENDED JUNE 30, 2000
Operating revenue............    $  338.4    $  516.1     $ 241.8       $ 104.5    $1,200.8    $(22.0)      $1,178.8
Net income...................       133.1       100.0        74.3          54.7       362.1     (66.8)         295.3
Total managed assets.........    19,835.9    23,730.4     7,581.8       2,222.8    53,370.9        --       53,370.9

------------------------

(1) The June 30, 2000 balances are conformed to include Equity Investments in Structured Finance, which had previously been reported within Corporate.

NOTE 5--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES

    The following table shows summarized consolidated financial information for Tyco Capital Holdings LLC and its wholly-owned subsidiary, Capita Corporation (formerly AT&T Capital Corporation). The financial information included in the following table combines the predecessor period and the successor period in order to present "combined" results for the six months ended June 30, 2001. Tyco Capital Corporation has guaranteed on a full and unconditional basis the existing registered debt securities and certain other indebtedness of these subsidiaries. Therefore, Tyco Capital has not presented related financial statements or other information for these subsidiaries on a stand-alone basis. The following summarized consolidated financial information reflects balance sheet and

                       TYCO CAPITAL LTD. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

NOTE 5--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED) income statement results as of and for the combined six months ended June 30, 2001, including the transfer of various subsidiaries to other Tyco Capital entities ($ in millions):

                                                                  COMBINED SIX MONTHS ENDED
                                                                        JUNE 30, 2001
                                                              ---------------------------------
                                                              TYCO CAPITAL
                                                              HOLDINGS LLC   CAPITA CORPORATION
                                                              ------------   ------------------
Operating revenue...........................................    $  302.7          $  201.8
Operating expenses..........................................       259.9             194.9
                                                                --------          --------
Income before income taxes..................................    $   42.8          $    6.9
                                                                --------          --------
Net loss....................................................    $  (12.2)         $  (31.2)
                                                                --------          --------
                                                                      AT JUNE 30, 2001
                                                              ---------------------------------
                           ASSETS
Cash and cash equivalents...................................    $  192.3          $  106.3
Financing and leasing assets................................     6,331.4           4,705.2
Receivables from affiliates and other assets................     1,083.4             192.8
                                                                --------          --------
Total assets................................................    $7,607.1          $5,004.3
                                                                ========          ========
            LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Debt......................................................    $3,908.0          $3,354.1
  Other.....................................................       398.4             317.4
                                                                --------          --------
Total liabilities...........................................     4,306.4           3,671.5
Total shareholder's equity..................................     3,300.7           1,332.8
                                                                --------          --------
Total liabilities and shareholder's equity..................    $7,607.1          $5,004.3
                                                                ========          ========

NOTE 6--RELATED PARTY TRANSACTION

    In June 2001, the Company received a capital contribution consisting primarily of a $400 million note receivable from Tyco, Tyco International Ltd. common shares valued at $302 million and $275 million in cash. The note did not bear interest and has since been paid. This note receivable is included in Other assets in the Consolidated Balance Sheet at June 30, 2001. Intercompany payable to Parent was $13.1 million at June 30, 2001 and is included in accrued liabilities and payables in the Consolidated Balance Sheet. Beginning after June 1, 2001 (the date of Tyco Capital Corporation's acquisition by Tyco), Tyco began charging Tyco Capital a management fee equal to 1% of operating revenue for the estimated costs of services provided to the Company by Tyco, primarily related to the tax, audit, legal, human resource and treasury functions. The consolidated financial statements reflect this fee, which is included in salaries and general operating expenses in the Consolidated Statement of Operations.

NOTE 7--SUBSEQUENT EVENT

    On September 28, 2001, Tyco Capital Corporation changed its reported fiscal year end from December 31 to September 30. Tyco Capital Ltd's next consolidated audited financial statements will cover the nine-month transition period from January 1, 2001 to September 30, 2001.

    On October 5, 2001, Tyco Holdings (Bermuda) No. 9 Limited changed its name to Tyco Capital Ltd.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    Prior to Tyco's acquisition of Tyco Capital Corporation, the independent auditor for The CIT Group, Inc., a Delaware corporation and Tyco Capital Corporation's predecessor was KPMG LLP. The independent auditor for Tyco is PricewaterhouseCoopers ("PwC"). On June 1, 2001, in connection with the acquisition, Tyco and CIT jointly determined that Tyco Capital Corporation would terminate its audit engagement with KPMG and enter into an audit engagement with PwC, in order to facilitate the auditing of Tyco's consolidated financial statements. Tyco Capital Corporation's Board of Directors approved the appointment of PwC as the independent auditors for Tyco Capital Corporation.

    In connection with the audits of the two fiscal years ended December 31, 2000, and the subsequent interim period through June 1, 2001 there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

    The audit reports of KPMG LLP on the consolidated financial statements of The CIT Group, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

(A) FINANCIAL STATEMENTS

    The following financial statements are filed herewith as part of Item 13. Financial Statements and Supplementary Data.


The CIT Group, Inc. (subsequently renamed Tyco Capital
  Corporation):
  Independent Auditors' Report (KPMG LLP)
  Consolidated Balance Sheets as of December 31, 2000 and
    1999
  Consolidated Statements of Income for the years ended
    December 31, 2000, 1999 and 1998
  Consolidated Statements of Changes in Stockholders' Equity
    for the years ended December 31, 2000, 1999 and 1998
  Consolidated Statements of Cash Flows for the years ended
    December 31, 2000, 1999 and 1998
  Notes to Consolidated Financial Statements
Tyco Capital Ltd.:
  Report of Independent Accountants (PricewaterhouseCoopers)
  Balance Sheet as of September 30, 2000
  Notes to Financial Statement
Tyco Capital Ltd. Interim Financial Statements:
  Unaudited Consolidated Balance Sheet as of June 30, 2001
    (successor) and Consolidated Balance Sheet as of
    December 31, 2000 (predecessor)
  Unaudited Consolidated Income Statements for the period
    January 1, 2001 through June 1, 2001 (predecessor), June
    2, 2001 through June 30, 2001 (successor), and January
    1, 2000 through June 30, 2000 (predecessor)
  Unaudited Consolidated Statements of Changes in
    Shareholder's Equity for the period January 1, 2001
    through June 1, 2001 (predecessor) and June 2, 2001
    through June 30, 2001 (successor)
  Unaudited Consolidated Statements of Cash Flows for the
    period January 1, 2001 through June 1, 2001
    (predecessor), June 2, 2001 through June 30, 2001
    (successor), and January 1, 2000 through June 30, 2000
    (predecessor)
  Notes to Consolidated Financial Statements (Unaudited)

(B) EXHIBITS

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
3.1.........            Memorandum of Association of Registrant
3.2.........            Bye-laws of Registrant
4.1.........            Form of Guarantee by Tyco Capital Ltd. of 5 7/8% Notes due
                        October 15, 2008 issued by Tyco Capital Corporation

Undertaking

    The registrant hereby undertakes, pursuant to Regulation S-K, Item 601(b), paragraph (4)(iii), to furnish to the Securities and Exchange Commission upon request all constituent instruments defining the rights of holders of long-term debt of the registrant and its consolidated subsidiaries not filed herewith for the reason that the total amount of securities authorized under any of such instruments does not exceed 10% of the total consolidated assets of the registrant and its consolidated subsidiaries.

                                   SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 13, 2001                                TYCO CAPITAL LTD.
                                                       (Registrant)

                                                       By:              /s/ MARK H. SWARTZ
                                                            -----------------------------------------
                                                                          Mark H. Swartz
                                                                          VICE PRESIDENT
                                                                    (DULY AUTHORIZED OFFICER)

                                                       By:             /s/ JOSEPH M. LEONE
                                                            -----------------------------------------
                                                                         Joseph M. Leone
                                                                        VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER
                                                               (PRINCIPAL ACCOUNTING AND FINANCIAL
                                                                             OFFICER)

                               INDEX TO EXHIBITS

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
         3.1            Memorandum of Association of Registrant

         3.2            Bye-laws of Registrant

         4.1            Form of Guarantee by Tyco Capital Ltd. of 5 7/8% Notes due
                        October 15, 2008 issued by Tyco Capital Corporation